Exhibit 10.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

WATERMARK FOUNTAINS OWNER, LLC
Dated as of April 9, 2015

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TABLE OF CONTENTS
(continued)

7.14.	Subsidiaries; Authorized Signatories	51
ARTICLE 8.	BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR	52
8.01.	Books of Account	52
8.02.	Fiscal Year	52
8.03.	Bank Accounts	52
8.04.	Financial Statements	53
8.05.	Tax Returns; Tax Matters Partner	55
8.06.	Tax Elections	56
ARTICLE 9.	TRANSFERS AND PLEDGES OF INTERESTS	56
9.01.	Restrictions on Transfers and Pledges of Interests	56
9.02.	Conditions Applicable to All Transfers	57
9.03.	Admission of Transferee	59
ARTICLE 10.	FORCED SALE OF THE PROPERTIES	59
10.01.	Initiation of Forced Sale; Sale of Interest	59
10.02.	Closing of the Purchase	61
10.03.	Sale of the Properties	64
10.04.	Special Provisions	66
ARTICLE 11.	DISSOLUTION AND LIQUIDATION; EVENTS OF DEFAULT	66
11.01.	Events Causing Dissolution	66
11.02.	Right to Continue Business of the Venture	66
11.03.	Distributions Upon Dissolution	67
ARTICLE 12.	FINANCING; RECOURSE OBLIGATIONS	67
12.01.	Financing	67
12.02.	Guaranties	67
12.03.	Release and Substitution of Guaranties	68
ARTICLE 13.	REPRESENTATIONS AND WARRANTIES	69
13.01.	Representations and Warranties of the Members	69
13.02.	Representations and Warranties by the TFG Member	70
ARTICLE 14.	MISCELLANEOUS PROVISIONS	71
14.01.	Compliance with LLC Act	71
14.02.	Additional Actions and Documents	71
14.03.	Notices	71
14.04.	Expenses	72
14.05.	Exculpation	72
14.06.	Time of the Essence	72
14.07.	Ownership of Venture Assets	72
14.08.	Status Reports	73
14.09.	Survival	73
14.10.	Waivers	73
14.11.	Exercise of Rights	73
14.12.	Binding Effect	73
14.13.	Limitation on Benefits of this Agreement	74
14.14.	Severability	74
14.15.	Amendment Procedure	74
14.16.	Entire Agreement	74

ii

TABLE OF CONTENTS
(continued)

14.17.	Headings	74
14.18.	Governing Law	74
14.19.	Execution in Counterparts	74
14.20.	Consents and Approvals	74
14.21.	Indemnification	75
14.22.	Business Day Extension	75
14.23.	Consent to Jurisdiction	75
14.24.	No Presumption	76
14.25.	Press Releases; Confidentiality	76
14.26.	Cooperation of Administrative Member	77
14.27.	Subsidiaries	77
14.28.	Brokerage	77
14.29.	Usury Savings	77
ARTICLE 15.	BUY-SELL	77
15.01.	Buy/Sell Arrangements	77

EXHIBITS

Exhibit A	Certificate of Formation
Exhibit B	Properties and Real Property Legal Descriptions
Exhibit C-1	Organizational Structure Chart
Exhibit C-2	Capital Contributions and Percentage Interests
Exhibit D	Approved Business Plan and Budget – 2015
Exhibit E	Insurance
Exhibit F-1	Asset Management Reporting Requirements
Exhibit F-2	Standard Financial Reporting Package
Exhibit G	Sources and Uses Statement
Exhibit H	Form of Operating Lease
Exhibit I	Form of Contribution Agreement
Exhibit J	Adjacent Parcels
Exhibit K	Form of Management Agreement
Exhibit L	Form of Master Lease Agreement

iii

THIS LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) of WATERMARK FOUNTAINS OWNER, LLC, a Delaware limited liability company (the “Venture”), is entered into as of April 9, 2015, by and between WATERMARK FOUNTAINS INVESTMENTS, LLC, a Delaware limited liability company (together with its permitted successors and assigns in its capacity as a Member, the “TFG Member”), and FOUNTAINS PROPERTY NT-HCI, LLC, a Delaware limited liability company (together with its permitted successors and assigns in its capacity as a Member, the “NorthStar Member”).
W I T N E S S E T H:
WHEREAS, the Venture was formed pursuant to the provisions of the Limited Liability Company Act of the State of Delaware (as amended from time to time, the “LLC Act”) by the filing of the Certificate of Formation of the Venture (as the same may be amended, supplemented or modified from time to time in accordance with the provisions of this Agreement, the “Certificate”) with the Delaware Secretary of State on February 26, 2015, a copy of which Certificate is attached hereto as Exhibit A;
WHEREAS, Fountains Portfolio Owner LLC, a Delaware limited liability company (“Buyer”), an Affiliate of the NorthStar Member, has entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of February 18, 2015, by and among the seller parties thereto, as seller, and the Buyer, as buyer, as amended by (a) that certain Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated as of March 25, 2015, (b) that certain Second Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated as of April 1, 2015, (c) that certain Third Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated as of April 8, 2015, and (d) that certain Fourth Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Purchase Agreement”), for the acquisition of the Fountains Properties;
WHEREAS, the Venture owns 100% of the limited liability company interest in each of the Owners as shown on the organizational structure chart attached hereto as Exhibit C-1;
WHEREAS, in accordance with the applicable terms of this Agreement, on or prior to the closing under the Purchase Agreement, the NorthStar Member shall cause Buyer either (1) to assign to the Venture or applicable Subsidiaries all or a portion of its right, title and interest in the Purchase Agreement relating to the Properties, or (1) to designate each of the applicable Subsidiaries to take title to the applicable Property on the Closing Date; and
WHEREAS, the parties hereto desire to operate the Venture as a limited liability company under the LLC Act and to set forth their respective rights and obligations vis-à-vis the Venture.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereto hereby set forth their agreement as follows:

ARTICLE 1.
DEFINITIONS
1.01.    Defined Terms. Unless the context otherwise specifies or requires, capitalized terms used herein shall have the following respective meanings:
“Additional Capital Contributions” is defined in Section 5.02(b).
“Additional Capital Contribution Date” is defined in Section 5.02(b).
“Additional Capital Contribution Request” is defined in Section 5.02(b).
“Adjacent Parcels” is defined in Section 7.11(h).
“Adjusted Capital Account” is defined in Section 6.02.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account, as of a specified time, after giving effect to the following adjustments:
(a)    credit to such Capital Account any amounts that such Member is obligated to restore or deemed obligated to restore pursuant to Regulations Section 1.704‑1(b)(2)(ii)(c) and the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5); and
(b)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Administrative Member” means whichever of the NorthStar Member or the TFG Member is the Member entitled to exercise the rights of the Administrative Member under this Agreement. As of the date hereof, the TFG Member is the Administrative Member of the Venture.
“Affiliate” means, when used with reference to a specified Person, (a) any member, partner, shareholder, director, officer or employee of such Person, (b) any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the specified Person, or (c) with respect to the NorthStar Member, any Person that is a strategic partnered vehicle of NSAM.
“Affiliate Agreement” means any agreement or contract between the Venture or any Subsidiary, on the one hand, and either Member or any Affiliate of either Member, on the other hand.
“Agreement” is defined in the Preamble to this Agreement.

“Annual Report” is defined in Section 8.04(a).
“Approved Business Plan and Budget” is defined in Section 7.07(b)(i).
“Bank Account” is defined in Section 8.03.
“Bankrupt” means, and a Person shall be deemed “Bankrupt” upon: (i) the entry of a final, nonappealable decree or order for relief of the Person by a court of competent jurisdiction in any involuntary case involving the Person under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for the Person or for all or substantially all of the Person’s assets or property which appointment is not discharged within 90 days; (iii) the ordering of the winding up or liquidation of the Person’s affairs; (iv) the filing with respect to the Person of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days; (v) the commencement by the Person of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (vi) the consent by the Person to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for the Person or for all or substantially all of the Person’s assets or property; (vii) the making by the Person of any general assignment for the benefit of creditors; or (viii) the admission in writing by the Person of its inability to pay its debts as such debts become due.
“Book Value” means, with respect to any Venture Asset, the asset’s adjusted basis for federal income tax purposes, except that, in accordance with the rules set forth in Regulations Section 1.704-1(b)(iv):
(a)    the initial Book Value of any asset contributed (or deemed contributed) to the Venture shall be its gross fair market value at the time of contribution (or deemed contribution) as determined by the NorthStar Member;
(b)    the Book Value of any asset distributed or deemed distributed by the Venture to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value at such time as determined by the NorthStar Member;
(c)    the Book Values of all Venture assets may, in the NorthStar Member’s discretion, be adjusted to equal their respective gross fair market values, as determined by the NorthStar Member, as of:
(i)    the date of the acquisition of an additional Interest in the Venture by any new or existing Member in exchange for a contribution to the capital of the Venture;
(ii)    upon any distribution in liquidation of the Venture, or the distribution by the Venture to a retiring or continuing Member of money or other assets of the Venture in reduction of such Member’s Interest in the Venture; or

(iii)    any other event upon which the Regulations permit an adjustment to the book value of a Venture Asset.
(d)    the Book Values of all Venture assets shall be adjusted to reflect any adjustments to the adjusted basis of any assets of the Venture pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); and
(e)    if the Book Value of an asset has been determined pursuant to clause (a), (c) or (d) above, such Book Value shall thereafter be adjusted for depreciation and amortization deductions based on the asset’s Book Value as so determined, and not on the asset’s adjusted tax basis.
The foregoing definition of Book Value is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States and any other day on which banks in the State of New York (or to the extent related to a specific Property, the State in which such Property is located) are required or permitted to be closed shall not be regarded as a business day.
“Buy/Sell Closing” is defined in Section 15.01(c).
“Buy/Sell Closing Date” is defined in Section 15.01(c).
“Buy/Sell Deposit” is defined in Section 15.01(b)(i).
“Buy/Sell Escrow Agent” is defined in Section 15.01(b)(i).
“Buy/Sell Lockout End Date” means (a) with respect to the NorthStar Member, the third (3rd) anniversary of the date hereof and (b) with respect to the TFG Member, the date that is six (6) years and three (3) months after the date hereof.
“Buy/Sell Offer Notice” is defined in Section 15.01(a).
“Buy/Sell Price” is defined in Section 15.01(a).
“Buy/Sell Transaction” is defined in Section 15.01(b).
“Buyer” is defined in the Recitals to this Agreement.
“Capital Account” means, with respect to any Member, the capital account of such Member maintained pursuant to Section 6.01, including all additions thereto and subtractions therefrom pursuant to this Agreement.

“Capital Contribution” means any property (including cash) contributed (or deemed contributed) to the Venture by or on behalf of a Member; provided, that solely for purposes of determining IRR and Outstanding Capital Contributions (including for purposes of determining the Preferred Return), amounts treated as Priority Contributions shall not be treated as Capital Contributions.
“Capital Improvement” means any renewal, replacement and improvement to any Property which in accordance with GAAP must be capitalized.
“Certificate” is defined in the Recitals to this Agreement.
“Charges” means, for a given period of time, a sum equal to the aggregate of the expenditures, charges and costs of the Venture and its Subsidiaries (but without duplication) for such period of time in accordance with the terms of this Agreement, determined on a cash basis of accounting. Notwithstanding the foregoing, there shall be excluded from Charges: (a) all non-cash items such as depreciation; (b) amounts distributed to the Members pursuant to this Agreement; (c) all costs, charges, expenses or other expenditures deducted from the proceeds of a Major Capital Event to determine the Net Extraordinary Cash Flow; (d) any expense, cost, charge or other expenditure to the extent such expense, cost or charge was paid from Reserves; and (e) any expenses, obligations or liabilities incurred by a Member (or its Affiliates) in connection with the formation of the Venture and the entering into of this Agreement which are specifically stated to be those of the such Member or its Affiliates (rather than the Venture) under this Agreement.
“Closing Date” is defined in Section 7.11.
“Code” means the Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Committed Capital Contributions” is defined in Section 5.02(a).
“Committed Capital Contribution Date” is defined in Section 5.02(a).
“Committed Capital Contribution Request” is defined in Section 5.02(a).
“Confidential Information” is defined in Section 14.25(b).
“Contract” means any service, maintenance or other contract or agreement affecting the management, operation or use of any Property.
“Contributing Member” is defined in Section 5.02(c).
“Contribution Agreement” is defined in Section 12.02(a).
“Control”, “Controls” and “Controlled by” means the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the general partner, manager, managing member, asset manager, officer or director of the Person in question), (i) to direct or cause the direction of the management and policies of a Person or (ii) to conduct the day-to-day business operations of a Person including the making of certain discretionary investments (and, for the avoidance of doubt, the Members acknowledge that NSAM may still have Control of a Person notwithstanding that such Person may have an independent board or other governing body that has ultimate approval over decisions and policies of such Person); provided, that solely for the purpose of determining whether a particular contract constitutes an Affiliate Agreement, “Control” (as such term is used in the definition of “Affiliate”) shall be deemed to include, with reference to a Person, the ownership, directly or indirectly through one or more intermediaries, of 10% or more of the equity interests in such Person.
“Control and Ownership Requirement” is defined in Section 9.01(b)(ii).
“CPI” is defined in Section 7.07(b)(iii).
“CPI‑Budget Year” is defined in Section 7.07(b)(iii).
“Default Rate” means the lesser of (a) 18% per annum, compounded monthly, and (b) the maximum interest rate permitted by law.
“Defaulting Member” is defined in Section 5.04.
“Deposit” shall have the meaning set forth in the Purchase Agreement.
“Disability” means, with respect to any Person, any condition that will prevent or materially hinder such Person from discharging his duties on behalf of the TFG Member for any period of forty-five (45) consecutive days or a total of one hundred-twenty (120) days in any six (6) month period or is adjudicated mentally incompetent by a court.
“Distributions” means distributions of Net Ordinary Cash Flows and Net Extraordinary Cash Flows to a Member pursuant to Section 6.05(a) (other than clause (i) thereof), Section 6.05(b) (other than clause (i) thereof) or Section 11.03 (except to the extent that clause (i) of Section 6.05(b) is applicable with respect thereto).
“Draft Annual Plan and Budget” is defined in Section 7.07(a).
“Due Care” means to act in good faith and exercising the usual and customary standard of care, skill, prudence and diligence of an experienced and prudent real estate professional in the conduct of a real estate joint venture enterprise of a like character and with similar goals and objectives as the Venture, taking into account the expected risks and rewards of investing in real estate projects comparable to the Properties.
“Emergency Expense” means an expense which is necessary to (a) prevent an immediate threat to the health, safety or welfare of any resident or other person in the immediate vicinity of any Property, (b) prevent immediate damage or loss to any Property, (c) avoid the suspension of essential services to, or essential licenses at, a Property, or (d) avoid criminal or civil liability on the part of the Venture or any Subsidiary with respect to activities at any Property or pursuant to this Agreement.
“ERLA” means that certain Early Rate-Lock Application dated as of the date hereof, by and among the applicable Subsidiaries and subsidiaries of Master Lease Landlord, collectively as borrower, and CBRE Capital Markets, Inc., as lender.
“ERLA Deposit” means any good-faith, diligence, rate lock or other deposit, or other amount, required to be paid or posted by any Subsidiary or subsidiary of Master Lease Landlord pursuant to the terms of the ERLA.
“Event of Default” means, with respect to a Member, the occurrence of any of the following events by or in respect of such Member:
(a)    fraud by such Member, any Affiliate of such Member or, in the case of the TFG Member, the Key Principals, in each case related to or in connection with this Agreement, the Venture, any Subsidiary or any Property;
(b)    gross negligence, willful misconduct, willful breach, misappropriation or misapplication of Venture or Subsidiary funds by such Member, any Affiliate of such Member or, in the case of the TFG Member, the Key Principals, in each case related to or in connection with this Agreement, the Venture, any Subsidiary or any Property;
(c)    such Member or, in the case of the TFG Member, any Key Principal or the Manager (so long as such Person is an Affiliate of the TFG Member), is convicted of any crime (whether or not a felony) involving fraud, theft, misappropriation of funds, or moral turpitude and such crime is committed against or with respect to (i) the other Member, any Affiliate of the other Member, the Venture, or any Subsidiary, the Operating Venture or any subsidiary thereof or (ii) any other Person;
(d)    such Member or, in the case of the TFG Member, any Key Principal, becomes Bankrupt;
(e)    a Transfer by, or with respect to, a Member’s direct or indirect Interests in violation of Article 9;
(f)    the failure of the TFG Member to satisfy the Control and Ownership Requirement at any time;
(g)    the failure of such Member to perform any of its material obligations under this Agreement or the breach by such Member of any of the material terms, conditions, representations, warranties or covenants of this Agreement and a continuation of such failure or breach for more than thirty (30) days after notice from the other Member; provided, that (i) if such failure or breach is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended so long as the defaulting Member, in good faith, commences all reasonable curative efforts within five (5)

Business Days of its receipt of such notice and diligently and expeditiously continues its curative efforts to completion and (ii) it is agreed by the Members that, notwithstanding that certain actions may be required by a date certain pursuant to another provision of this Agreement, such actions shall be deemed susceptible of cure and shall be deemed to have been cured in the event that such action subsequently occurs within the cure periods otherwise permitted in this clause (g), and neither the Venture nor any Member is adversely affected in any material respect as a result of such failure to take such action by the applicable date certain;
(h)    an “Event of Default” (as such term is defined in the Operating Venture Agreement) occurs under the Operating Venture Agreement; or
(i)    an “Event of Default” (as such term is defined in the Master Lease Agreement) occurs under the Master Lease Agreement (other than any such Event of Default consisting of a breach or failure to comply by Master Lease Tenant with its covenants under Section 17.3 of the Master Lease Agreement which continues beyond any applicable notice and cure period).
For purposes of any of the acts or events described in clause (a), (b) or (c) of this definition committed by an individual, such act or event shall not constitute an “Event of Default” if (1) in the case of the TFG Member, such act or event is not the result of an action or inaction by a Key Principal, (2) notice of such act or event shall have been delivered to the other Member promptly after the senior management of such Member (which, with respect to the TFG Member, shall mean a Key Principal) learns of such act or event, and (3) such individual’s employment with such Member and its Affiliates is terminated.
“Excess Promote Distribution” is defined in Section 6.05(d).
“Exculpated Party” is defined in Section 14.05.
“Failed Acquisition Venture Costs” means the out-of-pocket expenses incurred by the Members (or their Affiliates) on account of due diligence, travel, consultants, attorneys, environmental studies and other pre-acquisition costs related to any Fountains Property (to the extent that such Property is not ultimately acquired by the Venture or its Subsidiaries or such Master Lease Property is not ultimately acquired by Master Landlord).
“Family Member” means, with respect to any Person, (a) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person, or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (b) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by a person described in clause (a) above, or (c) a trust, custodial account or guardianship administered primarily for the benefit of a person described in clause (a) above.
“Fiscal Year” is defined in Section 8.02.

“Forced Sale Deposit” is defined in Section 10.01(c).
“Forced Sale Lockout End Date” means (a) with respect to the NorthStar Member, the third (3rd) anniversary of the date hereof, and (b) with respect to the TFG Member, the date that is six (6) years and three (3) months after the date hereof.
“Forced Sale Price” is defined in Section 10.01(a).
“Fountains Properties” means, individually or collectively, as the context so requires, each of the Properties and Master Lease Properties.
“GAAP” means generally accepted accounting principles in the United States consistently applied.
“Governmental Payor” means any state or federal health care program providing medical assistance, health care insurance, or other coverage of health care items or services for eligible individuals, including the Medicare program more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the Medicaid program more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder.
“Guaranties” is defined in Section 12.02(a).
“Indemnitee” is defined in Section 14.21(a).
“Indemnity Laws” is defined in Section 14.21(d).
“Independent Sales Agent” is defined in Section 10.03(a).
“Initial Acceptance Notice” is defined in Section 10.01(b).
“Initial Acceptance Period” is defined in Section 10.01(b).
“Initial Capital Contribution” is defined in Section 5.01.
“Initial Consultant” is defined in Section 7.05(g).
“Initial Consultant Meeting” is defined in Section 7.05(g).
“Initial Forced Sale Deposit” is defined in Section 10.01(b).
“Initiating Member” is defined in Section 10.01(a).
“Interest” means, as to any Member, all of the interest of that Member in the Venture, including, without limitation, such Member’s (a) right to a distributive share of the income, gain, losses and deductions of the Venture in accordance with this Agreement, and (b) right to a distributive share of Venture Assets.

“Interest Closing Date” is defined in Section 10.02(a).
“Interest Purchase Price” is defined in Section 10.01(d).
“Investing Member” is defined in Section 7.11(c)
“IRR” means, as to any Member, the actual internal rate of return on the sum of Capital Contributions made to the Venture by such Member and made to the Operating Venture by such Member’s Affiliated member of the Operating Venture (including the return of such Capital Contributions), compounded monthly, and calculated using the “XIRR” spreadsheet function in Microsoft Excel (Version 2007 (SP2)), where values is an array of values with such Capital Contributions being negative values and Distributions as positive values and the corresponding dates in the array are the actual dates that such Capital Contributions are made and Distributions are made, and will be calculated with monthly compounding using the following formula: =((1+XIRR)^(1/12)-1)*12; provided, that for purposes of determining whether any Member has received any particular IRR, there shall also be taken into account “Distributions” of “Net Ordinary Cash Flows” and “Net Extraordinary Cash Flows” (as each such term is defined in the Operating Venture Agreement) to such Member’s Affiliate pursuant to Section 6.05(a) (other than clause (i) thereof), Section 6.05(b) (other than clause (i) thereof) or Section 11.03 (except to the extent that clause (i) of Section 6.05(b) is applicable with respect thereto) of the Operating Venture Agreement.
“Key Principals” means David Freshwater and David Barnes, each an individual.
“Lesser Price Offer” is defined in Section 10.03(b).
“Lender” is defined in Section 12.02.
“Loan Documents” mean any loan agreement, promissory note or other evidence of indebtedness evidencing a Mortgage Loan and all mortgages and security agreements, assignments, financing statements, pledges, collateral security agreements and any other agreements delivered in connection with a Mortgage Loan, and any replacement, renewal, extension, substitution, addition, supplement, amendment or modification of any of the foregoing.
“LLC Act” is defined in the Recitals to this Agreement.
“Major Capital Event” means any extraordinary transaction with respect to the Venture, any Subsidiary or any Property which generates cash receipts other than ordinary operating income, including, without limitation, sales of real or personal property (other than sales of personal property in the ordinary course of business), sales of interests in a Subsidiary, financings, refinancings and borrowings (whether secured or unsecured) by the Venture or a Subsidiary, condemnations (and conveyances in lieu thereof), recoveries relating to damage to any Property, receipts of insurance proceeds relating to damage to any Property and receipts of “key-man” insurance proceeds relating to any principal, officer and/or employee of the Venture or a Subsidiary.
“Major Decisions” is defined in Section 7.02.

“Management Agreement” means that certain Management Agreement to be entered into between each Subsidiary of the Operating Venture, as owner, and Manager, as manager, with respect to each Property in substantially for the form attached hereto as Exhibit K or such other form as may be approved from time to time by the Members, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms of the Operating Venture Agreement.
“Manager” means, with respect to each Property, Watermark Retirement Communities, Inc., an Arizona corporation, or any Person that shall succeed such Person as the “manager” under a Management Agreement for such Property in accordance with the terms of the Operating Venture Agreement.
“Marketing Period” is defined in Section 10.03(a).
“Master Lease Agreement” means that certain Master Lease Agreement to be entered into on the Closing Date by and between Master Lease Landlord, as landlord, and Master Lease Tenant, as tenant, in substantially the form attached hereto as Exhibit L, as the same may be amended, supplemented, replaced or otherwise modified from time to time.
“Master Lease Landlord” means, collectively, the applicable landlord entities under the Master Lease Agreement, together with their respective successors and assigns.
“Master Lease Properties” means each of the “Facilities” (as such term is defined in the Master Lease Agreement) and related property demised under the Master Lease Agreement from time to time.
“Master Lease Tenant” means Watermark Fountains Tenant, LLC, a Delaware limited liability company, together with its permitted successors and assigns.
“Material Casualty/Condemnation” is defined in Section 7.05(b)(iii).
“Member” means, at any time, any Person admitted and remaining as a member of the Venture pursuant to the terms of this Agreement. As of the date of this Agreement, the Members of the Venture are the NorthStar Member and the TFG Member.
“Millbrook Lease” means that certain Lease Agreement dated September 8, 2000, by and between The Fountains Senior Properties of New York, Inc., a New York corporation, as lessor, and Watermark NY Tenant, as lessee, as assigned pursuant to that certain Assignment and Assumption of Lease Agreement dated July 1, 2005, by and between The Fountains Senior Properties of New York, Inc., a New York Corporation, as assignor, and Sunrise IV Millbrook SL, LLC, a Delaware limited liability company, as assignee, as amended by that certain First Amendment to Lease Agreement dated July 1, 2005, by and between Sunrise IV Millbrook SL, LLC, a Delaware limited liability company, as lessor, Watermark NY Tenant, as lessee, as further amended by that certain Second Amendment to Lease Agreement dated January 1, 2008, by and between Sunrise IV Millbrook SL, LLC, a Delaware limited liability company, as lessor, and Watermark NY Tenant, as lessee, as further amended by that certain Third Amendment to Lease Agreement dated October

23, 2009, by and between Sunrise IV Millbrook SL, LLC, a Delaware limited liability company, as lessor, and Watermark NY Tenant, as lessee, as further amended by that certain Fourth Amendment to Lease Agreement dated January 1, 2011, by and between Fountains Millbrook SL, LLC (f/k/a Sunrise IV Millbrook SL, LLC), a Delaware limited liability company, as lessor, and Watermark NY Tenant, as lessee.
“Millbrook Management Agreement” means that certain Facility Management Agreement, dated as of December 6, 2011, by and between Manager, as manager, and Watermark NY Tenant, as lessee.
“Minimum Required NOI” means, with respect to any applicable period, an amount equal to eighty-five percent (85%) of the budgeted Net Operating Income of the Fountains Properties (taken as a whole) as set forth in the Approved Business Plan and Budget for such period, as the same may be adjusted in accordance with Section 7.05(b)(iii).
“Monthly Report” is defined in Section 8.04(c).
“Mortgage Loan” means any mortgage loan entered (or to be entered) into by the Venture or any Subsidiary which is (or will be) secured by a mortgage lien on the Properties or any Property which are approved in accordance with the applicable provisions of this Agreement, as any of the same may be amended, restated, supplemented, or otherwise modified (including, without limitation, and any division or splitting of any of the foregoing into one or more component or separate loans as may be contemplated under the applicable documents evidencing, securing and governing the applicable Mortgage Loan) from time to time, and approved in accordance with the applicable provisions of this Agreement.
“Net Extraordinary Cash Flow” means the amount, if any, remaining after subtracting from cash receipts arising from a Major Capital Event (a) all expenses of the Venture or a Subsidiary related to such Major Capital Event, (b) the debts and liabilities of the Venture or a Subsidiary to the extent paid or satisfied in connection with such Major Capital Event, and (c) Reserves established by the NorthStar Member or, in the case of a Mortgage Loan, any Reserves required by the applicable lender to be funded out of the loan proceeds, in connection with such Major Capital Event (it being understood that the reduction or release of any such Reserves, other than for payment of the items for which the applicable Reserve was established, shall be treated as Net Extraordinary Cash Flow). Net Extraordinary Cash Flow shall be determined on the cash basis of accounting.
“Net Income” and “Net Loss” means, respectively, for each taxable year or part thereof, the taxable income and taxable loss of the Venture for such period as determined for U.S. federal income tax purposes (inclusive of items required to be separately accounted for under Section 703(a) of the Code); provided, that for purposes of determining Net Income and Net Loss and each item thereof (and not for income tax purposes) (a) there shall be taken into account any tax exempt income of the Venture, (b) any expenditures of the Venture which are described in Section 705(a)(2)(B) of the Code or which are deemed to be described in Section 705(a)(2)(B) of the Code pursuant to Regulations under Section 704(b) of the Code shall be treated as deductible expenses, (c) if any Venture Asset has a Book Value which differs from its adjusted tax basis as determined for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such Venture Asset shall be computed based upon the Venture Asset’s Book Value rather than its adjusted tax basis, (d) if the Book Value of any Venture Asset is adjusted pursuant to clauses (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss for purposes of computing Net Income and Net Loss. Items of income, gain, deductions, and loss allocated pursuant to Section 6.03, including “nonrecourse deductions” and “partner nonrecourse deductions,” shall be excluded from the computation of Net Income and Net Loss.
“Net Operating Income” means, for any given period of time, an amount equal to (a) the Operating Revenues for such period less (b) the Operating Expenses for such period.
“Net Ordinary Cash Flow” means, for any given period of time, the Receipts for such period less the Charges for such period. The amount of any released Reserves that are not used to pay Charges shall be treated as “Receipts” in accordance with the definition thereof, and the establishment and any additions or increases to Reserves shall be treated as “Charges” in accordance with the definition thereof. Net Ordinary Cash Flow shall be determined on the cash basis of accounting.
“Non-Contributing Member” is defined in Section 5.02(c).
“Non-Discretionary Expenses” means payments made to third parties on account of: (a) mandatory payments of principal and interest required under Loan Documents evidencing debt of the Venture or any Subsidiaries; (b) Emergency Expenses; or (c) other non-discretionary expenditures such as real estate taxes, insurance premiums, utility charges, and other third-party non-discretionary expenses of a similar nature if the failure to pay the same would result in a default under a Loan, the suspension of any essential service or license relating to a Property or any other material and adverse effect on a Property or the senior housing facility located thereon.
“Non-Initiating Member” is defined in Section 10.01(a).
“Non-Investing Member” is defined in Section 7.11(c).
“NorthStar Interest Amount” is defined in Section 15.01(a).
“NorthStar Member” is defined in the Preamble to this Agreement.
“NorthStar Parties” is defined in the Section 12.02(a).
“NorthStar Recourse Party” means NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership, together with its successors and assigns.
“NSAM” means NorthStar Asset Management Group Inc., a Delaware corporation, together with its successors and assigns.
“OFAC Programs” is defined in Section 13.01(a)(h).
“Offeree Member” is defined in Section 15.01(a).

“Offeror Member” is defined in Section 15.01(a).
“Operating Expenses” means the sum of (i) with respect to the Properties, all costs and expenses incurred by the Operating Venture or any subsidiary thereof, determined on an accrual basis in accordance with GAAP, relating to the operation, maintenance, repair, use, and management of the Properties, including utilities, repairs and maintenance, insurance premiums, real estate taxes, property management fees paid to Manager in accordance with the Management Agreements and the amount of any capital expenditure reserves, but excluding (a) Minimum Rent (and, if applicable, Percentage Rent) paid pursuant to the Operating Leases, (b) actual capital expenditures and (c) depreciation, amortization, and other non-cash expenses of the Properties; provided, that such costs and expenses shall be subject to reasonable adjustment by the NorthStar Member to normalize such costs and expenses, and (ii) with respect to the Master Lease Properties, all costs and expenses incurred by Master Lease Tenant (or any Subtenant (as defined in the Master Lease Agreement) thereof), determined on an accrual basis in accordance with GAAP, relating to the operation, maintenance, repair, use, and management of the Master Lease Properties, including utilities, repairs and maintenance, insurance, real estate taxes (including, without limitation, payroll and related taxes), advertising expenses, equipment lease payments, a property management fee equal to the product of (x) five percent (5.0%) multiplied by (y) Operating Revenue of the Master Lease Properties, and the amount of capital expenditure reserves required under the Master Lease Agreement, but excluding (a) Minimum Rent (as defined in the Master Lease Agreement), (b) actual Property Management Fees (as defined in the Master Lease Agreement), (c) refunds made of Refundable Entrance Fees (as defined in the Master Lease Agreement), (d) actual capital expenditures and (e) depreciation, amortization, and other non-cash expenses of the Master Lease Properties; provided, that such costs and expenses shall be subject to reasonable adjustment by Master Lease Landlord to normalize such costs and expenses.
“Operating Lease” is defined in Section 7.13.
“Operating Revenues” means the sum of (i) with respect to the Properties, all revenue derived from the operation of the Properties and received by the Operating Venture or any subsidiary thereof from whatever source, determined on an accrual basis in accordance with GAAP, but excluding (a) sales, use, and occupancy or other taxes on receipts required to be accounted for by the Operating Venture (or any subsidiary thereof) to any governmental authority, (b) non-recurring revenues as reasonably determined by the NorthStar Member (e.g., proceeds from a sale of assets or refinancing), (c) insurance proceeds from damage to any Property or other Operating Venture asset (other than business interruption or other loss of income insurance related to business interruption or loss of income for the Properties), and (d) any proceeds from the permitted sale or refinancing of any portion of the Properties or other Operating Venture asset, or recapitalization of the Venture, any Subsidiary or the Operating Venture or any subsidiary thereof, and (ii) with respect to the Master Lease Properties, all revenue derived from the operation of the Master Lease Properties and received by Master Lease Tenant (or any Subtenant (as defined in the Master Lease Agreement) thereof) from whatever source, determined on an accrual basis in accordance with GAAP (including the amortized portion of the non-refundable portion of Entrance Fees (as defined in the Master Lease Agreement)), but excluding (a) sales, use, and occupancy or other taxes on receipts required to be accounted for by Master Lease Tenant to any governmental authority, (b) non-recurring revenues as reasonably determined by Master Lease Landlord (e.g., proceeds from a sale of assets or refinancing), (c) insurance proceeds from damage to any Master Lease Property (other than business interruption or other loss of income insurance related to business interruption or loss of income for the Master Lease Properties), and (d) any proceeds from the permitted sale or refinancing of any portion of the Master Lease Properties or recapitalization of Master Lease Tenant. In addition, revenue accrued but not paid in cash during an accounting period shall be adjusted for an allowance for doubtful accounts in a manner consistent with historical net realizable value.
“Operating Venture” means Watermark Fountains Operator, LLC, a Delaware limited liability company.
“Operating Venture Agreement” means that certain Limited Liability Company Agreement of the Operating Venture, to be entered into on the Closing Date between the TFG Member and Fountains Operations NT-HCI, LLC (an Affiliate of the NorthStar Member), as the same may be amended, supplemented, restated or otherwise modified from time to time.
“Outstanding Capital Contributions” is defined in Section 5.02(e).
“Owner” each of the entities set forth on Exhibit B attached hereto under the heading “Property Owner”.
“PBTE Cure Notice” is defined in Section 7.05(b)(ii).
“PBTE Cure Payment” is defined in Section 7.05(b)(ii).
“PBTE Notice” is defined in Section 7.05(b)(ii).
“Percentage Interest” means, with respect to any Member, initially, the Percentage Interest of such Member as set forth on Exhibit C-2 attached hereto, as such amount may be adjusted from time to time pursuant to Section 5.02(c). No adjustment shall be made in Percentage Interests on account of any distributions notwithstanding that the same may reduce or constitute a full or partial return of such Member’s Outstanding Capital Contribution.
“Performance Based Termination Event” is defined in Section 7.05(b)(i).
“Permanent Major Decisions” is defined in Section 7.03.
“Permitted NorthStar Member Affiliate” is defined in Section 9.01(b)(i).
“Person” means any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity or organization.
“Pledge” is defined in Section 9.01(a).
“Preferred Return” means, with respect to each Member, a rate of return of twelve percent (12.0%) per annum, compounded monthly, on the aggregate amount of such Member’s Outstanding Capital Contributions and the “Outstanding Capital Contributions” (under and as defined in the

Operating Venture Agreement) of such Member (or such Member’s Affiliate) from time to time. In determining the Preferred Return, the following shall apply: (a) all Distribution amounts shall be based on the amount of the Distribution prior to the application of any federal, state or local taxation to Members (including any withholding or deduction requirements); (b) all Capital Contributions shall be treated as having been contributed to the Venture or the Operating Venture on the last day of the month on which a Member’s funds (or funds advanced on behalf of such Member) were actually delivered to the Venture or the Operating Venture; (c) all Distributions shall be treated as having been received by the applicable Member on the last day of the month on which such Member or its Affiliate actually receives such Distribution; and (d) the Preferred Return shall be computed on the basis of a 360-day year for twelve (12) thirty (30) day months or, in the case of any partial calendar month, the actual number of days in such partial month; provided, that for purposes of determining whether any Member has received its Preferred Return, there shall also be taken into account “Distributions” of “Net Ordinary Cash Flows” and “Net Extraordinary Cash Flows” (as each such term is defined in the Operating Venture Agreement) to such Member’s Affiliate pursuant to Section 6.05(a) (other than clause (i) thereof), Section 6.05(b) (other than clause (i) thereof) or Section 11.03 (except to the extent that clause (i) of Section 6.05(b) is applicable with respect thereto) of the Operating Venture Agreement.
“Priority Contribution” is defined in Section 5.02(c).
“Pro Rata Venture Costs” means the out-of-pocket expenses incurred by the Members (or their Affiliates) on account of due diligence, travel, consultants, attorneys, and environmental studies related to any Fountains Property (to the extent that such Fountains Property is acquired by the Venture or its Subsidiaries (with respect to the Properties) or Master Landlord (with respect to the Master Lease Properties)) or the formation of the Venture (other than those borne by the Members pursuant to Section 7.08(d)).
“Promote Distribution Provisions” is defined in Section 6.05(b).
“Promote Loss Event” means the occurrence of an Event of Default with respect to the TFG Member pursuant to one or more of clauses (a), (b) (but in the case of clause (b), other than if resulting solely from gross negligence), (c)(i), (f) (but, in the case of clause (f), other than as a result of the death or Disability of the Key Principals), and (i) (but, in the case of clause (i), only if such Event of Default constitutes a Promote Loss Event (as defined in the Operating Venture Agreement) under the Operating Venture Agreement).
“Property” and “Properties” means each of the Properties set forth on Exhibit B attached hereto and more particularly described on Exhibit B‑1 through Exhibit B‑10 attached hereto, and each of the Adjacent Parcels set forth on Exhibit J attached hereto, or any one of them.
“Purchase” is defined in Section 10.01(b).
“Purchase Agreement” is defined in the Recitals to this Agreement.
“Purchasing Buy/Sell Member” is defined in Section 15.01(c).

“Qualifying Buyer” is defined in Section 10.01(a).
“Quarterly Report” is defined in Section 8.04(b).
“Receipts” means, for any given period of time, a sum equal to the aggregate of all amounts actually received by the Venture or a Subsidiary from or in respect of any Property or other Venture Asset during such period (without duplication), determined on a cash basis of accounting, including, without limitation: (a) all rents, expense reimbursements, termination fees and other charges received from tenants and other occupants of the Properties; (b) proceeds of rent insurance and business interruption insurance; (c) all utility or other deposits returned to the Venture or a Subsidiary, which deposits were made on or after the date hereof; (d) interest, if any, earned on tenants’ security deposits or escrows to the extent unconditionally retained and security deposits to the extent applied pursuant to the provisions of the applicable leases; (e) interest, if any, earned and available to the Venture or to a Subsidiary on Reserves or other Venture funds, or on any escrow funds deposited by the Venture or a Subsidiary with others or on any loans made by the Venture or a Subsidiary; (f) the amount of any released Reserves that are not used to pay Charges (other than Reserves established by the NorthStar Member in connection with a Major Capital Event the release of which shall constitute “Net Extraordinary Cash Flow” as provided in the definition thereof); and (g) cash or other receipts (other than receipts from a Major Capital Event) received by the Venture or a Subsidiary from any other source. Notwithstanding the foregoing, Receipts shall not include (i) amounts contributed or loaned by the Members to the Venture or a Subsidiary pursuant to this Agreement, (ii) each tenant’s security deposit and interest thereon, if any, as long as the Venture or a Subsidiary has a contingent legal obligation to return that deposit or such interest thereon, (iii) amounts which, although held by the Venture, may not be distributed to the Venture or a Subsidiary, or by the Venture to its Members or by a Subsidiary under applicable law or pursuant to the terms of an agreement with a third party, or (iv) cash receipts arising from a Major Capital Event.
“Recourse Parties” means, collectively, the TFG Recourse Party and the NorthStar Recourse Party.
“Regulations” means the regulations issued by the United States Department of the Treasury under the Code as now in effect and as they may be amended from time to time, and any successor regulations.
“Regulatory Allocations” is defined in Section 6.03(d).
“REIT” means a real estate investment trust as defined in Section 856 of the Code.
“REIT Entity” is defined in Section 7.12(a).
“Release” is defined in Section 10.03(b).
“Release Indemnity” is defined in Section 12.03.
“Removal Cure Payment” is defined in Section 7.05(b).
“Removal Date” is defined in Section 7.05.

“Removal Event” means (a) the occurrence of any Event of Default with respect to the TFG Member, (b) if the Percentage Interest of the TFG Member is (or would be if all Priority Contributions made by the NorthStar Member were treated as Additional Capital Contributions by the NorthStar Member and the Percentage Interests of the Members were adjusted as set forth in Section 5.02(c)(ii)(A)) less than fifty percent (50%) of the TFG Member’s Percentage Interest on the date hereof by reason of the TFG Member’s failure to make Committed Capital Contributions or Additional Capital Contributions as required herein, (c) a breach or failure to comply by the TFG Member with any of its obligations or requirements under Section 7.12, (d) the occurrence of a Performance Based Termination Event that is not cured by Administrative Member pursuant to and in accordance with the terms of Section 7.05(b)(ii), (e) the expiration or earlier termination of the Master Lease Agreement, (f) an “Event of Default” (as such term is defined in the Master Lease Agreement) under the Master Lease Agreement consisting of a breach or failure to comply by Master Lease Tenant with its covenants under Section 17.3 of the Master Lease Agreement which continues beyond any applicable notice and cure period, or (g) the occurrence of a “Removal Event” under (and as defined in) the Operating Venture Agreement.
“Reserves” means (a) reserve funds to pay Charges as set forth in the Approved Business Plan and Budget or as otherwise established by the NorthStar Member, (b) without duplication of the Reserves described in the foregoing clause (a), reserve funds required to be maintained pursuant to the terms of any Mortgage Loan, and (c) any other reserve funds established by the NorthStar Member in connection with a Major Capital Event or upon dissolution and liquidation of the Venture.
“Restricted Member” is defined in Section 6.03(c).
“RiverVue Lease” means that certain Lease Agreement dated July 16, 2001, by and between The Fountains Senior Properties of New York, Inc., a New York corporation, as lessor, and Watermark NY Tenant, as lessee, as assigned pursuant to that certain Assignment and Assumption of Lease Agreement dated July 1, 2005, by and between The Fountains At RiverVue, L.L.C., an Oklahoma limited liability company, as assignor, and Sunrise IV RiverVue SL, LLC, a Delaware limited liability company, as assignee, as amended by that certain First Amendment to Lease Agreement dated July 1, 2005, by and between Sunrise IV RiverVue SL, LLC, a Delaware limited liability company, as lessor, and Watermark NY Tenant, as lessee, as amended by that certain Second Amendment to Lease Agreement dated January 1, 2008, by and between Sunrise IV RiverVue SL, LLC, a Delaware limited liability company, as lessor, and Watermark NY Tenant, as lessee, as amended by that certain Third Amendment to Lease Agreement dated October 23, 2009, by and between Sunrise IV RiverVue SL, LLC, a Delaware limited liability company, as lessor, and Watermark NY Tenant, as lessee.
“RiverVue Management Agreement” means that certain Facility Management Agreement, dated as of January 13, 2012, by and between Manager, as manager, and Watermark NY Tenant, as lessee.
“Sale Notice” is defined in Section 10.01(a).
“Independent Sales Agent” is defined in Section 10.03(a).

“Second Acceptance Notice” is defined in Section 10.01(b).
“Second Acceptance Period” is defined in Section 10.01(b).
“Second Buy/Sell Acceptance Period” is defined in Section 15.01(b)(ii).
“Second Buy/Sell Response Notice” is defined in Section 15.01(b)(ii).
“Second Forced Sale Deposit” is defined in Section 10.01(b).
“Selling Buy/Sell Member” is defined in Section 15.01(c)(i).
“Shortfall Amount” is defined in Section 5.02(c).
“Subsidiary” means any direct or indirect wholly owned subsidiary of the Venture, including, without limitation, each Owner.
“Taxes” means all sales, payroll, real estate, personal property, occupancy and other excise, property, privilege or other taxes and assessments imposed upon a Property, a Subsidiary or the Venture (but excluding any Member’s income or franchise taxes).
“Third Consultant” is defined in Section 7.05(g).
“TFG Buy/Sell Trigger Event” means the failure of the Members to agree on a Major Decision (other than a Major Decision pursuant to Section 7.02(f), Section 7.02(g) or Section 7.02(i)), which failure has continued for not less than thirty (30) days after one Member notifies the other Member of such disagreement and is reasonably likely to have a material adverse effect on the Venture or any of its Subsidiaries or any Property.
“TFG Exit Date” is defined in Section 7.05(f).
“TFG Interest Amount” is defined in Section 15.01(a).
“TFG Member” is defined in the Preamble to this Agreement.
“TFG Parent” means The Freshwater Group, Inc., an Arizona corporation.
“TFG Parties” is defined in the Section 12.02(a).
“TFG Recourse Party” means (a) David Freshwater, an individual, (b) The Diana and David Freshwater Living Trust U/D/T dated January 20, 2004, (c) David Barnes, an individual, and (d) The Barnes Family Revocable Trust U/D/T dated November 15, 2007, collectively and jointly and severally.
“Transfer” is defined in Section 9.01(a).
“Transfer Date” is defined in Section 12.03.

“Upper Tier Transfer” is defined in Section 9.01(a).
“Valid Contract” means a contract for the sale of any Property or Properties that (a) provides for a then customary market-standard deposit to be paid simultaneously with the execution of such contract, (b) contains no financing contingencies, (c) provides for no recourse to the assets of the NorthStar Member or the TFG Member or the Venture, other than the Venture’s interest in the applicable Property or Properties (but which may provide for recourse (i) to a customary, market-rate holdback or (ii) to the Venture for customary surviving indemnification obligations, subject to customary survival periods and customary maximum liability amounts), (d) shall provide for all cash payments of the purchase price for the applicable Property or Properties, unless the Initiating Member has stated in the Sale Notice that it intends to offer the applicable Property(ies) for sale only to Qualifying Buyers, in which case such contract may provide for the purchase and sale of the applicable Property or Properties subject to the then existing applicable Mortgage Loan(s) if the applicable conditions set forth in Section 10.3(b) are met, and (e) is otherwise on customary and commercially reasonable terms (including closing to occur within ninety (90) days of the date thereof, subject to customary extension rights).
“Venture” is defined in the Preamble to this Agreement.
“Venture Accountants” means Grant Thornton LLP, or such other nationally recognized firm of independent certified public accountants selected by the NorthStar Member.
“Venture Assets” means all assets and property, whether tangible or intangible and whether real, personal or mixed including, but not limited to the Properties, at any time owned by or held for the benefit of the Venture. The Venture Assets shall include all assets of Owners or any other Subsidiary.
“Venture Attorneys” means (a) Cox, Castle & Nicholson LLP, (b) Gibson, Dunn & Crutcher LLP or (c) such other law firm or law firms, in each case selected by the NorthStar Member to provide legal services to the Venture or any Subsidiary.
“Watermark NY Tenant” means The Fountains Operating Company (NY), Inc., a New York corporation, and an Affiliate of the TFG Member.
1.02.    Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this Agreement; (d) the term “Section” or “Article” refers to the specified Section or Article of this Agreement; and (e) the word “or” is not exclusive, and the phrases “include” and “including” shall mean “include, without limitation”, and “including, without limitation”.
ARTICLE 2.
FILING; NAME; PLACE OF BUSINESS
2.01.    Filing. The Members shall execute and acknowledge, and the Administrative Member shall promptly file or record with the proper offices in each jurisdiction and political subdivision in which the Venture does business and, if necessary or desirable, cause to be published, such certificates or amended certificates, if any, as are required or permitted by the LLC Act, or any fictitious name act, or act relating to qualification to do business, or similar statute or any rule or regulation in effect in such jurisdiction or political subdivision. The Members shall further execute and acknowledge and the Administrative Member shall promptly file or record such amended certificates or additional certificates or instruments of whatever nature as may from time to time be called for or required by such statutes, rules or regulations to permit the continued existence and operation of the Venture.
2.02.    Name of Venture. The name under which the Venture shall conduct its business is Watermark Fountains Owner, LLC or such other name as the Members may jointly select.
2.03.    Place of Business. The location of the principal place of business of the Venture shall be c/o The Freshwater Group, Inc., 2020 West Rudasill Road, Tucson, Arizona 85704. The principal place of business of the Venture shall be changed to such other place or places within the continental United States as the Administrative Member may from time to time determine with the consent of the NorthStar Member; provided, that if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act. The Administrative Member may establish and maintain such other offices and additional places of business of the Venture as the NorthStar Member shall approve.
2.04.    Registered Office and Registered Agent. The street address of the initial registered office of the Venture shall be The Corporation Trust Company, Corporation Trust Center and the Venture’s registered agent at such address shall be 1209 Orange Street, Wilmington, DE 19801. The Administrative Member may hereafter change the registered agent and registered office and, if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act to reflect such change.
ARTICLE 3.
PURPOSES AND POWERS OF THE VENTURE
3.01.    Purposes. The purposes of the Venture shall be to own, hold, finance, manage, operate, sell and otherwise dispose or deal with and exercise any rights it may have with respect to any of the Subsidiaries, which Subsidiaries will undertake to: (a) acquire, own, hold, develop, finance, mortgage, lease, and sell and otherwise dispose of or deal with and exercise any rights it may have with respect to the Properties or any of them; (b) incur indebtedness (whether secured, directly or indirectly, by one or more of the Properties or any portion thereof or interest therein, or unsecured) and otherwise in connection with the Venture’s and the Subsidiaries’ activities, as permitted hereunder; and (c) do all other things reasonably incident thereto, in accordance with the terms of this Agreement.
3.02.    Powers. The Venture shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Venture, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Venture, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the LLC Act.
ARTICLE 4.
TERM OF VENTURE
The existence of the Venture commenced on the date upon which the Certificate was duly filed with the office of the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the provisions of Article 11.
ARTICLE 5.
CAPITAL CONTRIBUTIONS; CLOSING UNDER THE PURCHASE AGREEMENT
5.01.    Initial Capital Contributions. As of the date hereof, each Member has made (or is deemed to have made) a Capital Contribution in the amount specified on Exhibit C-2 hereto as such Member’s initial Capital Contribution to the Venture (such Capital Contribution being referred to in this Agreement as such Member’s “Initial Capital Contribution”). As of the date hereof, after giving effect to the Initial Capital Contributions, the Deposit and ERLA Deposits have been funded by each Member in accordance with its respective Percentage Interest.
5.02.    Committed Capital Contributions; Additional Contributions. (a) The NorthStar Member and the TFG Member hereby commit to make additional Capital Contributions in accordance with the further provisions of this Section 5.02 at such times and in such amounts as are necessary to fund the equity required to acquire the Properties pursuant to the Purchase Agreement and all other Pro Rata Venture Costs and Failed Acquisition Venture Costs reasonably incurred by the Members that are incurred in accordance with the Approved Business Plan and Budget or are approved by each of the Members (such approval not to be unreasonably withheld) (the “Committed Capital Contributions”). Notwithstanding anything to the contrary in this Agreement, any approved Pro Rata Venture Costs shall be borne by each Member in accordance with its respective Percentage Interest and any approved Failed Acquisition Venture Costs shall be borne fifty percent (50%) by the NorthStar Member and fifty percent (50%) by the TFG Member. The Committed Capital Contributions under this Agreement shall be without duplication of the “Committed Capital Contributions” (under and as defined in the Operating Venture Agreement), and vice versa, and the allocation of the aggregate of the Committed Capital Contributions and the “Committed Capital Contributions” (under and as defined in the Operating Venture Agreement) as between the Venture and the Operating Venture shall be as reasonably determined by the NorthStar Member hereunder and its Affiliated member in the Operating Venture. Committed Capital Contributions for each Property (other than in respect of Failed Acquisition Venture Costs) shall be funded by the Members on a pro rata basis in proportion to their respective Percentage Interests; provided, that the amounts required to be funded by each Member shall be adjusted such that, at the closing of the acquisition of the Fountains Properties, all approved Pro Rata Venture Costs related to the acquisition of the Fountains Properties shall have been contributed to the Venture by the Members in proportion to their respective Percentage Interests. The Members shall be required to fund the Committed Capital Contributions within five (5) Business Days after request therefor (the “Committed Capital Contribution Date”) by the NorthStar Member or the Administrative Member (but in any event on or prior to the Closing Date under the Purchase Agreement), which request (which may be made by email but requires confirmation by the receiving party of receipt of such email) (the “Committed Capital Contribution Request”) shall specify the aggregate amount of Committed Capital Contributions that the NorthStar Member has determined are required to be made by the Members and each Member’s pro rata share thereof. Each Member shall contribute, on or before the Committed Capital Contribution Date, such Member’s pro rata share of the aggregate Committed Capital Contributions specified in such Committed Capital Contribution Request.
(b)    If at any time, and from time to time, the Administrative Member or the NorthStar Member determines that additional funds in excess of the Initial Capital Contributions, the Committed Capital Contributions, Receipts and available Reserves are necessary to meet the needs or obligations of the Venture or any of its Subsidiaries, but solely to the extent of costs and expenses that are (i) needed to fund Non-Discretionary Expenses, (ii) incurred in accordance with the Approved Business Plan and Budget, or (iii) that are reasonably determined by the NorthStar Member to be necessary to maintain each of the Properties as a high quality senior housing community and maximize the value of each of the Properties; provided, that the NorthStar Member shall not be permitted, without the consent of the TFG Member as a Major Decision pursuant to Section 7.02(l), to make aggregate Additional Capital Contribution Requests pursuant to this clause (iii) (together with any Additional Capital Contribution Requests (as defined in the Operating Venture Agreement) made pursuant to clause (iii) of Section 5.02(a) of the Operating Venture Agreement) in an amount in excess of $7,500,000.00 in any Fiscal Year or $15,000,000.00 in any period of three (3) consecutive Fiscal Years (and any costs and expenses for which the NorthStar Member determines to call for Additional Capital Contributions pursuant to this clause (iii) shall be deemed to be “in compliance with the Approved Business Plan and Budget”, “expressly contemplated in the Approved Business Plan and Budget” or satisfy words of similar import for all purposes under this Agreement other than for purposes of clause (ii) of this Section 5.02(b) above); and determines to call for additional Capital Contributions to fund the same (“Additional Capital Contributions”), the Administrative Member or the NorthStar Member, as applicable, shall deliver to each Member a written notice (an “Additional Capital Contribution Request”) of the need for Additional Capital Contributions (which may be made by email but requires confirmation by the receiving party of receipt of such email). Additional Capital Contributions shall be funded by the Members on a pro rata basis in proportion to their respective Percentage Interests. Each Additional Capital Contribution Request shall specify the aggregate amount of Additional Capital Contributions that the Administrative Member or NorthStar Member, as applicable, has determined are required to be made by the Members pursuant to this Section 5.02(b) and each Member’s pro rata share thereof and the date on which such determining Member has determined such Additional Capital Contributions shall be required to be made by the Members (the “Additional Capital Contribution Date”), which date shall not be earlier than fifteen (15) Business Days from the date that the Additional Capital Contribution Request in question is given. Each Member shall contribute, on or before the Additional Capital Contribution Date, such Member’s pro rata share of the aggregate Additional Capital Contributions specified in such Additional Capital Contribution Request.
(c)    If at any time or times either Member shall fail to timely make any Committed Capital Contribution or Additional Capital Contribution which such Member is obligated to make under this Section 5.02 (such Member being referred to herein as a “Non-Contributing Member”), and such failure shall continue for a period of ten (10) Business Days after notice of such failure from the other Member (such Member that has timely contributed its pro rata share of the Committed Capital Contribution or Additional Capital Contribution in question being referred to herein as a “Contributing Member”), the rights and remedies set forth below in this Section 5.02(c) shall apply, all of which shall be cumulative and non-exclusive with respect to each other; provided, that such rights and remedies in the aggregate shall constitute the Contributing Member’s sole and exclusive remedies with respect the Non-Contributing Member’s failure to make such Committed Capital Contribution or Additional Capital Contribution, as applicable. A Contributing Member shall give notice of any such election or elections under this Section 5.02(c) to the Non-Contributing Member within sixty (60) days after the Committed Capital Contribution Date or Additional Capital Contribution Date, as applicable.
(i)    The Contributing Member may require the Venture to return the Committed Capital Contribution or Additional Capital Contribution in question made by the Contributing Member.
(ii)    Except to the extent the Contributing Member requires the Venture to return the Committed Capital Contribution or Additional Capital Contribution in question made by the Contributing Member pursuant to clause (i) above, the Contributing Member may (but shall not be obligated to) advance all or any portion of the Committed Capital Contribution or Additional Capital Contribution which the Non-Contributing Member has failed to make (the amount so advanced, the “Shortfall Amount”) and elect to treat the Shortfall Amount as either (A) an additional Capital Contribution made by the Contributing Member, in which case (I) the Percentage Interest of the Non-Contributing Member shall be decreased by an amount equal to the percentage determined by dividing (x) the Shortfall Amount multiplied by 150% by (y) the total Capital Contributions made (and deemed made) by all the Members to the Venture on or prior to such date (provided, that the Non-Contributing Member’s Percentage Interest shall not be reduced below zero) and (II) the Percentage Interest of the Contributing Member shall be increased by the percentage determined under clause (I) or (B) an additional contribution from the Contributing Member to the Venture (which shall not be treated as a Capital Contribution) (any such additional contribution being referred to hereinafter as a “Priority Contribution”).
(iii)    Except to the extent the Contributing Member requires the Venture to return the Committed Capital Contribution or Additional Capital Contribution in question made by the Contributing Member pursuant to clause (i) above, the Contributing Member may elect to treat the Committed Capital Contribution or Additional Capital Contribution in question made by the Contributing Member as either (A) an additional Capital Contribution made by the Contributing Member, in which case (I) the Percentage Interest of the Non-Contributing Member shall be decreased by an amount equal to the percentage determined by dividing (x) the amount of the Committed Capital Contribution or Additional Capital Contribution in question made by the Contributing Member pursuant to the applicable Committed Capital Contribution Request or Additional Capital Contribution Request multiplied by 150% by (y) the total Capital Contributions made (and deemed made) by all the Members to the Venture on or prior to such date (provided, that the Non-Contributing Member’s Percentage Interest shall not be reduced below zero) and (II) the Percentage Interest of the Contributing Member shall be increased by the percentage determined under clause (I) or (B) a Priority Contribution from the Contributing Member to the Venture (provided, that the Contributing Member must elect to treat the Shortfall Amount under Section 5(c)(ii) and the related contributed amount under this Section 5(c)(iii) identically (in other words, either both must reduce the Non-Contribution Member’s Percentage Interest or both must be deemed to be Priority Contributions)).
(iv)    Priority Contributions shall accrue a return from the date contributed until the date returned at the Default Rate. Priority Contributions, and return accrued thereon, shall be repaid to the applicable Contributing Member out of Net Ordinary Cash Flow and Net Extraordinary Cash Flow pursuant to and subject to the priorities set forth in Section 6.05 and Section 11.03.
(d)    Upon the making (or deemed making) of any Capital Contributions after the date hereof, the Administrative Member shall, at the direction of the NorthStar Member, update Exhibit C-2 to reflect such Capital Contributions (and the recomputed Percentage Interests of the Members, if applicable) and shall deliver notice and a copy thereof to each Member. Except as set forth in Section 5.01, this Section 5.02 and Section 5.03, no Member shall be required or permitted to make any Capital Contribution or other payment to the Venture in excess of such Member’s Initial Capital Contributions made on the date hereof.
(e)    Each Member’s “Outstanding Capital Contributions” shall be equal to (i) any Capital Contributions made (or deemed made) by such Member pursuant to this Agreement, reduced (but not below zero) by (ii) any Distributions of Net Extraordinary Cash Flow made to such Member pursuant to the provisions of Section 6.05(b)(ii).
5.03.    Additional Provisions With Respect to Failure to Fund a Committed Capital Contribution. If any Member fails timely to fund all or any portion of its Percentage Interest of a Committed Capital Contribution, and the other Member has tendered, or is ready, willing and able to tender, its Percentage Interest of such Committed Capital Contribution, and the closing under the Purchase Agreement does not occur and the seller pursuant to the Purchase Agreement terminates the Purchase Agreement and obtains legal possession of the Deposit thereunder in accordance with the terms thereof, then the NorthStar Recourse Party (if such non-funding Member is the NorthStar Member) or the TFG Recourse Party (if such non-funding Member is the TFG Member), as applicable, shall indemnify, defend and hold the funding Member harmless from and against any actual out-of-pocket costs, expenses or damages (including reasonable attorneys’ fees, disbursements and court costs) incurred by reason of such termination or seller obtaining legal possession of the Deposit (it being agreed that in no event shall such Recourse Party be responsible for any amount in excess of the sum of the Deposit and all ERLA Deposits contributed by the funding Member and its Affiliates and the out-of-pocket costs and expenses actually incurred by the funding Member and its Affiliates in connection with the Purchase Agreement, the ERLA and the transactions contemplated thereby). By execution of this Agreement, the TFG Recourse Party and the NorthStar Recourse Party acknowledge their respective obligations under this Section 5.03.
5.04.    Intentionally Omitted.
5.05.    Liability of Members. Except as otherwise provided in the LLC Act or this Agreement, the debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Venture, and no Member or Affiliate of any Member shall be obligated personally for any such debt, obligation or liability of the Venture (including any Priority Contribution) solely by reason of being a Member or Affiliate of a Member. The failure of the Venture to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the LLC Act or this Agreement shall not be grounds for imposing personal liability on the Members or their respective Affiliates for liabilities of the Venture.
5.06.    Return of Capital. Except as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions or Priority Contributions to the Venture, and no time has been agreed upon for (and neither the Venture, any Member, nor any Affiliate of any Member is guaranteeing) the return of any Member’s Capital Contributions or any return thereon or the repayment of any Priority Contribution. No Member or any direct or indirect member, partner, shareholder or other constituent owner of any Member, and no other Person, shall have any personal liability with respect to the return of any Member’s Capital Contributions or any return thereon or the repayment of any Priority Contribution.
5.07.    Sole Benefit. It is expressly acknowledged and agreed that the provisions of this Agreement relating to the rights and obligations of the Members to make any Capital Contributions or to make any Priority Contributions to the Venture are for the sole benefit of the Venture and the Members, and may not be exercised on behalf of the Members or invoked or enforced for any other purpose by any other Person, including without limitation, by any lender or any trustee in a bankruptcy proceeding. In addition, no third party or any creditor of the Venture, shall have any right to require the either Member to cause a Capital Contribution Request to be delivered to the Members or to enforce the obligations of the Members to make any Capital Contribution, loan or other advance to the Venture.
ARTICLE 6.
ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS
6.01.    Capital Accounts. (a) Each Member shall have a Capital Account which shall be maintained in accordance with Regulations Section 1.704-1(b)(2)(iv).
(b)    The Capital Account of each Member shall be increased (i) by the amount of cash and the fair market value of any other property (but net of any liability secured by such property that the Venture is considered to assume, or take subject to, under Section 752 of the Code) contributed by such Member to the Venture and (ii) by any Net Income allocated to such Member pursuant to Section 6.02 and any item in the nature of income or gain specially allocated to such Member pursuant to Section 6.03.
(c)    The Capital Account of each Member shall be reduced by (i) the amount of cash and the fair market value of any property (net of any liability secured by such property that the Member is considered to assume or take subject to, under Section 752 of the Code) distributed to such Member and (ii) by any Net Loss allocated to such Member pursuant to Section 6.02 and any item in the nature of loss or expense specially allocated to such Member pursuant to Section 6.03.

(d)    In the event that all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.
(e)    The Capital Account of each Member shall be adjusted to reflect any adjustment to the Book Value of Venture Assets attributable to the application of Section 734 or Section 743 of the Code to the extent required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).
(f)    Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member, the Capital Account of such Member shall be determined after giving effect to the allocations of Net Income, Net Loss and other items realized prior or concurrently to such time (including, without limitation, any Net Income and Net Losses attributable to adjustments to Book Values with respect to any concurrent distribution), and all contributions and distributions made prior or concurrently to the time as of which such determination is to be made.
(g)    Except as expressly required herein, no Member shall be required to restore any negative balance in its Capital Account. No allocation to any Member of any loss or deduction, whether attributable to depreciation or otherwise, shall create any obligation of that Member to the Venture or any other Member, even if the allocation reduces such Member’s Capital Account or creates or increases a deficit in its Capital Account. No Member shall be obligated to pay any deficit in its Capital Account to or for the account of the Venture or any creditor of the Venture.
(h)    Upon an adjustment to the Members’ Percentage Interests pursuant to clause (ii) and clause (iii) of Section 5.02(c), to the extent permitted under the Code and applicable Treasury Regulations (as determined by the NorthStar Member) and otherwise deemed desirable by the NorthStar Member, the Capital Accounts of the Members immediately following such adjustment shall be adjusted so that, immediately following such adjustment, each Member’s Capital Account is equal to such Member’s amount described in clause (i) and clause (ii) of Section 6.02.
6.02.    Income Allocations. After the application of Section 6.03, Net Income and Net Loss for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 11.03 (taking into account Section 6.05) if the Venture were dissolved, its affairs wound up and its assets sold for cash equal to their adjusted tax basis (or adjusted Book Value if applicable), all Venture liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted tax basis (or adjusted Book Value if applicable) of the assets securing such liability), and the net assets of the Venture were distributed in accordance with Section 11.03 to the Members immediately after making such allocation, minus (ii) such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain determined pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets; provided, that in applying this Section 6.02 to allocations of Net Income or Net Loss to account specifically (and solely) for the adjustment in the Members’ respective Percentage Interests as a result of the application of Section 5.02(c), after taking into account any adjustment to the

Members’ Capital Accounts under Section 6.01(h), such allocations will be made, to the extent permitted under the Code and applicable Treasury Regulations (as determined by the NorthStar Member), in the taxable year(s) in which the next succeeding Major Capital Event(s) occurs, and in such year(s) such allocation may include items comprising Net Income or Net Loss (including items of gross income). Subject to the other provisions of this Article 6, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.
6.03.    Special Allocations. (a) Notwithstanding any other provision of this Agreement, “partner nonrecourse deductions” (as defined in Regulations Section 1.704-2(i)), if any, of the Venture shall be allocated to the Member who bears the economic risk of loss with respect to the debt to which such deductions are attributable in accordance with Regulations Sections 1.704‑2(i), and “nonrecourse deductions” (as defined in Regulations Section 1.704‑2(b)(1)) of the Venture shall be allocated to the Members in accordance with their respective Percentage Interests.
(b)    This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of income, gain, loss, and deduction shall be allocated to the Members to the extent and in the manner required by such provisions.
(c)    To the extent that any loss or deduction otherwise allocable to a Member (the “Restricted Member”) hereunder would cause such Member to have Adjusted Capital Account Deficit as of the end of the taxable period to which such loss or deduction relates (after taking into account the allocation of all items of income and gain for such taxable period), such loss or deduction shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 6.02 as if the Restricted Member were not a Member.
(d)    Any allocations required to be made pursuant to Section 6.03(a), Section 6.03(b) and Section 6.03(c) (the “Regulatory Allocations”) shall be taken into account, to the extent permitted by the Regulations, in computing subsequent and concurrent allocations of income, gain, loss or deduction pursuant to Section 6.02 so that the net amount of any items so allocated and all other items allocated to such Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 6.02 had such Regulatory Allocations under this Section 6.03 not occurred. The fact that certain of the Regulatory Allocations will be offset with other Regulatory Allocations shall be taken into account in applying this Section 6.03(d).
(e)    It is intended that prior to a distribution of the proceeds from a liquidation of the Venture pursuant to the provisions of Section 11.03, the positive Capital Account balance of each Member shall be equal to the amount of liquidation proceeds that such Member is entitled to receive in accordance with the provisions of Section 11.03. Accordingly, notwithstanding anything to the contrary in this Article 6, to the extent necessary and permissible or required under Section 704(b) of the Code and the Regulations promulgated thereunder, items of gross income and gross deductions, of the Venture for the year of liquidation of the Venture shall be allocated among the Members so as to cause the positive Capital Account balance of each Member immediately prior to the final liquidating distribution of the Venture to equal, as close as possible, the amount that such Member is entitled to receive in connection with such final liquidating distribution in accordance with the provisions of Section 11.03.
(f)    The Members intend for the allocation provisions contained in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder, and the allocation provisions herein shall be interpreted and applied in a manner consistent therewith as determined by the NorthStar Member.
6.04.    Tax Allocations; Allocation of Income and Loss. (a) For federal income tax purposes, except as otherwise provided in Section 6.04(b), each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to this Article 6.
(b)    In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any Venture Asset contributed (or deemed contributed) to the capital of the Venture shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Venture Asset for federal income tax purposes and its Book Value upon its contribution (or deemed contribution). If the Book Value of any Venture Asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Venture Asset shall take account of any variation between the adjusted basis of such Venture Asset for federal income tax purposes and the Book Value of such Venture Asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder. Any elections or decisions relating to such allocations shall be made by the NorthStar Member in accordance with the provisions of Section 8.06. Allocations pursuant to this Section 6.04(b) are solely for tax purposes and shall not affect any Member’s Capital Account.
(c)    If any Member acquires an Interest, redeems all or a portion of its Interest or transfers an Interest during any taxable year in accordance with this Agreement, the Net Income or Net Loss (and other items referred to in Section 6.03) attributable to such Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Venture as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Regulations thereunder and agreed to by the Members, including the transferor and the transferee.
6.05.    Distributions of Net Ordinary Cash Flow and Net Extraordinary Cash Flow. (a) Distributions of Net Ordinary Cash Flow. The Administrative Member shall calculate Net Ordinary Cash Flow (which calculation shall be subject to the review and confirmation of the NorthStar Member) as of the end of each calendar month on a cumulative calendar year-to-date basis and apply and distribute Net Ordinary Cash Flow on or before the 15th day of the following calendar month in the following order of priority:
(i)    First, an amount of Net Ordinary Cash Flow equal to all outstanding Priority Contributions, together with all accrued return thereon, shall be paid to the Contributing Members that have made Priority Contributions (payments made in respect of Priority Contributions shall be applied in reverse order in time to which they are made (i.e., distribution made in respect of Priority

Contributions shall be applied first to the Priority Contribution made last in time (and related return) and last to the Priority Contribution made first in time (and related return));
(ii)    Second, for Net Ordinary Cash Flow generated during the period commencing on the date hereof and ending on the last day of the month in which occurs the second (2nd) anniversary of the Closing Date, to the NorthStar Member until such time as the NorthStar Member has received aggregate Distributions equal to the NorthStar Member’s accrued and unpaid Preferred Return as of the date of such Distribution;
(iii)    Third, for Net Ordinary Cash Flow generated during the period commencing on the date hereof and ending on the last day of the month in which occurs the second (2nd) anniversary of the Closing Date, to the TFG Member until such time as the TFG Member has received aggregate Distributions equal to the TFG Member’s accrued and unpaid Preferred Return as of the date of such Distribution; and
(iv)    Fourth, the balance, including (A) Distributions of Net Ordinary Cash Flow which exceed the Preferred Return under clauses (ii) and (iii) above during the time period described therein, if any, and (B) all Distributions of Net Ordinary Cash Flow after the period ending on the last day of the month in which occurs the second (2nd) anniversary of the Closing Date, to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution.
(b)    Distributions of Net Extraordinary Cash Flow. The Administrative Member shall calculate Net Extraordinary Cash Flow (which calculation shall be subject to the review and confirmation of the NorthStar Member) and apply and distribute such Net Extraordinary Cash Flow promptly after the Venture’s receipt thereof in the following order of priority (taking into account, as necessary and without limitation, all prior Distributions of Net Ordinary Cash Flow pursuant to Section 6.05(a)):
(i)    First, an amount of Net Extraordinary Cash Flow equal to all outstanding Priority Contributions, together with all accrued return thereon, shall be paid to the Contributing Members that have made Priority Contributions (payments made in respect of Priority Contributions shall be applied in reverse order in time to which they are made (i.e., payments made in respect of Priority Contributions shall be applied first to the Priority Contribution made last in time (and related return) and last to the Priority Contribution made first in time (and related return));
(ii)    Second, to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the Outstanding Capital Contributions of the NorthStar Member have been reduced to zero;
(iii)    Third, to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until such time as the NorthStar Member has received aggregate Distributions equal to the NorthStar Member’s accrued and unpaid Preferred Return as of the date of such Distribution;

(iv)    Fourth, to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a twelve percent (12%) IRR (to the extent not received, but without duplication of any Distributions received, under clauses (ii) and (iii) of this Section 6.05(b));
(v)    Fifth, (A) 7.2165% to the TFG Member and (B) 92.7835% to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a seventeen percent (17%) IRR;
(vi)    Sixth, (A) 17.5258% to the TFG Member and (B) 82.4742% to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a twenty percent (20%) IRR;
(vii)    Seventh, (A) 20.1030% to the TFG Member and (B) 79.8970% to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a thirty percent (30%) IRR; and
(viii)    Eighth, the balance, if any, (A) 30.9278% to the TFG Member and (B) 69.0722% to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution;
provided, that any distribution pursuant to clause (A) of Sections 6.05(b)(v), 6.05(b)(vi), 6.05(b)(vii) and 6.05(b)(viii) (the “Promote Distribution Provisions”) shall be subject to the further provisions of Section 6.05(d) and Section 7.05.
(c)    Reconciliation of Distributions. Notwithstanding the foregoing, which is intended to permit interim distributions of Net Ordinary Cash Flow, the Administrative Member shall calculate Net Ordinary Cash Flow on an annual basis, and if the annual audited report of the Venture should show that there was any over-distribution of Net Ordinary Cash Flow to a Member, such Member shall repay the over-distribution within 30 days after receipt of such report. If such annual audited report should show that there was an under-distribution of Net Ordinary Cash Flow to a Member, such under-distribution shall be paid to such Member within 30 days after receipt of such report or as promptly thereafter as there is sufficient Net Ordinary Cash Flow.
(d)    Clawback. If (i) following any Capital Contribution by the Members pursuant to Section 5.02 or (ii) upon the completion of the distribution of all the Venture’s assets pursuant to Section 11.03 in connection with the dissolution of the Venture, taking into account all Capital Contributions of the Members and all Distributions, as well as the timing thereof, but before giving effect to this Section 6.05(d), the Distributions actually received by the TFG Member pursuant to the Promote Distribution Provisions are in excess of the Distributions the TFG Member should have received (i.e., the amount the TFG Member would have received pursuant to the Promote Distribution Provisions had all distributions then been made under Section 6.05(b), but taking into account the actual timing of Capital Contributions and Distributions for determining whether the

IRR hurdles have been met) pursuant to the Promote Distribution Provisions (the “Excess Promote Distribution”), then the TFG Member shall return the Excess Promote Distribution to the Venture (which, for the avoidance of doubt, shall not constitute a Capital Contribution) which shall then be distributed to the Members that should have received such Distributions using the methodology as used in determining the Excess Promote Distribution. The TFG Recourse Party shall guaranty the TFG Member’s obligation to make any Capital Contributions to the Venture in an amount equal to the Excess Promote Distribution pursuant to this Section 6.05(d). By execution of this Agreement, the TFG Recourse Party acknowledges and agrees to its obligations under this Section 6.05(d). If there exists concurrently an Excess Promote Distribution under this Section 6.05(d) and an “Excess Promote Distribution” under Section 6.05(d) of the Operating Venture Agreement, the Excess Promote Distributions shall be returned to the Venture or Operating Venture, as applicable, that made the most recent distribution giving rise to such Excess Promote Distribution, to the extent of the Excess Promote Distribution so made by such entity (and then to the entity that made the next most recent Excess Promote Distribution, etc.).
(e)    No Restoration of Funds. Except as provided in Section 6.05(c) and Section 6.05(d), no Member shall be required to restore to the Venture any funds properly distributed to such Member pursuant to any of the provisions of this Section 6.05 or Section 11.03 unless required by applicable law.
(f)    Limitation on Distributions. Except as provided in this Section 6.05 and Section 11.03, no Member shall be entitled to (i) receive any distribution from the Venture (including a withdrawal of any of such Member’s capital), (ii) receive interest from the Venture upon any capital contributed to the Venture, or (iii) receive property other than cash in return for such Member’s Capital Contributions.
6.06.    Intentionally Omitted.
6.07.    Withholding Taxes. If the Venture is directly or indirectly required by applicable federal, state, local or foreign tax laws to withhold any portion of any distribution or allocation to a Member, the Venture shall withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.07 shall nonetheless be deemed distributed or allocated (as the case may be) to the Member in question for all purposes under this Agreement. If the Venture itself pays or incurs any tax (including penalties or interest) or similar charge directly or indirectly on behalf of any Member as required by applicable law (other than on account of all Member equally), that is not withheld from actual distributions to the Member, then the Venture may, at the option of the NorthStar Member, either (i) require the Member to reimburse the Venture for such payment or (ii) reduce any subsequent distributions to such Member by the amount of such payment. The obligation of a Member to reimburse the Venture for taxes that were paid or incurred shall continue after such Member Transfers its interest in the Venture or after a withdrawal by such Member. Each Member agrees to furnish the Venture with any representations and forms as shall reasonably be requested by the NorthStar Member to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. The NorthStar Member may restructure any obligation to reimburse the Venture pursuant to this Section 6.07 as it deems necessary to preserve the status of any REIT Entity as a REIT;

provided, that the NorthStar Member shall use reasonable efforts to ensure that any such restructuring, to the extent practicable, has no adverse effect on the Administrative Member (other than to a de minimis extent).
ARTICLE 7.
MANAGEMENT
7.01.    Management. (a) Subject to the terms and conditions of this Agreement, the full and exclusive right, power, authority and discretion to conduct the business and affairs of the Venture, and to do all things necessary to carry on the business of the Venture, shall be vested in the NorthStar Member who shall have all of the power and authority of a manager (as defined in Section 18-101(10) of the LLC Act) within the meaning of and pursuant to the LLC Act; provided, that (i) unless and until a Removal Event has occurred and is continuing, the Major Decisions shall require the consent of both the NorthStar Member and the TFG Member, (ii) whether or not a Removal Event has occurred and is continuing, the Permanent Major Decisions shall require the consent of both the NorthStar Member and the TFG Member, and (iii) unless and until the TFG Member is removed as the Administrative Member, the TFG Member, in its capacity as the Administrative Member, shall have the duties, responsibilities and authority set forth in Section 7.04 and elsewhere in this Agreement. Without limiting the generality of the foregoing, subject to clauses (i) and (ii) of the immediately preceding sentence, the NorthStar Member is hereby authorized to execute and deliver on behalf of the Venture any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything the NorthStar Member deems necessary, desirable or appropriate in accordance with the provisions of this Agreement and the LLC Act.
(b)    Except to the extent that the NorthStar Member is performing any duties, obligations and responsibilities of the Administrative Member hereunder (in which case the NorthStar Member shall perform such duties, obligations and responsibilities with Due Care), to the fullest extent permitted by law (including the LLC Act) (i) the NorthStar Member shall not be bound by any fiduciary duty to the Venture or the Members and (ii) the TFG Member hereby fully, unconditionally and irrevocably waives any right to assert or bring any claim or action against the NorthStar Member for breach of fiduciary duty; provided, that (A) the NorthStar Member acknowledges and agrees that it shall be bound by, and shall comply with, the covenant of good faith and fair dealing implied in every contract (including this Agreement) and (B) nothing contained in this Agreement shall release the NorthStar Member from, or be deemed to limit the NorthStar Member’s liability for, or result in the waiver of any rights by the Venture or the Members with respect to, the NorthStar Member’s fraud, bad faith, willful misconduct, gross negligence or breach of this Agreement in the conduct of its rights or obligations under this Agreement.
7.02.    Major Decisions. The “Major Decisions”, with respect to the Venture or any Subsidiary, shall be:
(a)    make any voluntary petition in bankruptcy or reorganization or institute any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Venture or any Subsidiary, consent to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Venture or any Subsidiary, cause the Venture or any Subsidiary to admit in writing its inability to pay its debts generally as they become due or cause the Venture or any Subsidiary to make a general assignment for the benefit of its creditors;
(b)    cause the Venture or any Subsidiary to take any action that would trigger liability under any Guaranty or other recourse or personal liability to any Member or an Affiliate of any Member;
(c)    admit additional or substitute Members to the Venture except in accordance with the provisions of Article 9 or admit any additional partners or members into any Subsidiary (other than the Venture or any other Subsidiary);
(d)    merge or consolidate the Venture or any Subsidiary with any other Person (other than a merger or consolidation of any Subsidiary with or into any other Subsidiary) or enter into any joint venture or similar relationship with, or acquiring any interest in, any corporation, limited liability company, partnership, association or other business organization by the Venture or any Subsidiary;
(e)    except as provided in Section 7.06, cause the Venture or any Subsidiary to enter into or terminate any Affiliate Agreement or any amendment or modification to an Affiliate Agreement or waive any material right under any Affiliate Agreement;
(f)    except as otherwise provided in Section 7.11(h) and Article 10, the direct or indirect sale or other disposition of all or any material portion of any Property, Subsidiary or any other material Venture Assets or the entering into any binding agreement to do so;
(g)    cause the Venture or any Subsidiary to acquire any additional real property or enter into any agreement to acquire any additional real property or any amendment or modification thereto or waive any material right thereunder;
(h)    approve or consummate any financing, refinancing or mortgaging of any Property or other material Venture Assets, or otherwise incur or modify or guaranty indebtedness of the Venture or any Subsidiary (including, without limitation, any mezzanine indebtedness), or place any encumbrance or title condition on any of any Property or other material Venture Assets (including the Venture’s ownership interests in any Subsidiary) or modifying any existing encumbrance or title condition;
(i)    subject to the provisions of Section 7.07, adopt each Approved Annual Plan and Budget (including, without limitation, the establishment or modification of the leasing parameters or entry fees, monthly rates, discounts and concessions for residents with respect to any Property) or amend, modify or supplement the terms of the Approved Business Plan and Budget then in effect (provided, that the Approved Business Plan and Budget attached as Exhibit D hereto is hereby approved as the Approved Business Plan and Budget for the balance of the 2015 Fiscal Year);
(j)    except as otherwise provided in Section 7.11(h), determine whether to develop or redevelop, or undertake any development or redevelopment of, any Property other than as set forth in the Approved Business Plan and Budget then in effect;

(k)    with respect to any Property, cause the Venture or applicable Subsidiary to incur any operating or capital expenditures to the extent such expenditures would: (i) cause the aggregate expenditures for the accounting category which includes the applicable line item(s) (on a year to date basis) to be exceeded by ten percent (10%) or more of the budgeted amount therefor or (ii) cause the aggregate operating expenditures or capital expenditures (as applicable) set forth in the Approved Business Plan and Budget applicable to such Property to be exceeded by five percent (5%) or more of the budgeted amount therefor (and, accordingly, any operating or capital expenditure that is within (i.e., less than) the maximum permitted variances set forth in both clause (i) and clause (ii) shall be deemed to be “in compliance with the Approved Business Plan and Budget” or satisfy words of similar import); provided, that (A) the Administrative Member may, on behalf of the Venture, incur Non-Discretionary Expenses without regard to any such limitations and the expenditure of such Non-Discretionary Expenses shall be deemed approved by the Members, (B) the Administrative Member shall be permitted to reasonably reallocate any realized cost savings with respect to any line item to any other line item within the Approved Business Plan and Budget as it relates to any Property so long as there are demonstrated actual savings in the line item from which amounts are being reallocated and such reallocation does not violate the terms of any Loan and (C) the Administrative Member shall give notice to the NorthStar Member of the nature and amount of any such reallocation or Non-Discretionary Expenses promptly following the occurrence or incurrence thereof;
(l)    except as expressly provided in Section 5.02, make any call for Committed Capital Contributions or Additional Capital Contributions;
(m)    except as expressly provided in Section 6.05 and Section 11.03, approve any distributions of Net Ordinary Cash Flow, Net Extraordinary Cash Flow or other Venture Assets;
(n)    invest or lend any available cash of the Venture or any Subsidiary (other than short term deposits or investments of available cash with financial institutions or in any “money market” type mutual fund or like account);
(o)    except as expressly contemplated by the Approved Business Plan and Budget then in effect, enter into any Contract, whether written or oral, which is not cancelable by its terms on not more than sixty (60) days’ notice without premium, penalty or other charge;
(p)    except as expressly provided in this Agreement or the Approved Business Plan and Budget then in effect, amend, modify or terminate any insurance policy required to be maintained pursuant to this Agreement;
(q)    intentionally omitted;
(r)    cause any Subsidiary to enter into any lease other than (i) non-resident leases to the extent that such leases (A) are terminable without penalty on notice to the counterparty of ninety (90) days or less, (B) require a use of the applicable space that is complimentary to a senior housing facility and (C) provide for arms-length rent and are otherwise on market terms or (ii) resident agreements which are in compliance with the leasing parameters set forth in any Approved Business Plan and Budget (including any approved form(s) of resident agreement(s) that may be a part thereof); provided, that copies of all leases or agreements entered into by any Subsidiary shall be promptly provided to the NorthStar Member upon execution of such lease or agreement;
(s)    except as set forth in Section 7.13, amend, modify or supplement the terms of any Operating Lease or enter into any Operating Lease not substantially in the form attached hereto at Exhibit H;
(t)    liquidate or dissolve the Venture or any Subsidiary (other than the liquidation of any Subsidiary into any other Subsidiary) other than in accordance with the terms of this Agreement;
(u)    amend the Certificate of Formation;
(v)    take any action which would make it impossible to carry on the primary purpose of the Venture, amend the purposes of the Venture set forth in this Agreement or change the zoning of any Property or the primary use of any Property from senior housing;
(w)    institute any legal action, settle any legal action, or confess a judgment, by or against the Venture or any Subsidiary; and
(x)    make any other decision which, pursuant to this Agreement, expressly requires “unanimous approval” or the “approval or consent of both Members”.
7.03.    Permanent Major Decisions. The “Permanent Major Decisions”, with respect to the Venture or any Subsidiary, shall be those Major Decisions set forth in Section 7.02(b), (c), (d), (g), (h) (but solely to the extent that the applicable action would result in additional, or amend the existing, recourse liability of the TFG Recourse Party), (l), (s), and (u).
7.04.    Administrative Member. (a) Subject to the restrictions on the Administrative Member’s authority contained in this Agreement, the Administrative Member shall have the duty and obligation (and non-exclusive authority) to (i) conduct (or cause to be conducted) the day to day business and affairs of the Venture and the Subsidiaries, subject to and in accordance with the provisions of this Agreement, including the implementation of all approved Major Decisions and Permanent Major Decisions, (ii) implement, in accordance with all applicable terms and conditions hereof, the then effective Approved Business Plan and Budget (which shall include, without limitation, making decisions, taking necessary actions and making necessary expenditures to the extent that such expenditure is on behalf of the Venture and its Subsidiaries on account of and in respect of their day-to-day business affairs and operations which are in furtherance of and in compliance with the Approved Business Plan and Budget and otherwise in accordance with all applicable terms and conditions hereof), (iii) perform or observe all of the specific obligations and rights to be performed by the Administrative Member hereunder, and (iv) execute and deliver on behalf of the Venture any and all documents, contracts, certificates, agreements and instruments, in furtherance of, and consistent with, the foregoing (including leases and contracts and the procurement of insurance in accordance with the terms and conditions hereof to the extent not otherwise constituting Major Decisions (unless approved as Major Decisions in accordance with the terms and conditions hereof)). For the avoidance of doubt and without limiting the foregoing, the Administrative Member shall not take or permit, or bind the Venture or any Subsidiary to take or permit (A) any Major Decision, (B) any Permanent Major Decision or (C) any other decision, election, expenditure or other action by or on behalf of the Venture or any Subsidiary that would exceed or violate the authority granted to the Administrative Member pursuant to clauses (i)-(iv) of this Section 7.04(a) or elsewhere in this Agreement, in each case without the NorthStar Member’s prior written consent. The Administrative Member shall not receive compensation for serving as Administrative Member of the Venture.
(b)    The Administrative Member, in its capacity as such, shall at all times perform its rights, duties, obligations and responsibilities with Due Care in accordance with all applicable laws and this Agreement; provided, that, except as expressly set forth in the definition of “Due Care” as set forth herein (if at all), to the fullest extent permitted by law (including the LLC Act), (i) the Administrative Member shall not be bound by any additional fiduciary duty to the Venture or the Members and (ii) the NorthStar Member hereby fully, unconditionally and irrevocably waives any right to assert or bring any claim or action against Administrative Member for breach of fiduciary duty to the extent the same exceeds the requirements of Due Care; and provided, further, that (A) the Administrative Member shall be bound by, and shall comply with, the covenant of good faith and fair dealing implied in every contract (including this Agreement) and (B) nothing contained in this Agreement shall release the Administrative Member from, or be deemed to limit Administrative Member’s liability for, or result in the waiver of any rights by the Venture or the Members with respect to, the Administrative Member’s fraud, bad faith, willful misconduct, gross negligence or breach of this Agreement in the conduct of its rights or obligations under this Agreement.
(c)    The Administrative Member shall procure and maintain or cause to be procured and maintained throughout the term of this Agreement, on behalf of the Venture, as a Charge, the insurance coverage set forth on Exhibit E attached hereto or such additional or other coverage as the NorthStar Member may from time to time request or approve. In addition, the Members acknowledge that it is a condition to Buyer’s obligation to close under the Purchase Agreement that the sellers thereunder shall have (i) paid in full all premiums that are due or may become due under a tail insurance policy relating to professional liability insurance purchased by the sellers in connection with the transactions contemplated under the Purchase Agreement, providing coverage effective as of the Closing Date and through at least the third (3rd) anniversary of the Closing Date in the aggregate amount of Ten Million and no/100 dollars ($10,000,000.00), naming Manager as an additional insured, and in all other respects consistent with the current professional liability coverage in place on the date of the Purchase Agreement (the “Tail Insurance Policy”) and shall provide Buyer evidence of such payment, and (ii) provide to Buyer a certificate evidence the Tail Insurance Policy, together with all terms and conditions thereof. The Administrative Member (A) shall confirm to the NorthStar Member satisfaction of such condition prior to the Closing Date, (B) shall not take (and shall not permit Manager to take) any action, or fail to take (and shall not permit Manager to fail to take) any action that it otherwise has the right to take, that would cause Manager to no longer be named as an additional insured on the Tail Insurance Policy, and (C) shall be responsible to file and diligently prosecute, or cause Manager to file and diligently prosecute, on behalf of the Venture and its Subsidiaries and as directed by the Venture and its Subsidiaries, all claims under the Tail Insurance Policy in which the Venture or any of its Subsidiaries may be entitled to recovery.

7.05.    Removal of the Administrative Member. (a) Process. Following the occurrence of a Removal Event, the NorthStar Member may remove the TFG Member as the Administrative Member of the Venture (in which event the TFG Member shall be deemed to be a Member that is not the Administrative Member for all purposes hereunder) by written notice to the Administrative Member, which removal shall be effective as of the date of such notice (such date, the “Removal Date”). If the TFG Member is removed as the Administrative Member of the Venture, in addition to its rights and obligations under Section 7.05(e), the NorthStar Member may, as of the Removal Date, select a new Administrative Member, which successor Administrative Member so designated may be the NorthStar Member, an Affiliate thereof or a third party appointed to act as the Administrative Member of the Venture, in which event such third party shall not be a Member hereunder, notwithstanding its title as “Administrative Member”. Any such successor Administrative Member shall agree to be, and shall be, bound by the terms of this Agreement.
(b)    Performance Based Termination Event.
(i)    If, as of the end of any calendar quarter, the Net Operating Income of the Fountains Properties, taken as whole, for the two (2) consecutive quarterly periods ending on the last day of such calendar quarter, is less than the Minimum Required NOI for such period, then the same shall constitute a “Performance Based Termination Event”.
(ii)    Upon the occurrence of a Performance Based Termination Event, the NorthStar Member may, in its sole and absolute discretion, provide written notice thereof to the Administrative Member (the “PBTE Notice”). Within thirty (30) days following receipt of a PBTE Notice, the Administrative Member shall have the right to cure such Performance Based Termination Event, but not more than three (3) times in the aggregate during the term of the Venture, by (A) providing written notice to the NorthStar Member (the “PBTE Cure Notice”) that it is electing to cure such Performance Based Termination Event and (B) causing its Affiliated member in the Operating Venture to remit to the Operating Venture an amount equal to the difference between (y) the Minimum Required NOI for such applicable period less (z) the actual Net Operating Income for such applicable period (such payment, a “PBTE Cure Payment”). Failure to send timely a PBTE Cure Notice or to remit timely a PBTE Cure Payment within such thirty (30) day period shall be deemed an irrevocable election by the Administrative Member not to cure such Performance Based Termination Event. For the avoidance of doubt, a Removal Event which results from the occurrence of a Performance Based Termination Event shall not, in and of itself, constitute a Promote Loss Event hereunder.
(iii)    If, during the course of any Fiscal Year during the term of the Venture, one or more (but less than all) of the Fountains Properties is sold or the Master Lease Agreement is otherwise terminated with respect to one or more of the Master Lease Properties, then the actual Net Operating Income of such Fountains Property as well as the budgeted Net Operating Income of such Fountains Property set forth in the applicable Approved Business Plan and Budget for the calendar quarter in which such sale closes or such termination occurs (and all subsequent calendar quarters occurring within such Fiscal Year) shall not be included in determining Minimum NOI or actual Net Operating Income for purposes of determining whether a Performance Based Termination Event has occurred from and after the closing of such sale or the occurrence of such termination.

If, during the course of any Fiscal Year during the term of the Venture, one or more (but less than all) of the Fountains Properties is either damaged by fire or other casualty or a portion thereof is taken by power of eminent domain by a governmental authority, in each case such that operations at such Fountains Property substantially cease, units are taken out of service or ordinary course revenue producing operations at the affected Fountains Property are materially and adversely affected (such event, a “Material Casualty/Condemnation”), then the actual Net Operating Income of such Fountains Property as well as the budgeted Net Operating Income of such Fountains Property set forth in the applicable Approved Business Plan and Budget for the calendar quarter in which the Material Casualty/Condemnation occurs (and all subsequent calendar quarters, until, in the case of a fire or other casualty, the damage is substantially restored) shall not be included in determining Minimum NOI or actual Net Operating Income for purposes of determining whether a Performance Based Termination Event has occurred from and after the occurrence of such Material Casualty/Condemnation.
(c)    Intentionally Omitted.
(d)    Arbitration. In the event of any dispute between Members under Section 7.05 with respect to whether or not a Removal Event or a Promote Loss Event has occurred, such dispute shall be submitted to final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time. The Members shall cooperate with JAMS and with each other in scheduling the arbitration proceedings so that a final non-appealable award is rendered within sixty (60) calendar days after submission to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by the JAMS arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the JAMS arbitrator. The JAMS arbitrator shall be (a) a disinterested and impartial person and (b) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. The JAMS arbitrator shall be bound by the provisions of this Agreement and by applicable law and shall not have the power to add to, subtract from, or otherwise modify such provisions. Any decision rendered by the JAMS arbitrator shall be final, conclusive and binding upon the Venture and the Members. Notwithstanding anything to the contrary contained herein, during the pendency of any arbitration proceeding under this Section 7.05(d), the Administrative Member shall not take any action on behalf of the Venture or any Subsidiary (including with respect to the day-to-day management of the Venture or any Subsidiary) without the consent of NorthStar Member.
(e)    Effect of Removal. If the NorthStar Member elects to remove the TFG Member as the Administrative Member in accordance with this Section 7.05:
(i)    from and after the Removal Date, the NorthStar Member shall have the unilateral right to terminate any Affiliate Agreements without penalty;
(ii)    as of the Removal Date, the TFG Member shall have no further approval rights over any actions taken by the NorthStar Member, the Venture or any Subsidiary except with respect to any amendments or modifications to this Agreement that have an adverse effect on the TFG Member in any material respect and Permanent Major Decisions;

(iii)    from and after the Removal Date through the TFG Exit Date, the TFG Member shall retain its Interest in the Venture as a non-Administrative Member but shall no longer have any rights to Distributions or allocations;
(iv)    the TFG Member shall have no further obligation to make Capital Contributions to the Venture;
(v)    the TFG Member shall have no further duties or obligations as Administrative Member under this Agreement;
(vi)    the TFG Member shall not by reason of any change in management control hereunder be released from any liability that the TFG Member may have to the NorthStar Member or the Venture by reason of the breach that resulted in such removal, if any, by the TFG Member of its obligations under this Agreement prior to the change in management control, but the TFG Member shall not be liable for any liabilities of the Venture or its Subsidiaries first arising from and after the change in management control other than for such liabilities caused by the TFG Member or any of its Affiliates, if any;
(vii)    all bank accounts contracts, deposits, accounts or other evidences of any rights of the Venture and its Subsidiaries shall be transferred to the name or control of the such Person as the NorthStar Member shall direct and the TFG Member shall promptly execute such instruments and take such actions as the NorthStar Member may request to effect such transfer; provided, that the NorthStar Member may execute any and all such documents in the name of the TFG Member pursuant to the power-of-attorney referenced in Section 7.03(h); and
(viii)    the NorthStar Member shall provide the TFG Member and the TFG Recourse Party with a Release or Release Indemnity, as required under Section 12.03, which Release or Release Indemnity shall be effective as of the Removal Date (and any Contribution Agreement shall remain in effect with respect to events occurring during the period prior to the Removal Date).
(f)    Purchase of Interests. If the TFG Member is removed as the Administrative Member, then the NorthStar Member shall purchase from the TFG Member, and the TFG Member shall sell to the NorthStar Member, the entire Interest of the TFG Member within one (1) year following such removal (the date the Interest of the TFG Member is purchased hereunder, the “TFG Exit Date”), in accordance with and subject to the following terms:
(i)    The NorthStar Member shall deliver to the TFG Member a notice of purchase, which notice will specify a closing date for such purchase and sale, which date shall be on or before the date that is one (1) year following the Removal Date (such notice, a “Default Purchase Notice”). Failure by the NorthStar Member to deliver a Default Purchase Notice as specified herein shall not constitute a waiver of any such breach or default. If the NorthStar Member does not deliver a Default Purchase Notice on or prior to the date that is nine (9) months after the Removal Date, then the TFG Exit Date shall automatically be deemed to be the one (1) year anniversary of the Removal Date; provided, that such date may be accelerated by the NorthStar Member.

(ii)    The purchase price for the Interest of the TFG Member shall be the amount that would be distributed to the TFG Member if all of the assets of the Venture were sold for fair market value as of the Removal Date (as determined through the “baseball arbitration” procedures described in Section 7.05(g)), all customary transaction costs relating to such a sale were paid, all other liabilities of the Venture and its Subsidiaries were discharged, and the Venture was liquidated and all assets of the Venture were distributed in accordance with the provisions of Section 11.03; provided, that if the TFG Member is removed as the Administrative Member by the NorthStar Member as a result of a Removal Event that constitutes a Promote Loss Event, in determining such purchase price, any amount that would otherwise have been distributable to the TFG Member pursuant to the Promote Distribution Provisions shall instead be deemed to be distributable to the Members, pro rata in accordance with their Percentage Interests.
(iii)    Any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever sustained by the Venture, any Subsidiary or the NorthStar Member on account of the Removal Event that gave rise to such Default Purchase Notice shall be offset against any amounts payable to the TFG Member under this Section 7.05(f).
(g)    Baseball Arbitration Procedures. Within ten (10) business days after the delivery of the Default Purchase Notice, NorthStar Member and TFG Member will each select an independent consultant (each, an “Initial Consultant” and together, the “Initial Consultants”). If either NorthStar Member or TFG Member fail to timely appoint an Initial Consultant, then the party which appointed an Initial Consultant shall notify the other party of such failure and, if within five (5) Business Days of receipt of such notice such failing party shall fail to appoint an Initial Consultant, the appointed Initial Consultant shall independently select and appoint the other Initial Consultant, who shall be impartial, within five (5) Business Days after notice to the failing party. Each Initial Consultant shall, as promptly as possible, but in any event within forty-five (45) days of selection, prepare a sealed appraisal of the fair market value of the Properties and all other assets of the Venture and its Subsidiaries, taken as a whole. Neither of the fair market value appraisals shall be opened except as and when hereinafter expressly provided. If both of the Initial Consultants submit their respective appraisals in accordance with the foregoing provisions, then the Initial Consultants shall arrange a meeting (the “Initial Consultant Meeting”) to be held at a location that is mutually agreeable to the Initial Consultants and located in the Borough of Manhattan during business hours within ten (10) days after the appraisals shall have been prepared, for the purpose of opening the fair market value appraisals. NorthStar Member and TFG Member shall have not less than ten (10) days’ notice of the date, time and location of the Initial Consultant Meeting and shall have the right to have its representatives present thereat. At the Initial Consultant Meeting, the fair market determinations shall be opened by each of the Initial Consultants and copies thereof shall be distributed to NorthStar Member and TFG Member. If the higher of the appraised values is less than or equal to 110% of the lower appraised value (or the two appraisals are equal in amount), the fair market value of the Properties and all other assets of the Venture and its Subsidiaries will be deemed to be equal to the average of the two appraised values. If the higher of the appraised values is more than 110% of the lower appraised value, then the two Initial Consultants, within ten (10) days after the Initial Consultant Meeting, shall jointly appoint a mutually agreeable third appraiser who shall be impartial (the “Third Consultant”). If the Initial Consultants fail to agree upon and appoint the Third

Consultant within such ten (10)-day period, then either of NorthStar Member or TFG Member may request that JAMS appoint the Third Consultant within ten (10) days after such request, and the parties hereto shall be bound by any appointment so made within such 10-day period. If the Third Consultant shall not have been appointed within such 10-day period, then either of NorthStar Member or TFG Member may apply to any court having jurisdiction to make such appointment. The Third Consultant shall subscribe and swear to an oath to fairly and impartially select the appraised value of the Properties and all other assets of the Venture and its Subsidiaries as of the Removal Date which, in his or her opinion, more accurately reflects the appraised value at issue. The Third Consultant shall conduct such hearings as he or she deems appropriate. Within five (5) business days after the Third Consultant has been appointed, the Third Consultant shall select the appraised value (i.e., the Third Consultant must choose either the appraised value of the first Initial Consultant or the second Initial Consultant) which, in his or her opinion, more accurately reflects the fair market value of the Properties and all other assets of the Venture and its Subsidiaries, and shall notify NorthStar Member and TFG Member of such selection in writing and such closest appraised value shall be deemed to be the fair market value of the Properties and all other assets of the Venture and its Subsidiaries. The fees and expenses of any such appraisal shall be borne by the parties equally, but each party shall bear the expense of the Initial Consultant appointed by it (or the Initial Consultant that should have been appointed by it) and its attorneys and experts as well as any expenses of presenting its own proof. The NorthStar Member and the TFG Member shall each have the right to submit such data and memoranda to each of the appraisers in support of their respective positions as they may deem necessary or appropriate. Each appraiser shall be a real estate broker having at least five (5) years’ experience valuation of senior living facilities in the United States. It is expressly understood, and each appraiser shall acknowledge and agree, that any determination of the appraised value shall be based on all relevant factors. The appraisers shall not have the power to add to, modify or change any provision of the Agreement, and the jurisdiction of the appraisers is accordingly limited.
7.06.    Goods and Services from Affiliates and Professionals. (a) Except as set forth in Section 7.06(b) and Section 7.06(c), neither Member shall cause or permit the Venture or any Subsidiary to enter into (iv) any Affiliate Agreement (or permit any property manager, managing agent or other agent of the Venture or any Subsidiary to enter into any Affiliate Agreement) unless such agreement or arrangement has been approved by the Member that is not an Affiliate of the counterparty to such Affiliate Agreement after the nature of the relationship or affiliation and the terms of such agreement or arrangement have been fully disclosed in writing or (v) any agreement with the Manager or any subsidiary of the Manager that would cause the Venture to receive any income from the Manager or any subsidiary thereof.
(b)    Subject in all respects to the provisions of Section 7.06(d), the Members hereby acknowledge that an Affiliate of the TFG Member shall serve as Manager of each of the Properties pursuant to a separate Management Agreement for each Property between the Manager and a subsidiary of the Operating Venture. The Members hereby approve the terms of the Management Agreement in the form attached hereto as Exhibit K and authorize the performance of the duties and obligations of the Manager thereunder by the Manager. Notwithstanding anything to the contrary, the Operating Venture or applicable subsidiary thereof shall have the right (exercisable on behalf of the Operating Venture or applicable subsidiary by the NorthStar Member (as defined in the Operating Venture Agreement) as provided in Section 7.06(d) of the Operating Venture Agreement) to terminate any Management Agreement (A) as to any Property upon a sale or other disposition (direct or indirect) of such Property and (B) as to any Property or all Properties during any period in which the NorthStar Member (as defined in the Operating Venture Agreement) has the right to remove the TFG Member (as defined in the Operating Venture Agreement) as the Administrative Member (as defined in the Operating Venture Agreement) or the TFG Member (as defined in the Operating Venture Agreement) is not serving as the Administrative Member (as defined in the Operating Venture Agreement) or no longer owns an Interest in the Operating Venture.
(c)    Intentionally Omitted.
(d)    Each Member shall have the unilateral right (but not the obligation) to exercise, on behalf of the Venture, all rights of the Venture or any Subsidiary, as applicable, to enforce or exercise any right, remedy or option under any Affiliate Agreement (including the Management Agreements) with an Affiliate of the other Member (including, without limitation, the terminating of, or the bringing of any summary proceeding, litigation, suit or other action to enforce, such Affiliate Agreement pursuant to the terms thereof), and the right to execute documents on behalf of the Venture or cause the Venture to execute documents on behalf of any Subsidiary in connection therewith.
(e)    The Administrative Member shall employ, on behalf of the Venture, the Venture Attorneys and the Venture Accountants, and no other Person shall be retained to provide legal or accounting services to the Venture without the approval of the NorthStar Member.
7.07.    Approved Business Plan and Budget. (a) For each Fiscal Year commencing after the 2015 Fiscal Year, the Administrative Member shall prepare and deliver to the NorthStar Member, not later than November 1 of the immediately preceding Fiscal Year, a draft business plan of the Venture and each Subsidiary, including detailed cash flow projections and underlying assumptions, and a draft operating and capital budget and plan (collectively, a “Draft Annual Plan and Budget”) with respect to the Venture Assets, the Subsidiaries and each Property for the upcoming Fiscal Year, which Draft Annual Plan and Budget shall be approved by the Administrative Member prior to delivery thereof to the NorthStar Member. Each Draft Annual Plan and Budget shall (i) be in the form attached hereto as Exhibit D, (ii) set forth separately on a month-by-month basis all anticipated revenue, operating expenses (including any amounts payable to the Manager pursuant to any Management Agreement), other Charges, capital and other costs and expenses of the Venture, each Subsidiary and each Property for such Fiscal Year (including detailed cash flow projections after debt service and reserves), on a Property-by-Property and combined portfolio basis, (iii) set forth leasing parameters for each Property setting forth the rates for entry fees and monthly rates (as well as permitted discounts and concessions), together with other charges billable to residents, and (iv) set forth all underlying assumptions.
(b)    (i)    If the NorthStar Member shall approve the entire Draft Annual Plan and Budget proposed by the Administrative Member, the same shall constitute the approved operating and capital budget and plan for the applicable Fiscal Year (each approved Draft Annual Plan and Budget being an “Approved Business Plan and Budget”).

(ii)    If the NorthStar Member objects to any aspect of the Draft Annual Plan and Budget proposed by the Administrative Member, then the Administrative Member, within ten (10) days after its receipt of such objection, shall (A) revise such Draft Annual Plan and Budget in its reasonable discretion to attempt to address and incorporate the NorthStar Member’s objections and (B) re-submit the same to the NorthStar Member. The foregoing provisions of this Section 7.07(b)(ii) shall be repeated until there is an Approved Business Plan and Budget for the Fiscal Year in question acceptable to the Administrative Member that has been proposed by the Administrative Member and approved by the NorthStar Member.
(iii)    If the NorthStar Member has not approved a proposed Draft Annual Plan and Budget for any Fiscal Year by the first day of the Fiscal Year to which it relates, then for purposes hereof, until a Draft Annual Plan and Budget for such Fiscal Year is approved, the Approved Business Plan and Budget for such Fiscal Year (a “CPI‑Budget Year”) shall be the same as the Approved Business Plan and Budget for the previous Fiscal Year but with an increase in each line item by the lesser of (A) three percent (3.0%) or (B) the same percentage as the percentage increase (if any) in the CPI from the CPI published in the month that is 13 months prior to the first month in such CPI‑Budget Year to the CPI published one month prior to the first month in such CPI‑Budget Year; provided, that (x) Non-Discretionary Expenses may be incurred as necessary without regard to any such limitations during the CPI‑Budget Year in question, and (y) capital expenditure line items shall not carry forward other than the unexpended portion of any capital expenditure line items set forth in the prior Approved Business Plan and Budget for projects not yet competed. For purposes hereof, “CPI” shall be the Consumer Price Index for All Urban Consumers, All Areas (base year 1982-1984 = 100) published by the United States Bureau of Labor Statistics.
(c)    The Members have each heretofore approved and agreed upon the Approved Business Plan and Budget for the Venture and the Properties for the balance of the 2015 Fiscal Year, which Approved Business Plan and Budget is attached hereto as Exhibit D.
(d)    Intentionally Omitted.
(e)    Intentionally Omitted.
7.08.    Compensation; Reimbursement for Expenses; Other Expenses. (a) No Member and no employee of any Member, as such, shall be entitled to any salary or other compensation for any services rendered or to be rendered by it to the Venture; provided, that the reasonable out-of-pocket expenses incurred by the Administrative Member in its capacity as such in connection with the performance of its duties hereunder shall be reimbursed by the Venture as a Charge (it being understood that the TFG Member, in its capacity as the Administrative Member, shall not be entitled to be paid or reimbursed by the Venture or any Subsidiary under this Agreement for any costs and expenses incurred by any Affiliate of the TFG Member pursuant to any Agreement with such Affiliate to the extent such costs and expenses are duplicative of amounts separately reimbursed by the Venture or any Subsidiary to such Affiliate under such Affiliate Agreement).
(b)    Subject to Section 7.08(c), all fees and disbursements of third-party accountants, attorneys and consultants (including environmental, engineering and appraisal consultants) retained by the Venture (but not the Members) and incurred in connection with the transactions contemplated hereby and the preparation, negotiation, execution and delivery of any and all documents related to the Venture shall be paid by the Venture.
(c)    Without duplication of any amounts paid by the Venture pursuant to Section 7.08(b), the Venture shall reimburse each of the NorthStar Member and the TFG Member on the Closing Date for all out-of-pocket expenses incurred by such party in connection with the negotiation of the Purchase Agreement (and associated acquisition financing) and the transactions contemplated by this Agreement (including, without limitation, all due diligence costs, travel costs, transfer taxes, costs of third party environmental, engineering, appraisal and other consultants and attorneys and other closing costs incurred in connection therewith) as set forth on the preliminary pro forma sources and uses statement attached hereto as Exhibit G as the same may be updated by the Members as of the Closing Date in accordance with clause (ii) of Section 7.11(c).
(d)    Each of the Members shall pay their own respective attorneys’ fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, the Operating Venture Agreement and the Management Agreements.
7.09.    Intentionally Omitted.
7.10.    Other Business Ventures; Non-Compete. Subject to the provisions of this Section 7.10, the Venture and the Members: (a) recognize that the Members and their Affiliates, and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, have or may in the future have other business interests, activities and investments, independently or with others, some of which may be in conflict or competition with the business of the Venture; (b) agree that the Members and their Affiliates, and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, are entitled to carry on such other business interests, activities and investments; (c) agree that neither the Venture, the other Members, nor any of their respective members, partners, shareholders, officers, directors, employees, agents or representatives, shall have any right, by virtue of this Agreement or otherwise, in or to such business interests, activities and investments, any interests therein or the income or profits derived therefrom; and (d) agree that the pursuit of such business interests, activities and investments, even if competitive with the business of the Venture, shall not be deemed wrongful or improper. Notwithstanding the foregoing, except with respect to the Properties, none of the TFG Member, the Key Principals, any other Person Controlled by the Key Principals or any of their respective Affiliates, without the consent of the NorthStar Member, shall acquire or invest in any property on which any Person plans to develop a senior living facility within a radius distance of five (5) miles measured from any Property; provided, that the Members hereby agree that the current development and ownership of the property known as “Hacienda at the River” in Tucson, Arizona by an Affiliate of the TFG Member shall not be deemed to be a violation of this Section 7.10.
7.11.    Acquisition of the Properties; Adjacent Parcels; Etc.. (a) Subject to the remaining provisions of this Section 7.11, each Member and the Venture shall cause the closing to occur under the Purchase Agreement and the applicable Subsidiary to acquire the applicable Property on the closing date under the Purchase Agreement (as such date may be extended by the parties thereto, each a “Closing Date”) pursuant to and in accordance with the terms of the Purchase Agreement.

(b)    On or prior to the Closing Date, the NorthStar Member shall cause Buyer (i) either (y) to assign to the Venture or applicable Subsidiaries all or a portion of its right, title and interest in the Purchase Agreement relating to the Properties or (z) to designate each of the applicable Subsidiaries to take title to each of the applicable Properties on the Closing Date, and (ii) to designate Master Lease Landlord or one or more subsidiaries thereof to take title to each of the applicable Master Lease Properties on the Closing Date.
(c)    The Administrative Member shall use commercially reasonable efforts to take, or cause to be taken (or if the Administrative Member does not take such actions (or cause such actions to be taken) or the NorthStar Member otherwise elects, the NorthStar Member may take) all actions as are necessary, appropriate or advisable to cause the transactions contemplated by the Purchase Agreement to occur on the Closing Date thereunder; provided, that (i) neither Member shall amend or modify the Purchase Agreement, or waive any right of the Venture or applicable Subsidiary thereunder (including, without limitation, a waiver of any conditions to closing thereunder), without the prior written consent of the other Member (which consent shall not be unreasonably withheld, conditioned or delayed with respect to any extension of the Closing Date) and (ii) any sources and uses, funds flow statements and apportionment or proration determinations pertaining to the closing under the Purchase Agreement shall be subject to the prior approval of both Members. If the Venture or applicable Subsidiary has the right to terminate the Purchase Agreement (or if the Purchase Agreement will automatically terminate if the Venture or applicable Subsidiary does not deliver notice causing the Purchase Agreement not to terminate) and receive a return of the Deposit thereunder and any other reimbursable expenses pursuant to the Purchase Agreement, whether by reason of a seller breach of the Purchase Agreement or the failure of the conditions precedent to the Buyer’s obligation to close, or otherwise, then, unless the Members jointly agree to waive or forego such termination right, the Administrative Member shall cause the Venture or applicable Subsidiary to exercise such termination right and seek such reimbursements; provided, that if only one Member (the “Non-Investing Member”) desires to cause the Venture or applicable Subsidiary to exercise such termination right, the Member that does not wish to terminate (the “Investing Member”) shall have the right, upon written notice to the Non-Investing Member given prior to the exercise of such termination right and at least one (1) Business Day before the expiration of any such termination right, to proceed with the closing under the Purchase Agreement outside of the Venture; provided, that prior to the expiration of any such termination right, such Investing Member refunds to the Non-Investing Member any and all funds contributed by the Non-Investing Member to the Venture with respect to such Property.
(d)    If the Purchase Agreement is terminated without consummating the transactions contemplated therein, any amounts received by the Venture or any Subsidiary as a result of such termination (including by reason of the return of the Deposit or any ERLA Deposits) shall be distributed to the Members in accordance with the amounts funded by the Members with respect to the Purchase Agreement.
(e)    Set forth on Exhibit B attached hereto are the allocations of the Purchase Price (as defined in the Purchase Agreement) for each of the Properties that are agreed upon as between the NorthStar Member and the TFG Member. As between the Venture (acting for Buyer) and Seller, the NorthStar Member shall conduct and control and the allocations of the Purchase Price for each of the Properties under the Purchase Agreement and, to the extent the final allocations of the Purchase Price for each of the Properties under the Purchase Agreement that are agreed upon between Buyer and Seller differ from the allocations set forth on Exhibit B attached hereto, then the allocations set forth on Exhibit B attached hereto shall be updated accordingly.
(f)    Without limiting the foregoing provisions of this Section 7.11, prior to the Closing Date, the Members may conduct or continue to conduct reasonable and customary due diligence of the applicable Property on behalf of the Venture, including, among other things, physical and environmental due diligence and a review of title and survey. The Members agree to keep each other reasonably informed regarding their respective due diligence investigation (including title and survey) and to provide each other with copies of the title commitment, title documents, survey and other material due diligence items (including summaries thereof) which are received by either Member and requested by the other. Provided that the Members conduct their investigations of the Properties in good faith and in the absence of gross negligence, fraud, intentional misrepresentation or willful misconduct, neither Member shall have any liability to the Venture or the other Member hereunder relating to the condition of any Properties or any other issues related to the acquisition of any Property.
(g)    With respect to the skilled nursing facility component of the Properties known as the Washington House Property and the Albemarle Property, the Members shall, in good faith consider and discuss and, to the extent mutually agreeable by the Members in their sole (but good faith) discretion, formulate and implement, a plan to lease (or cause the Operating Venture to lease) such components in a REIT-compliant manner to an affiliate of the TFG Member or to a third party operator on terms and conditions mutually acceptable to the NorthStar Member and the TFG Member in their sole (but good faith) discretion. Nothing in this Section 7.11(g) shall obligate either Member to agree to anything definitive with respect to the subject matter of this Section 7.11(g).
(h)    On the Closing Date, the applicable Subsidiaries shall take title to each of the applicable adjacent parcel properties set forth on Exhibit J (each such parcel, an “Adjacent Parcel”). With respect to each Adjacent Parcel, the Members shall work together in good faith (i) to formulate and agree upon a plan of development mutually acceptable to the NorthStar Member and the TFG Member no later than six (6) months from the Closing Date, and (ii) to satisfy all conditions necessary to commence, and to commence, construction in accordance with such plan (including, but not limited to, obtaining any necessary entitlements, closing on any construction financing, etc.) no later than twenty-four (24) months from the Closing Date. If such timeframes are not timely satisfied, then, notwithstanding anything to the contrary in this Agreement (including, without limitation, the provisions of Section 7.02) and unless the Members mutually agree otherwise, the applicable Adjacent Parcel shall be marketed for sale to a third party purchaser that is not an Affiliate of either Member substantially in accordance with the marketing and sale procedures set forth in Section 10.03(a), which shall apply mutatis mutandis with respect thereto; provided, that the purchaser of any such Adjacent Parcel shall be required to enter into a commercially reasonable non-compete arrangement for the benefit of the applicable Fountains Property, acceptable to the NorthStar Member and the TFG Member in their commercially reasonable discretion, such that the project to be developed on such Adjacent Parcel is not used for a use that is competitive with the use of the applicable Fountains Property adjacent to such Adjacent Parcel as a seniors housing facility. For the avoidance of doubt, the net proceeds of any such sale shall constitute Net Extraordinary Cash Flow.
(i)    On the Closing Date, (y) the NorthStar Member shall cause Master Lease Landlord and (z) the TFG Member shall cause Master Lease Tenant, (A) to complete all schedules and exhibits to the Master Lease Agreement, (B) complete all dates and other blanks in the form of Master Lease Agreement and (C) execute and deliver to each other four (4) fully assembled originally executed counterparts of the Master Lease Agreement.
(j)    Intentionally omitted.
(k)    On the Closing Date, the NorthStar Member and the TFG Member shall cause the Operating Venture to be formed and shall enter into, or cause its Affiliate to enter into, as applicable, the Operating Venture Agreement, which agreement shall (i) be based on that certain Limited Liability Company Agreement of Watermark Aqua Operator, LLC dated as of December 27, 2013 between Affiliates of the NorthStar Member and the TFG Member and (ii) reflect revisions thereto that are consistent with the terms and conditions of this Agreement.
(l)    The Members acknowledge that, as of the date hereof, (i) Watermark NY Tenant is a tenant pursuant to the Millbrook Lease, which is a net lease that requires Watermark NY Tenant to be responsible for all of the burdens, obligations and liabilities of, and enjoy all of the rents, revenues and benefits associated with the premises demised thereunder, (ii) Watermark NY Tenant is a tenant pursuant to the RiverVue Lease, which is a net lease that requires Watermark NY Tenant to be responsible for all of the burdens, obligations and liabilities of, and enjoy all of the rents, revenues and benefits associated with the premises demised thereunder, (iii) Manager manages the Millbrook Property on behalf of Watermark NY Tenant pursuant to the Millbrook Management Agreement, and (iv) Manager manages the RiverVue Property on behalf of Watermark NY Tenant pursuant the RiverVue Management Agreement. The Members further acknowledge that (y) the economic arrangements and the relative allocation of risks and responsibilities as between the applicable landlord entities under each of the Millbrook Lease and the RiverVue Lease, Watermark NY Tenant and Manager under the Millbrook Lease and the Millbrook Management Agreement, and the RiverVue Lease and the RiverVue Management Agreement, are different than (z) the economic arrangements and the relative allocation of risks and responsibilities that would apply with respect to the Millbrook Property and the RiverVue Property between the applicable subsidiaries of the Operating Venture and Manager under a Management Agreement with respect to each such Property in substantially for the form attached hereto as Exhibit K. Accordingly, the Members hereby agree that they will use commercially reasonable efforts to agree upon and implement an interim solution on and as of the Closing Date and a more long-term solution thereafter, in each case subject to compliance with all applicable regulatory and other legal requirements, in order to ensure that (A) the economic arrangements and the relative allocation of risks and responsibilities with respect to the Millbrook Property and the RiverVue Property between the applicable subsidiaries of the Operating Venture and Manager are as close as possible to that which would apply if they were each direct parties to a Management Agreement with respect to each such Property in substantially for the form attached hereto as Exhibit K, and the Millbrook Lease and RiverVue Lease did not exist, and (B) David Freshwater, in his capacity as the sole shareholder of

Watermark NY Tenant, shall not bear any personal liability associated with the operations of the Millbrook Property or the RiverVue Property by virtue of his ownership of Watermark NY Tenant (other than to the extent attributable to his own fraud, gross negligence or willful misconduct). If requested by a lender providing financing to the Venture, the TFG Member shall cause Watermark NY Tenant to execute a subordination non-disturbance and attornment agreement in customary form in favor of such lender providing financing to the Venture and reasonably acceptable to Watermark NY Tenant (it being acknowledged and agreed that Watermark NY Tenant hereby approves of the form of subordination non-disturbance and attornment agreement of the lender providing financing to the Venture on the Effective Date).
(m)    The final forms of each Interim Bridging Document (as defined in the Purchase Agreement) shall be subject to the reasonable approval of the TFG Member and the NorthStar Member (in the case of any Property) or the reasonable approval of the TFG Member (in the case of any Master Lease Property), and shall include provisions necessary to accommodate requirements of the specific jurisdictions in which the applicable Fountains Property is located.
7.12.    REIT Compliance. (a) The Administrative Member acknowledges that, as of the date hereof, the NorthStar Member or certain direct or indirect owners of the NorthStar Member are qualified or intend to qualify as a REIT (each such entity, a “REIT Entity”). Accordingly, the Administrative Member shall use commercially reasonable best efforts to manage and operate the Venture and the Subsidiaries such that the nature of its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Venture to qualify as a REIT and to avoid any “income from foreclosure property” within the meaning of Section 857(b)(4) of the Code and any “net income from prohibited transactions” under Section 857(b)(6) of the Code (determined as if the Venture were a REIT but without regard to Sections 856(c)(6) and (7) of the Code). The Administrative Member shall take or refrain from taking, as the case may be, such actions as are reasonably requested by the NorthStar Member to protect the status of any REIT Entity as a REIT but the Administrative Member shall not be charged with making independent determinations as to the qualification or status of a REIT Entity as a REIT. In furtherance of the foregoing, Administrative Member shall not allow the Venture or any Owner or Subsidiary to: (i) invest any excess funds in any investment that would not be treated as cash, cash items, or government securities for purposes of Section 856(c) of the Code; (ii) enter into any lease with any person that will result in a rental payment to the lessor that is dependent in whole or in part on (A) the net income or profits of any lessee or sublessee or (B) the lessee’s or sublessee’s receipts or sales in excess of determinable dollar amounts; (iii) enter into any lease for any Property or any portion thereof pursuant to which any rents attributable to personal property constitute more than 15% of the aggregate rents received in connection with such lease within the meaning of Section 856(d)(1)(C) of the Code; (iv) provide, or enter into any lease, contract, agreement, or other arrangement with any person pursuant to which the Venture or any Subsidiary is required to provide, to a tenant of a Property services other than those usually or customarily rendered in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5); (v) engage in a prohibited transaction within the meaning of Section 857(b)(6) of the Code; (vi) enter into any agreement under which the Venture or any Subsidiary would receive any income from the Manager or a subsidiary or direct or indirect owner of the Manager; (vii) own an interest in an entity treated as a corporation for federal income tax purposes (other than an entity treated as a “taxable REIT subsidiary” with respect to each REIT Entity); (viii) own a security (as defined for purposes of Section 856(c)(4) of the Code, taking into account Section 856(m) of the Code); or (ix) enter into any hedging transaction (as defined in Section 1221(b)(2)(A) of the Code) other than any such transaction that is clearly identified in accordance with Sections 856(c)(5)(G) and 1221(a)(7) of the Code and Regulations Section 1.1221-2 before the close of the business day on which it was acquired, originated or entered into. Notwithstanding the foregoing, the Administrative Member shall not be deemed to have breached the foregoing provisions of this Section 7.12(a) (and shall have no liability or be subject to any remedy under this Agreement) with respect to any specific actions taken by the Administrative Member at the written direction of, or with the prior approval of, the NorthStar Member, including the entering into of each Operating Lease (the form of which is hereby approved by the NorthStar Member).
(b)    If there shall be an amendment or modification to Code or other relevant rules after the date of this Agreement that adversely impacts any REIT Entity’s status as a REIT as a result of the activities of the Venture and the Subsidiaries or any Member’s ownership of an Interest, then (i) the Administrative Member shall cooperate reasonably with the NorthStar Member and shall exercise reasonable efforts to effectuate solutions or “workarounds” to address any REIT qualification concerns under the Code of such REIT Entity arising out of any such amendment or modification and (ii) the NorthStar Member shall use reasonable efforts to ensure that any such solutions or “workarounds”, to the extent practicable, have no material adverse effect on the Administrative Member.
(c)    The Administrative Member on behalf of the Venture shall use commercially reasonable efforts to provide all information reasonably requested by the NorthStar Member related to the business and operation of the Venture, any Subsidiary or any Owner, including such information as the NorthStar Member may request in order to determine the qualification as a REIT of any REIT Entity.
(d)    At all times during the term of this Agreement, the TFG Member shall be a separate legal entity for state law purposes and federal income tax purposes from any Affiliate of the TFG Member that is serving as a Manager with respect to any Property and not a direct or indirect subsidiary of the Manager, and the TFG Member shall maintain and control, separate from any such Affiliated Manager, its own bank account, books and records and employees.
(e)    The Members acknowledge and agree that an unintentional breach or violation of this Section 7.12 by the Administrative Member shall constitute a Removal Event but not an Event of Default (so long as the action that triggered such breach or violation would not otherwise cause an Event of Default pursuant to the provisions of this Agreement excluding Section 7.12) and, accordingly, the sole remedy available to the NorthStar Member in such instance shall be to remove the Administrative Member pursuant to Section 7.05.
7.13.    Leasing of the Properties. In connection with the acquisition by a Subsidiary of any Property (other than undeveloped land until it is developed and ready to be placed in operation), such Subsidiary shall enter into a lease for such Property, as lessor, to the Operating Venture or a subsidiary thereof, as lessee, as a senior housing facility that will be treated as a “qualified health care property” as defined in Section 856(e)(6)(D) of the Code (each, an “Operating Lease”). The

Operating Lease for any such Property shall be substantially in the form of Exhibit H attached hereto and shall contain such other terms and conditions as the Members may determine in accordance with the provisions of this Agreement and agree with the applicable lessee; provided, that, subject to agreement with the applicable lessee, (i) the initial amount of base rent and, if applicable, percentage rent payable under any Operating Lease shall be determined by the NorthStar Member based on a transfer pricing study performed by an independent accounting firm selected by the NorthStar Member with respect to the applicable Property, (ii) the NorthStar Member shall be permitted at any time to increase (or add) the base rent and percentage rent payable under any Operating Lease, (iii) the NorthStar Member shall be permitted at any time to otherwise modify the base rent and, if applicable, percentage rent payable under any Operating Lease based a new or updated transfer pricing study, and (iv) the NorthStar Member shall be permitted at any time to modify any of the other terms and conditions of an Operating Lease if the NorthStar Member determines, in good faith, that such modification is necessary or desirable to better assure the status of any REIT Entity as a REIT (provided, that the NorthStar Member shall use reasonable efforts to ensure that any such modifications, to the extent practicable, have no material adverse effect on the Administrative Member). The Administrative Member makes no representations or warranties as to whether any modifications to any Operating Lease made by the NorthStar Member pursuant to the authority granted in the previous sentence shall assure the status of any REIT Entity as a REIT.
7.14.    Subsidiaries; Authorized Signatories. (a) All of the provisions of this Agreement regarding the management and governance of the Venture shall apply to the management and governance of each Subsidiary, whether any such Subsidiary is managed or controlled directly or indirectly by the Venture, as member, manager, partner, stockholder or otherwise. Any action to be taken by any of the Subsidiaries shall for all purposes hereof be construed as an action taken by the Venture and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement, subject to any additional rights and limitations granted or imposed in the governing documents of such Subsidiary. In the event that the Venture conducts its business through one or more Subsidiaries, the Administrative Member shall perform, with no additional compensation, the same or substantially identical services for each such Subsidiary as the Administrative Member performs for the Venture, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. Without limiting the generality of the foregoing (and notwithstanding anything contained herein to the contrary), any and all references herein to the Venture or any Member taking, causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Venture causing (or such Member causing the Venture to cause), in its capacity as a direct or indirect partner, member or stockholder of such Subsidiary, such action to be taken for and on behalf of such Subsidiary.
(b)    In addition, each of the Administrative Member and the NorthStar Member shall be permitted to appoint one or more “Authorized Signatories” of any Subsidiary in order to accomplish the foregoing, which Authorized Signatories shall be subject to the same limitations on authority as are set forth in this Agreement. If the TFG Member is removed as the Administrative Member pursuant to Section 7.05, each Authorized Signatory of any Subsidiary that was appointed by the TFG Member shall be deemed automatically removed from such office as an Authorized Signatory and shall have no further right to act in such capacity.

ARTICLE 8.
BANK ACCOUNTS; BOOKS AND RECORDS;
STATEMENTS; TAXES; FISCAL YEAR
8.01.    Books of Account. At all times during the existence of the Venture, the books of account of the Venture shall be prepared and kept by the Administrative Member in accordance with GAAP, which shall reflect all of the transactions relating to the Properties, the Venture and the Subsidiaries and shall be appropriate and adequate for the business of the Properties, the Venture and the Subsidiaries, and which books of account shall be maintained at the principal place of business of the Venture. There shall be maintained at the principal place of business of the Venture (a) copies of the Venture’s federal, state and local income tax returns and reports (including all reporting work papers and documentation), if any, for the six (6) most recent years, (b) a copy of this Agreement and all amendments thereto and of any financial statements of the Venture (including all reporting work papers and documentation) for the six (6) most recent years and (c) copies of all mortgages, deeds of trust and other documents evidencing Mortgage Loans, leases to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound, brokerage agreements to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound, the Management Agreement, Contracts, all permits and licenses relating to any of the Properties (other than to the extent the same are required to be kept at the applicable Properties), all easements and other recorded and unrecorded agreements affecting any of the Properties or to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound and other Venture records. Any Member or its duly authorized representatives shall have the right at any time to inspect and copy such books of account during normal business hours upon reasonable notice. Any Member and its duly authorized representatives shall have the right to examine (and copy) or conduct an audit of the Venture’s books and records at any time during normal business hours and upon reasonable notice at the Venture’s principal place of business. Any such examination or special audit (i.e., audits other than the annual audits for the Venture which shall be conducted as of December 31 at the Venture’s sole cost and expense) shall be performed at such Member’s sole cost and expense.
8.02.    Fiscal Year. Unless the Members shall agree otherwise, the fiscal year of the Venture for financial, accounting, federal, state and local income tax purposes (the “Fiscal Year”) shall be the calendar year (except that the first Fiscal Year of the Venture (for financial and accounting purposes) shall begin on the date hereof and the last Fiscal Year of the Venture shall end on the last day of the term of this Agreement).
8.03.    Bank Accounts. Subject to the requirements of any applicable Mortgage Loans, all funds of the Venture and each Subsidiary shall be deposited in the Venture’s or such Subsidiary’s name, as applicable, in one or more separate bank accounts (each, a “Bank Account”) at a bank selected by the Administrative Member with the consent of the NorthStar Member, and representatives of the NorthStar Member may, at its election, be authorized signatories of any such account. Each such Bank Account shall be used exclusively for the Venture’s or a Subsidiary’s funds, as applicable, and no other funds shall be commingled therein. Withdrawals may be made from such Bank Account only for purposes authorized under this Agreement. All withdrawals from the Bank Account in excess of $25,000 shall be made only upon the signature of an authorized signatory of the Administrative Member which authorized signatory shall be either David Freshwater or David Barnes and such other individuals as may be designated by the Administrative Member and approved by the NorthStar Member.
8.04.    Financial Statements. (a) Commencing after the conclusion of the 2015 calendar year, within 12 Business Days after the end of each Fiscal Year, the Administrative Member shall prepare and deliver to the Members draft financial statements of the Venture on a consolidated basis for such Fiscal Year, and within 45 days after the end of each Fiscal Year, the Administrative Member shall prepare and deliver to the Members final unaudited financial statements of the Venture on a consolidated basis for such Fiscal Year together with a certification from the Administrative Member to the NorthStar Member in a form reasonably acceptable to the NorthStar Member, and within 90 days (or such short time period as may be required by any Lender) after the end of each Fiscal Year, the Administrative Member shall prepare and deliver to the Members final audited financial statements of the Venture on a consolidated basis for such Fiscal Year which shall be audited by the Venture Accountants in accordance with generally accepted auditing standards (the “Annual Report”); in each case, along with, to the extent not included as part of such draft, final or final audited financial statements, a balance sheet, an income statement, statements of cash flow (including Net Ordinary Cash Flow and Net Extraordinary Cash Flow) for the Properties, a trial balance, a debt summary and such other information set forth in the NorthStar Member’s annual asset management reporting requirements attached hereto as Exhibit F-1, all of which (except for the reports of Net Ordinary Cash Flow and Net Extraordinary Cash Flow and other reports prepared on a cash basis) shall be prepared in accordance with GAAP and shall present fairly and accurately the financial position and operating results of the Venture, the Subsidiaries and the Properties.
(b)    Within 12 Business Days after the end of each calendar quarter, the Administrative Member shall prepare and deliver to the Members an unaudited financial report for the Venture, each Subsidiary and the Properties for such calendar quarter (the “Quarterly Report”). The Quarterly Report shall include the following: a balance sheet, income statement, statement of cash flows (including Net Ordinary Cash Flow and Net Extraordinary Cash Flow), a trial balance, statements of the Members’ Capital Accounts, a debt summary and such other information set forth in the NorthStar Member’s quarterly asset management reporting requirements attached hereto as Exhibit F-1 or that the NorthStar Member may reasonably request, all of which (except for the reports of Net Ordinary Cash Flow and Net Extraordinary Cash Flow and other reports prepared on a cash basis) shall be prepared in accordance with GAAP and shall present fairly and accurately the financial position and operating results of the Venture, the Subsidiaries and the Properties. Each Quarterly Report shall also include a certification from the Administrative Member to the NorthStar Member in a form reasonably acceptable to the NorthStar Member that the Venture is in compliance with all of its debt covenants and that the Administrative Member does not anticipate any debt covenant noncompliance for the forward 12-month period or, if the Venture is not in compliance with any of its debt covenants or the Administrative Member anticipates any debt covenant noncompliance for the forward 12-month period, a statement specifying each such noncompliance or anticipated noncompliance. Material deviations from the Approved Business Plan and Budget and pro forma shall be accompanied by the Administrative Member’s narrative explanation.

(c)    Within 12 Business Days after the end of each calendar month, the Administrative Member shall prepare and deliver to the Members an unaudited financial report for the Venture, each Subsidiary and the Properties for the preceding month (the “Monthly Report”). The Monthly Report shall include the following: a discussion of the operating and financial performance of the Venture for the period, leasing updates, a balance sheet, an income statement, statement of cash flows (including Net Ordinary Cash Flow and Net Extraordinary Cash Flow), statements of the Members’ Capital Accounts, statements of the Members’ Capital Contributions, statements of the Members’ Outstanding Capital Contributions, statements of the Members’ Percentage Interests, statements of capital expenditures, a rent roll schedule, an accounts receivable aging schedule, an accounts payable summary, an accounting of actual expenditures and revenues compared to those set forth in the Approved Business Plan and Budget, an accounting of all withdrawals and explanations of any “working capital” with respect to each Property, and such other information set forth on the NorthStar Member’s monthly asset management reporting requirements attached hereto as Exhibit F-1 or that the NorthStar Member may reasonably request. In addition, within 12 Business Days after the end of each calendar month, the Administrative Member shall prepare and deliver to the Members the Administrative Member’s standard financial reporting package with respect to the Venture and the Properties, an example of which is attached hereto as Exhibit F-2. Deviations from the Approved Business Plan and Budget in excess of the lesser of ten percent (10%) of the applicable line item or $10,000 shall be accompanied by the Administrative Member’s narrative explanation.
(d)    The Administrative Member shall cause the Venture to deliver to the NorthStar Member (i) such additional reports or other information set forth on Exhibit F-1 attached hereto within the applicable time periods set forth thereon and (ii) such information, and at such times, as the NorthStar Member shall reasonably request in order for any direct or indirect owner of the NorthStar Member to continue to qualify as, and to determine whether it will or will continue to qualify as, a REIT for federal income tax purposes.
(e)    Within 5 Business Days after Administrative Member’s receipt of any of the following, Administrative Member shall deliver to the NorthStar Member copies of same along with any related documentation:
(i)    any survey, inspection, audit, or review conducted by or on behalf of any governmental authority received by Administrative Member related to the Properties or the business, including state department of health licensing surveys and all subsequent corrective action plans and correspondence with governmental authorities related to such survey, inspection, audit, or review;
(ii)    any life safety code reports;
(iii)    any notice of any other restriction that is likely to have an adverse effect on the Venture, the Members, the Properties, the operation of the business, or the operation of each Property for its primary intended use;
(iv)    any and all written notices from any Governmental Authority that (1) any license is being downgraded, revoked, terminated, suspended, restricted or conditioned or may not be renewed or reissued or that action is pending or being considered to downgrade, revoke, terminate, suspend, restrict or condition (or not renew or reissue) any such license, (2) any violation, fine, finding, investigation or corrective action concerning any license is pending or being considered, rendered or adopted, or (3) any legal requirement or any health or safety code or building code violation or other deficiency has been identified;
(v)    licenses issued or renewed in the future by a governmental authority; and
(vi)    any and all notices from any governmental authority which state that the Government Payor certification of a Property is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade any such certification. Administrative Member shall provide complete and accurate copies of all annual Government Payor cost reports for each Property within 10 days of filing such cost reports.
(m)    In addition to the foregoing, the Administrative Member shall deliver to each Member a copy of each such financial statement and other periodic report required to be delivered to the lender pursuant to the terms of any Mortgage Loan, simultaneously with the delivery of such statement or other report to the lender under such Mortgage Loan.
8.05.    Tax Returns; Tax Matters Partner. (a) The Administrative Member shall cause all Venture tax returns to be timely prepared so that they may be filed with the applicable government authorities within allowable time periods, including extensions, which tax returns shall not be filed until the NorthStar Member consents to such filing and shall provide to any Member such other information as may be reasonably requested by such Member relating to the Venture’s tax matters. In furtherance of the foregoing the Administrative Member shall, as soon as practicable, cause to be submitted drafts of all income tax returns (including all related schedules and exhibits and upon request, copies of all supporting work papers) to the NorthStar Member for its consent to the filing of such returns, which shall be provided at least 30 days prior to the required filing date and prior to filing the same and in the case of any annual income tax returns. In addition, the Administrative Member shall cause to be provided to the NorthStar Member: (1) within 25 days after the end of each calendar quarter, an estimate of the Venture’s gross assets as of such quarter-end (broken down by amount and asset type for purposes of and as specified in Section 856(c)(4) of the Code) and gross income for the year through such quarter-end (broken down by income type as determined for purposes of and as specified in Section 856(c)(2) and (3) of the Code), (2) at least 5 Business Days prior to each quarterly estimated tax payment date for calendar year corporations, an estimate of the NorthStar Member’s share of the Venture’s taxable income or loss with respect to such calendar quarter, and (3) within 25 days after the end of each taxable year, estimated information necessary for such Member to prepare any required 1099-DIV forms. Notwithstanding the above, the Administrative Member will cause to be provided to each Member with (i) estimates of its IRS Schedule K-1 items with respect to any taxable year within 20 days after the end of such taxable year and (ii) a final IRS Schedule K-1 with respect to the taxable year no later than May 31st following such taxable Year.
(b)    The NorthStar Member shall be the tax matters partner (as described in Section 6231(a)(7) of the Code and similar provisions of state and local tax law) of the Venture. In the event the Venture shall be the subject of an income tax audit by any U.S. federal, state, or local authority, to the extent the Venture is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the tax matters partner shall be authorized to act for, and its decision shall be final and binding upon, the Venture and each Member thereof. Moreover, each Member agrees that without the prior written consent of the NorthStar Member, it will not act independently with respect to any tax audit or proceeding related to the Venture, including any administrative or judicial review, involving any U.S. federal, state, or local or non-U.S. tax authority; any settlement, closing, or similar agreement entered into by the Venture in respect of the Venture with any such authority; and any voluntary disclosure made by the Venture to any such authority.
8.06.    Tax Elections. All elections required of permitted to be made under the Code or any successor thereto and under any state, local or non-U.S. tax law, shall be made by the NorthStar Member in its sole discretion, provided that if any such election would have a material, adverse and disproportionate effect to the TFG Member, such election shall be subject to TFG Member’s consent not to be unreasonably withheld or delayed, unless the failure to make such election would adversely affect the ability of any REIT Entity to maintain its status as a REIT. Notwithstanding the foregoing the Venture shall be treated as a partnership for federal income tax purposes and no Member shall make any election (for tax purposes or otherwise) inconsistent with such treatment.
ARTICLE 9.
TRANSFERS AND PLEDGES OF INTERESTS
9.01.    Restrictions on Transfers and Pledges of Interests. (a) Except as specifically permitted in this Section 9.01, no Member shall, directly or indirectly, sell, assign, transfer or otherwise dispose of (each such transaction being herein called a “Transfer”), or pledge, collaterally assign (including any assignment of income or profits) or otherwise hypothecate or create or permit to exist a lien against (each such transaction being herein called a “Pledge”), all or any part of such Member’s Interest without the prior written consent of the other Members, and any such Transfer or Pledge made in violation of the foregoing shall be void ab initio. Any of the following (each, an “Upper Tier Transfer”), whether accomplished directly or indirectly, by contract, operation of law, voluntarily or involuntarily, shall be deemed a Transfer or Pledge, as applicable, for purposes hereof:
(i)    any Transfer or Pledge of (A) any partnership interest in any Member that is a partnership, (B) any limited liability company interest in any Member that is a limited liability company, (C) any stock in any Member that is a corporation or (D) any legal or beneficial interest in any Member that is a trust or other entity;
(ii)    the (A) admission of any additional partner to any Member that is a partnership, (B) admission of any additional member to any Member that is a limited liability company, (C) issuance of additional stock in any Member that is a corporation, or (D) issuance of any additional legal or beneficial interest in any Member that is a trust or other entity; and
(iii)    the occurrence of any of the transactions described in Section 9.01(a)(i) or Section 9.01(a)(ii) with respect to any partnership, limited liability company, corporation, trust or other entity that is itself an owner of any direct or indirect interest in a Member, or any other transaction, howsoever effected, which changes the beneficial ownership of a Member from that existing on the date hereof.
(b)    Notwithstanding the foregoing, the following Transfers, Pledges and Upper Tier Transfers shall be permitted by or in respect of each Member without the consent of the other Members:
(i)    with respect to the NorthStar Member: (A) any Transfer or Pledge of all or a portion of the NorthStar Member’s Interest to any entity that is, or in which the managing member or general partner is, directly or indirectly, Controlled by or under common Control with the NorthStar Recourse Party, or any Affiliate thereof (any of the foregoing permitted NorthStar Member transferees or pledgees being referred to herein as a “Permitted NorthStar Member Affiliate”); (B) any Upper Tier Transfer in respect of the NorthStar Member as to any Person among the existing holders of the partnership, limited liability company, stock or other legal or beneficial ownership interests in such Person or as to any other Person so long as, after giving effect to such Upper Tier Transfer, the NorthStar Member is, directly or indirectly, Controlled by a Permitted NorthStar Member Affiliate; (C) the Transfer by the direct or indirect members, partners, shareholders or other beneficial owners of the NorthStar Member of any of their respective direct or indirect beneficial ownership interests in the NorthStar Member among themselves; and (D) any Transfer of direct or indirect ownership interests in the NorthStar Recourse Party, or a Transfer as part of a merger, consolidation or similar transaction involving the NorthStar Recourse Party; provided, that in all such instances, the NorthStar Recourse Party or another Person reasonably satisfactory to the TFG Member shall remain obligated to the TFG Recourse Party under a Contribution Agreement.
(ii)    with respect to the TFG Member: any Upper Tier Transfer in respect of the TFG Member so long as, after giving effect to such Upper Tier Transfer: (A) the Key Principals possess sole control of the policies and management of TFG Member, and are responsible for the day-to-day management of the same; and (B) the Key Principals, together with each of their respective Family Members, beneficially continue to own, directly or indirectly, one hundred percent (100%) of the equity and other ownership interests in the TFG Member; provided, that one or more members of senior management of the TFG Member or its Affiliates designated by the Key Principals, together with their respective Family Members, may own up to five percent (5%) in the aggregate of the equity and other ownership interests in the TFG Member (clauses (A) and (B) collectively, the “Control and Ownership Requirement”).
(iii)    A Transfer, Pledge or Upper Tier Transfer of any interest in a Person whose securities are listed or traded on a recognized domestic or foreign public securities exchange or securities quotation system.
9.02.    Conditions Applicable to All Transfers. (a) Notwithstanding anything to the contrary contained in this Agreement, any Transfer of any Interest by a Member or any Upper Tier Transfer with respect to a Member shall be made in full compliance with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having jurisdiction over the Venture or any applicable Subsidiary or Property. In the event that any filing, application, approval or consent is required in connection with any such transfer, the transferring member shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse the other Member for any costs or expenses (including attorneys’ fees) incurred by such Member in connection with any filing, application, approval or consent.
(b)    Notwithstanding anything to the contrary contained in this Agreement, no transfer of an Interest (including any Upper Tier Transfer) shall be binding upon the other Member unless (i) such transfer will not be subject to, or such transfer, when aggregated with prior transfers in accordance with applicable law, will not result in the imposition of, any state, city or local transfer taxes to the Venture, any Subsidiary or the non-transferring Member (except to the extent it is specifically provided herein that the non-transferring Member is obligated to pay all or a portion of such taxes), unless the transferring Member agrees to pay, and actually pays, such transfer tax and to indemnify the non-transferring Member, (ii) in the case of a transfer of a direct Interest, such transfer shall be a transfer of the transferring Member’s entire Interest (rather than a portion thereof), and the transferee shall have delivered to such other Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor accruing from and after the date of such transfer under, and agrees to be bound by all the provisions of, this Agreement (or, in the case where the transferee is an Affiliate of the transferor, from and after the date of this Agreement), subject to the limitations of liabilities set forth herein, and (iii) in the case of the transfer of a direct Interest, the transferee shall have executed, acknowledged and delivered any instruments required under the LLC Act to effect such transfer and its admission to the Venture. Notwithstanding anything in this Agreement to the contrary, in no event shall an Interest be transferred to a Person who is the subject of any pending bankruptcy proceedings, or to a Person who is a minor or who otherwise lacks legal capacity, and any attempt to effect a transfer to such a Person shall be void and of no effect and shall not bind the Venture.
(c)    Notwithstanding any transfer made pursuant to this Article 9, the transferring Member shall remain liable for all of the obligations and liabilities of the transferring Member under this Agreement, whether accruing prior to, on or from and after the date of such transfer; provided, that the transferring Member shall be relieved of any such obligations and liabilities accruing from and after the date of such transfer (other than a transfer to an Affiliate of the transferring Member) if the transferee shall have delivered to the other Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferring Member accruing from and after the date of such transfer under, and agrees to be bound by all the provisions of, this Agreement. In connection with any transfer permitted under this Article 9, each Member hereby consents to the withdrawal of the transferring Member as a Member and the admission of the transferee as a Member with the rights of the transferring Member hereunder.
(d)    The Venture, each Member and any other Person or Persons having business with the Venture, need deal only with Members who are admitted as Members or as substituted Members of the Venture, and they shall not be required to deal with any other Person by reason of transfer by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member for a transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the Venture and the Members of all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.

(e)    Without the consent of the NorthStar Member, no Transfer shall be permitted if the Transfer would (i) cause the Venture to terminate under Section 708(b) of the Code; (ii) cause the Venture to fail to qualify from the “private placement safe harbor” from being treated as a “publicly traded partnership” under Regulations Section 1.7704-1(h); (iii) cause any REIT Entity to fail to qualify as a REIT; or (iv) cause the assets of the Venture to be deemed “plan assets” of any Person subject to ERISA which may own any direct or indirect interest in the Venture.
9.03.    Admission of Transferee. Any Person who becomes a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Venture prior to the date of its membership in the Venture and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been properly executed and delivered on behalf of the Venture in accordance with this Agreement prior to said date and which are in force and effect on said date. Unless and until a transferee is admitted as a substituted Member, the transferee shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Venture, shall not be entitled to inspect the books or records of the Venture, and shall not have no right to exercise any of the powers, rights, and privileges of a Member hereunder.
ARTICLE 10.
FORCED SALE OF THE PROPERTIES
10.01.    Initiation of Forced Sale; Sale of Interest. (a) If, at any time after the expiration of the Forced Sale Lockout End Date with respect to a Member, such Member desires to sell all of the Properties or, solely with respect to the NorthStar Member, any Property, and the other Member does not approve such sale, then, so long as the Venture or applicable Subsidiary(ies) is not then subject to any prohibition on the sale of the applicable Property(ies) pursuant to Loan Documents or other agreements binding upon the Venture or applicable Subsidiary(ies) (it being understood that, such a prohibition on the sale of the applicable Property(ies) shall not include the mere requirement or condition that a release price for such Property(ies) be paid, a defeasance (including a partial defeasance) be effectuated with respect to the loan relating to such Property(ies) or a loan relating to such Property(ies) be repaid in full (including the payment of a yield maintenance premium or prepayment fee) in connection with such sale), such Member shall have the right, subject to Section 10.04 and Section 15.01(f), to give the other Member a notice (a “Sale Notice”; the Member giving a Sale Notice, the “Initiating Member”; the Member receiving a Sale Notice, the “Non-Initiating Member”) which Sale Notice shall (i) set forth the Initiating Member’s recommendation that the Venture sell the applicable Property(ies) to a third party who is not an Affiliate of the Initiating Member, (ii) state whether the Initiating Member intends to offer the applicable Property(ies) for sale only to buyers who would assume or take subject to any then existing Mortgage Loan(s) with respect to the applicable Property(ies) and would be permitted transferees under the terms of the applicable Loan Documents with respect thereto (whether as a matter of right or by obtaining lender, rating agency or other approval) and which is capable of satisfying the applicable requirements of Section 10.03(a) (such a buyer, herein, a “Qualifying Buyer”) or to buyers who need not be Qualifying Buyers, and (iii) the Initiating Member’s determination of the price (the “Forced Sale Price”), in dollars, at which the Initiating Member would be willing to sell the applicable Property(ies) free and clear of all liabilities secured by or otherwise relating to such applicable Property(ies) (other than the Mortgage Loan(s) and other secured liabilities to be assumed by a Qualifying Buyer if the Initiating Member stated in the Sale Notice that the applicable Property(ies) would be sold only to Qualifying Buyers). Notwithstanding anything to the contrary contained in this Article 10, neither Member shall have the right to be an Initiating Member or tender a Sale Notice during the existence of an Event of Default by such Member or if a Removal Event has occurred with respect to such Member.
(b)    Within a period (the “Initial Acceptance Period”) of thirty (30) days following the delivery of the Sale Notice, the Non-Initiating Member shall have the right to deliver to the Initiating Member a notice (the “Initial Acceptance Notice”) stating its desire to purchase (i) in the case of a Sale Notice covering all of the Properties, the Initiating Member’s Interest for the Interest Purchase Price, or (ii) in the case of a Sale Notice covering less than all of the Properties, the applicable Property(ies) covered by such Sale Notice for the Forced Sale Price (which, if the applicable Property(ies) constitute all of the Properties owned by one or more Subsidiaries, may be structured as a purchase of ownership interests in such Subsidiary(ies)) (such purchase described in clause (i) or (ii), a “Purchase”); provided, that simultaneously with the giving of the Initial Acceptance Notice such Non-Initiating Member shall deliver to a national title insurance company, as escrow agent pursuant to a customary escrow agreement, a soft deposit (the “Initial Forced Sale Deposit”) in an amount equal to one percent (1.0%) of the Forced Sale Price.
(c)    If the Non-Initiating Member has delivered an Initial Acceptance Notice, within a period (the “Second Acceptance Period”) of ninety (90) days following the delivery of the Initial Acceptance Notice, the Non-Initiating Member shall have the right to deliver to the Initiating Member a notice (the “Second Acceptance Notice”) reaffirming its desire to consummate the Purchase; provided, that simultaneously with the giving of the Second Acceptance Notice such Non-Initiating Member shall deliver to the applicable escrow agent an additional deposit (the “Second Forced Sale Deposit” and together with the Initial Forced Sale Deposit, the “Forced Sale Deposit”) in an amount equal to two percent (2.0%) of the Forced Sale Price, which shall result in an aggregate Forced Sale Deposit of three percent (3.0%) of the Forced Sale Price. If the Non-Initiating Member does not timely deliver the Second Acceptance Notice to the Initiating Member together with the Second Forced Sale Deposit on or before the expiration of the Second Acceptance Period (time being of the essence), the Non-Initiating Member shall be deemed to have elected not to consummate the Purchase and the Initial Forced Sale Deposit shall be returned to the Non-Initiating Member.
(d)    Following the delivery of the Sale Notice, the Administrative Member shall request the Venture Accountants to promptly calculate the amount that would be distributed to each Member if the applicable Property(ies) were sold for the Forced Sale Price on the date which the Forced Sale Notice is delivered (or, for purposes of assumptions relating to whether the applicable Mortgage Loan(s) are or are not open to free prepayment at par, on the Interest Closing Date), all customary transaction costs relating to such a sale were paid and all other liabilities of the Venture and its Subsidiaries which relate to the Property(ies) being sold were discharged (and solely in the case of a sale of all Properties, the Venture was liquidated and all assets of the Venture were distributed in accordance with the provisions of Section 11.03); provided, that (i) there shall be no deduction for any deemed transfer, stamp or similar taxes or the establishment of any reserves under Section 11.03(b), (ii) if the Initiating Member stated in the Sale Notice that it intends to offer the applicable Property(ies) for sale only to Qualifying Buyers who intend on assuming or taking subject to the then existing applicable Mortgage Loan(s), the calculation shall assume that any applicable Mortgage Loan(s) will be assumed or taken subject to by the Qualifying Buyer who shall pay any applicable loan assumption fees and related costs, and (iii) if (A) the NorthStar Member is the Initiating Member, or (B) the TFG Member is the Initiating Member at a time when the Mortgage Loan(s) and the mortgage loan(s) secured by any of the Master Lease Properties with which any of the Mortgage Loan(s) are cross-collateralized or cross-defaulted are open to free prepayment at par, then (x) any required repayment of such mortgage loan(s) secured by any of the Master Lease Properties at par and (y) any required release premium or portion thereof that would otherwise be payable in respect of the applicable Mortgage Loan(s) that would be applied to pay down the mortgage loan(s) secured by any of the Master Lease Properties, in each case shall not be taken into account (and, in any such case where there is an actual sale of the applicable Property(ies), the same shall be paid Master Lease Landlord to the extent required to be paid). The amount so calculated by the Venture Accountants that would be distributed to the Initiating Member shall be referred to as the “Interest Purchase Price”. The failure of the Venture Accountants to complete the calculation of the Interest Purchase Price prior to the last day of the Acceptance Period shall not extend the Acceptance Period.
10.02.    Closing of the Purchase. (a) If the applicable Sale Notice covers all of the Properties and the Non-Initiating Member (i) timely gives the Initial Acceptance Notice and delivers the Initial Forced Sale Deposit as provided in Section 10.01(b) and (ii) timely gives the Second Acceptance Notice and delivers the Second Forced Sale Deposit as provided in Section 10.01(c), then on or before the sixtieth (60th) day after receipt of the Second Acceptance Notice, but if the TFG Member is the Initiating Member, not earlier than the date on which the Mortgage Loan(s) are open to free prepayment at par (the “Interest Closing Date”), the Non-Initiating Member (or its designee(s)) shall purchase from the Initiating Member, and the Initiating Member shall sell to the Non-Initiating Member (or its designee(s)), the Initiating Member’s Interest for the Interest Purchase Price, subject to the further terms and conditions hereof. Time shall be of the essence with respect to the parties’ obligation to close such Purchase on the scheduled Interest Closing Date. On the Interest Closing Date:
(i)    the Initiating Member shall deliver to the Non-Initiating Member (or its designee(s)) a duly executed and acknowledged instrument of assignment conveying the Initiating Member’s Interest to the Non-Initiating Member (or its designee(s)) free and clear of all liens and encumbrances, which instrument shall contain surviving representations concerning due organization and authority of the Initiating Member and the absence of liens and encumbrances on the Initiating Member’s Interest and shall contain a provision indemnifying and holding the Non-Initiating Member (or its designee(s)) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation;
(ii)    the Non-Initiating Member shall pay the Interest Purchase Price (minus the Forced Sale Deposit, together with any interest accrued thereon, which shall be delivered to the

Initiating Member, and as adjusted by the credits and apportionments herein set forth) to the Initiating Member in immediately available funds;
(iii)    the Venture Accountants shall close the books of the Venture as of the Interest Closing Date, and all items of Venture revenue and expense which are customarily apportioned in the sale of properties comparable to the Properties shall be apportioned between the Initiating Member and the Non-Initiating Member as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Properties in proportion to their respective shares of Net Ordinary Cash Flow for the then current calendar period;
(iv)    notwithstanding Section 6.02, the Net Income and Net Loss (and other items referred to in Section 6.02) attributable to the Initiating Member’s Interest for the taxable year of the sale shall be allocated between the Initiating Member and the Non-Initiating Member by closing the books of the Venture as of the Interest Closing Date, unless otherwise agreed to by the Initiating Member and the Non-Initiating Member;
(v)    Net Ordinary Cash Flow and Net Extraordinary Cash Flow up to (but not including) the Interest Closing Date shall be distributed in accordance with the provisions of Section 6.05;
(vi)    the Interest Purchase Price shall be (A) increased by the aggregate amount of all Capital Contributions and Priority Contributions (including accrued and unpaid return thereon) made by the Initiating Member on account of the Initiating Member’s Interest in the period between the date of the Sale Notice and the Interest Closing Date and (B) decreased by any Net Extraordinary Cash Flow distributed to the Initiating Member pursuant to Section 6.05 (including in repayment of any Priority Contributions made by the Initiating Member) on account of the Initiating Member’s Interest during such period;
(vii)    the Initiating Member shall pay all transfer, stamp or similar taxes due in connection with the conveyance of the Interest of the Initiating Member or, if no such taxes are due in connection with such conveyance but would otherwise have been due in connection with a sale of the applicable Property(ies), then there shall be deducted from the Interest Purchase Price an amount equal to the respective share (based on its respective Percentage Interest) of the Initiating Member of such transfer, stamp or similar taxes that would have been due in connection with any such sale of applicable the applicable Property(ies);
(viii)    the Initiating Member shall discharge of record all liens and encumbrances affecting its Interest, and if the Initiating Member fail to do so, the Non-Initiating Member may use any portion of the Interest Purchase Price to pay and discharge any such liens and encumbrances and any related expenses and adjourn the Interest Closing Date for such period as may be necessary for such purpose;
(ix)    if the Initiating Member is the TFG Member, the Non-Initiating Member shall provide Releases or a Release Indemnity in accordance with Section 12.03; and

(x)    the Members shall execute all amendments to fictitious name, limited liability company or similar certificates necessary to reflect the withdrawal of the Initiating Member from the Venture, the admission of any new Member to the Venture, if applicable, the termination of the Venture, or as may otherwise be required by law.
(b)    If the applicable Sale Notice covers less than all of the Properties and the Non-Initiating Member (i) timely gives the Initial Acceptance Notice and delivers the Initial Forced Sale Deposit as provided in Section 10.01(b) and (ii) timely gives the Second Acceptance Notice and delivers the Second Forced Sale Deposit as provided in Section 10.01(c), then on or before the thirtieth (30th) day after receipt of the Second Acceptance Notice, the Non-Initiating Member and the Venture or applicable Subsidiary(ies) shall enter into a Valid Contract for the purchase of the applicable Property(ies) covered by the applicable Sale Notice for the Forced Sale Price (which Purchase, at the election of the Non-Initiating Member, may be structured as a purchase of the Venture’s ownership interests in the applicable Subsidiary(ies) as provided in Section 10.01(b)); provided, that the deposit required under such Valid Contract shall be the Initial Forced Sale Deposit provided for in Section 10.01(b). The Initiating Member shall negotiate such Valid Contract on behalf of the Venture or applicable Subsidiary(ies). The parties shall act reasonably and in good faith to timely enter into such Valid Contract within such 30-day period and shall thereafter proceed to close the Purchase thereunder within 90 days after entering into such Valid Contract, but if the TFG Member is the Initiating Member, such closing shall not occur earlier than the date that the Mortgage Loan(s) are open to free prepayment at par. Time shall be of the essence with respect to the parties’ obligation to close such Purchase on the scheduled closing date set forth in such Valid Contract.
(c)    If (i) the Initiating Member shall default in its obligation to close the sale of its Interest contemplated by Section 10.02(a) on the Interest Closing Date or (ii) the Initiating Member or Affiliate of the Initiating Member that is a member of the Operating Venture shall default in its obligation to close the sale of its Interest (as defined in the Operating Venture Agreement) contemplated by Section 10.02(a) of the Operating Venture Agreement on the Interest Closing Date, then the Non-Initiating Member may declare such default to be an Event of Default under this Agreement and pursue its rights and remedies under this Agreement, seek specific performance of the Initiating Member’s obligations or pursue its remedies at law or in equity (in which case such Non-Initiating Member shall be entitled to the return of the Forced Sale Deposit, together with all interest accrued thereon), all of which rights and remedies shall be cumulative and nonexclusive. If (i) the Non-Initiating Member shall default in its obligation to close the purchase of the Initiating Member’s Interest contemplated by Section 10.02(a) on the Interest Closing Date or (ii) the Non-Initiating Member or Affiliate of the Non-Initiating Member that is a member of the Operating Venture shall default in its obligation to close the purchase of the Interest of the Initiating Member (as each such term is defined in the Operating Venture Agreement) contemplated by Section 10.02(a) of the Operating Venture Agreement on the Interest Closing Date, then the Initiating Member shall be entitled to declare such default to be an Event of Default under this Agreement and pursue its rights and remedies under this Agreement, and shall be entitled to retain the Forced Sale Deposit, together with all interest accrued thereon, as liquidated damages, and may thereafter cause the Venture to sell the Properties to any unrelated third party pursuant to a Valid Contract without the Non-Initiating Member having any rights to purchase the Properties under this Agreement or otherwise consent thereto. In no event shall such Forced Sale Deposit or accrued interest be deemed to be a Capital Contribution by any Member. The Valid Contract to be entered into between the Non‑Initiating Member and the Venture or applicable Subsidiary(ies) pursuant to Section 10.02(c) shall provide for remedies substantially similar to the remedies provided for in this Section 10.02(d).
(d)    Notwithstanding anything to the contrary set forth in this Article 10, if the Non‑Initiating Member is the TFG Member, the TFG Member shall not be permitted to designate the Manager or any subsidiary of the Manager to be the purchaser of the NorthStar Member’s Interest or any Property pursuant to this Section 10.02.
10.03.    Sale of the Properties. (a) If the Non-Initiating Member (i) elects not to purchase the applicable Property(ies), (ii) fails to deliver timely an Initial Acceptance Notice to the Initiating Member together with the Initial Forced Sale Deposit on or before the expiration of the Initial Acceptance Period (time being of the essence) or (iii) fails to deliver timely a Second Acceptance Notice to the Initiating Member together with the Second Forced Sale Deposit on or before the expiration of the Second Acceptance Period (time being of the essence), then the NorthStar Member shall, notwithstanding anything to the contrary contained in this Agreement, be authorized to act for and on behalf of the Venture, without any further consent of any other Member, for purposes of executing, in the name of the Venture, any documents or instruments which the NorthStar Member deems necessary or appropriate to implement the sale of the applicable Property(ies) pursuant to this Section 10.03. The NorthStar Member shall consult with and keep the TFG Member closely informed of matters relating to the sale of the applicable Property(ies), including, without limitation, circulating to the TFG Member drafts of the contract(s) of sale and any written comments thereon made by the proposed purchaser(s). Within 30 days after the expiration of the Acceptance Period, the NorthStar Member shall cause the Venture to engage one or more Independent Sales Agent(s) selected by the NorthStar Member to market the applicable Property(ies) for sale, for a period (“Marketing Period”) of up to 180 days (which 180-day period shall commence following such 30-day period), in a manner designed to achieve the highest net cash sales price to the Venture (taking into account any difference in cost to the Venture of prepaying or defeasing any existing Mortgage Loan versus an assumption of any such Mortgage Loan by a proposed buyer) and seek to cause the Venture to enter into one or more Valid Contracts within the Marketing Period. The applicable Property(ies) may be marketed and sold to one or more unaffiliated third party purchasers either as a single Portfolio, in sub‑portfolios of fewer than all of the applicable Property(ies) or on an individual Property-by-Property basis, as the NorthStar Member determines in the exercise of its good faith business judgment is most likely to maximize the aggregate sales price for the applicable Property(ies) realized by the Venture. The commission to be paid to the Independent Sales Agent(s) shall not exceed a fair market, arms’ length commission for the sale of comparable senior housing facilities. Without limiting the authority granted to the NorthStar Member above, each Member shall cooperate in all reasonable respects with the Venture, the other Member and the Independent Sales Agent(s) (including, without limitation, in connection with the marketing of the applicable Property(ies) and by executing any documents which may be reasonably required) in order to effect the intent of, and consummate the transactions contemplated in, this Article 10. In addition, the Administrative Member shall provide all material information relating to the applicable Property(ies) and customary estoppel certificates that a third party purchaser reasonably requests and to provide access to the applicable Property(ies) and to all of the relevant information and files which are useful or necessary to effect a sale of the applicable Property(ies), subject to first obtaining from the recipient of any such information a customary non-disclosure agreement. If the Administrative Member shall delay in providing any such information, then, at the election of the NorthStar Member, the time periods set forth herein shall be extended by the period of such delay. For purposes hereof, “Independent Sales Agent” shall mean an independent duly licensed sales agent that is among the top five independent sales agents (by volume or sale price) then actively engaged in serving as sales agent in connection with the sale of senior housing facilities comparable to the applicable Property(ies).
(b)    If, following the marketing of the applicable Property(ies) for sale in accordance with the provisions of Section 10.03(a) during the Marketing Period, (1) the highest available gross sale price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustments and closing prorations) at which a bona fide third party purchaser who is not an Affiliate of the Initiating Member (and who shall be a Qualifying Buyer if such Qualifying Buyer was specified in the Sale Notice) enters or is willing to enter into a Valid Contract to purchase the applicable Property(ies) is equal to or greater than 95% of the Forced Sale Price stated in the Sale Notice and (2) if the Sale Notice specified that the applicable Property(ies) would be offered for sale only to Qualifying Buyers who intend on assuming or taking subject to the then existing applicable Mortgage Loan(s), such Valid Contract provides for the purchase and sale of the applicable Property(ies) on the express condition that (A) unless any financing is re-paid or defeased in full at the time of purchase as aforesaid, such purchasing party shall be required to assume in writing all applicable Mortgage Loan(s) with respect to the applicable Property(ies) (subject to any limitations on recourse set forth therein) and shall be required to deliver to the Recourse Parties (unless waived by the Recourse Parties) written instruments (each, a “Release”) releasing all Recourse Parties from the Recourse Obligations arising from and after the closing date with respect to the applicable Property(ies) and Mortgage Loan(s) and (B) such purchasing party is required to pay all costs and expenses that may be incurred by the Venture in connection with the loan assumption, then the Venture shall, or shall cause the applicable Subsidiary(ies) to, enter into such Valid Contract on or prior to the date that is 30 days following the end of the Marketing Period and sell the applicable Property(ies) at such price to such purchaser pursuant to the terms thereof. If (i) following the marketing of the applicable Property(ies) for sale in accordance with the provisions of Section 10.03(a) during the Marketing Period, the highest available gross sale price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustments and closing prorations) at which a bona fide third party purchaser who is not an Affiliate of the Initiating Member enters or is willing to enter into a binding contract to purchase the applicable Property(ies) that would otherwise qualify as a Valid Contract is less than 95% of the Forced Sale Price stated in the Sale Notice and (ii) the Initiating Member is willing to consent to a sale at such lesser price (the “Lesser Price Offer”), then upon written notice by the Initiating Member to the Non-Initiating Member, the Non-Initiating Member shall again have the right to deliver an Initial Acceptance Notice as provided in Section 10.01(b) above at the Lesser Price Offer as if such notice were a Sale Notice, except that the time to deliver an Initial Acceptance Notice shall be reduced to a 10-day period from receipt of the Lesser Price Offer. If the Non-Initiating Member does not timely elect to so deliver an Acceptance Notice at the Lesser Price Offer as aforesaid, then the Venture shall, or shall cause the applicable Subsidiary

(ies) to, enter into such Valid Contract and sell the applicable Property(ies) at such Lesser Price Offer to such bona fide third party purchaser pursuant to the terms thereof. If, by the date that is nine (9) months after the expiration of the initial Second Acceptance Period, the Venture has not sold the applicable Property(ies) as herein provided for a gross sale price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustments and closing prorations) that is equal to or greater than (y) 95% of the Forced Sale Price or (z) if there has been a Lesser Price Offer and the Non-Initiating Member did not timely elect to deliver an Acceptance Notice at the Lesser Price Offer as aforesaid, such Lesser Price Offer, and the applicable Property(ies) are not otherwise subject to a binding Valid Contract at such price, then the Venture shall not cause the applicable Property(ies) to be sold pursuant to this Article 10 unless the NorthStar Member (and with respect to which an Event of Default does not then exist) delivers another Sale Notice and once again initiates the provisions of this Article 10.
10.04.    Special Provisions. Notwithstanding anything to the contrary contained in this Article 10 or Article 15: (i) once the procedures outlined in this Article 10 are initiated, the procedures under Article 15 shall not be initiated until all of the rights under this Article 10 shall have been exercised, exhausted or extinguished relating to such first initiation; (ii) once the procedures outlined in Article 15 are initiated, the procedures under this Article 10 shall not be initiated until all of the rights under Article 15 shall have been exercised, exhausted or extinguished relating to such first initiation; and (iii) any of the procedures or elections followed or made by a Member under this Article 10 (including with respect to the delivery of a Sale Notice, an Initial Acceptance Notice or a an Second Acceptance Notice) shall be simultaneously made with or followed by a like procedure or election by such Member or its Affiliate who is a member of the Operating Venture pursuant to and in accordance with the terms of Article 10 of the Operating Venture Agreement, in order for such procedure or election to be effective hereunder.
ARTICLE 11.
DISSOLUTION AND LIQUIDATION; EVENTS OF DEFAULT
11.01.    Events Causing Dissolution. The Venture shall be dissolved and its affairs wound up upon the occurrence of any of the following:
(a)    the Members consent in writing to such dissolution;
(b)    the sale or other disposition (voluntarily or involuntarily) by the Venture of all or substantially all of the Venture Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Venture under any promissory notes or other evidences of indebtedness taken by the Venture (unless the Members shall elect to distribute such indebtedness to the Members in liquidation), and the satisfaction of contingent liabilities of the Venture in connection with such sale or other disposition; or
(c)    the occurrence of any event that, under the LLC Act, would cause the dissolution of the Venture or that would make it unlawful for the business of the Venture to be continued.
11.02.    Right to Continue Business of the Venture. Upon an event described in Section 11.01(c) or Section 11.01(d) (but not an event described in Section 11.01(c) that makes it unlawful for the business of the Venture to be continued), the Venture thereafter shall be dissolved and liquidated unless, within 90 days after such event, an election to continue the business of the Venture shall be made in writing by all remaining Members. If such an election to continue the Venture is made, then the Venture shall continue until another event causing dissolution in accordance with this Article 11 shall occur.
11.03.    Distributions Upon Dissolution. (a) Upon the dissolution of the Venture, the NorthStar Member (or any other Person responsible for winding up the affairs of the Venture) shall proceed without any unnecessary delay to sell or otherwise liquidate the Venture Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the Venture. The NorthStar Member may delegate any of its duties hereunder to the Administrative Member.
(b)    The net liquidation proceeds and any other liquid assets of the Venture after the payment of all debts, liabilities and obligations of the Venture (including, without limitation, all amounts owing to the Members under this Agreement), the payment of expenses of liquidation of the Venture, and the establishment of a reasonable reserve in an amount estimated by the NorthStar Member to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the Venture, shall be distributed to the Members in accordance with the provisions of Section 6.05(b).
(c)    Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the Venture Accountants, the NorthStar Member and any other person or entity responsible for winding up the affairs of the Venture which shall set forth the assets and liabilities of the Venture as of the date of complete liquidation. Upon dissolution and liquidation of the Venture, the Members shall execute, acknowledge and cause to be filed any notice or certificate required by law to reflect the termination of the Venture.
ARTICLE 12.
FINANCING; RECOURSE OBLIGATIONS
12.01.    Financing. Subject to the applicable provisions of this Agreement (including Sections 7.02 and 7.03), the Venture may cause a Subsidiary to enter into any new Mortgage Loan or refinance any existing Mortgage Loan secured by a Property. The Venture shall be permitted to solicit proposals from prospective lenders for any such Mortgage Loan (each, a “Lender”) in its reasonable discretion. Subject to the applicable provisions of this Agreement (including Sections 7.02 and 7.03), however, neither Member shall have any authority to bind the Venture or any Subsidiary to any loan commitment without the approval of the other Member.
12.02.    Guaranties. (a) In connection with any Mortgage Loan, the TFG Member shall cause the TFG Recourse Party to provide any guaranties or indemnities, including guaranties of non-recourse liability, completion guaranties and environmental indemnities (collectively, “Guaranties”) required under any such Mortgage Loan or other indebtedness of the Venture or any Subsidiary; provided, that the TFG Recourse Party shall only be obligated to provide Guaranties that are reasonably acceptable to the TFG Member and the TFG Recourse Party. The Venture shall indemnify, defend and hold harmless the TFG Recourse Party for any liability of the TFG Recourse Party arising under any Guaranty to the extent such liability is not an obligation of the TFG Member, TFG Recourse Party and their Affiliates (the “TFG Parties”) or NorthStar Member, the NorthStar

Recourse Party, and their Affiliates (the “NorthStar Parties”) under Section 12.02(b) or 12.02(c), respectively. In addition, the NorthStar Member shall cause the NorthStar Recourse Party to execute and deliver a Contribution Agreement substantially in the form of Exhibit I attached hereto (a “Contribution Agreement”) with respect to any Guaranties made by the TFG Recourse Party. Except for any Contribution Agreement, in no event shall the NorthStar Member or any of its Affiliates be required to execute any Guaranty under which the NorthStar Member or any of its Affiliates has any liability whatsoever in connection with the Mortgage Loan(s) or any other financing or refinancing related to the Venture, the Subsidiaries or any Property.
(b)    As between the NorthStar Parties, on the one hand, and TFG Parties, on the other hand, the NorthStar Parties shall be solely liable for obligations arising under any Guaranty to the extent such liability is caused by or otherwise attributable to the actions or wrongful omissions of the NorthStar Parties (unless, in each case, a TFG Party specifically and in writing approved or authorized such action or omission giving rise to liability). No NorthStar Party shall have a right of reimbursement or compensation from the Venture, any of its Subsidiaries or any Member (or Affiliates thereof) in respect of any obligations arising under this Section 12.02(b), whether by means of a right of subrogation, indemnification or otherwise, nor shall they be entitled to Capital Account credit on account of such payments.
(c)    As between the NorthStar Parties, on the one hand, and TFG Parties, on the other hand, the TFG Parties shall be solely liable for obligations arising under any Guaranty to the extent such liability is caused by or otherwise attributable to the actions or wrongful omissions of the TFG Parties (including, without limitation, a default under any such Guaranty that is personal to the TFG Recourse Party such as a default under net worth or liquidity covenants) unless a NorthStar Party specifically and in writing approved or authorized such action or omission giving rise to liability); provided, that, in the case of any so-called “loss” or “indemnity” recourse liability items (as opposed to so-called full “springing recourse” items), the TFG Parties shall not be solely liable for any obligations under this Section 12.02(c) to the extent such liability under a Guaranty was caused by the actions or inactions of a Property level employee of any Manager that is an Affiliate of the TFG Member if the hiring and supervision of such employee by the TFG Parties, in and of itself, did not constitute gross negligence or willful misconduct. No TFG Party or any Affiliate shall have a right of reimbursement or compensation from the Venture, any of its Subsidiaries or any Member (or Affiliates thereof) in respect of any obligations arising under this Section 12.02(c), whether by means of a right of subrogation, indemnification or otherwise, nor shall they be entitled to Capital Account credit on account of such payments.
12.03.    Release and Substitution of Guaranties. In the event that (i) the TFG Member is removed as the Administrative Member pursuant to Section 7.05 or (ii) the TFG Member’s Interest is being transferred to the NorthStar Member or its designee pursuant to the applicable provisions of Article 10 or Article 15 (the date that a transaction shall be consummated shall be called the “Transfer Date”), the NorthStar Member, as applicable, shall use all commercially reasonable efforts to obtain Releases from all Guaranties for events first occurring on or after the Removal Date or Transfer Date, as applicable (which reasonable efforts shall include offering to the applicable third party a substitute guarantor (or obligor) reasonably acceptable to such third party in light of the liabilities involved) and, in the event a Release shall not be obtained, the NorthStar Member shall cause the NorthStar Recourse Party to furnish to the TFG Recourse Party an indemnity (a “Release Indemnity”) in form and substance reasonably satisfactory to the TFG Member and TFG Recourse Party indemnifying the TFG Recourse Party for any losses suffered or incurred by the TFG Recourse Party in connection with any liabilities or claims with respect to the Guaranties; provided, that (i) any Release or Release Indemnity shall only cover liabilities arising from events first occurring on or after the Removal Date or Transfer Date, as applicable and (ii) any Contribution Agreement shall remain in effect with respect to events occurring during the period prior to the Removal Date or Transfer Date, as applicable.
ARTICLE 13.
REPRESENTATIONS AND WARRANTIES
13.01.    Representations and Warranties of the Members. Each Member hereby represents and warrants to the other Member, as of the date hereof that:
(a)    Such Member is duly organized, validly existing and (to the extent such concept is relevant under its jurisdiction of incorporation or formation) in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform this Agreement.
(b)    This Agreement has been duly authorized, executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.
(c)    No consents or approvals are required from any governmental authority or other Person for such Member to enter into this Agreement and form the Venture. All limited liability company, corporate, partnership or trust action on the part of such Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.
(d)    Neither the execution and delivery of this Agreement by such Member, nor the consummation of the transactions contemplated hereby, conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it is or its properties are bound, or any law, rule, regulation, order or decree to which it or its properties are subject.
(e)    Such Member acknowledges that (i) the Interest issued to such Member has not been registered under the Securities Act of 1933, as amended, or state securities laws, (ii) the Interest, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (iii) there is no public market for the Interest, and (iv) neither the Venture nor any other Member has any obligation or intention to register the Interest for resale under the Securities Act of 1933, as amended, or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws.

(f)    Such Member hereby acknowledges that because of the restrictions on transfer or assignment of the Interest which are set forth in this Agreement, such Member may have to bear the economic risk of its investment in the Venture for an indefinite period of time.
(g)    On behalf of itself and each assignee or transferee of it, such Member is acquiring its Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such Interest, and that it will not transfer or attempt to transfer its Interest in violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable federal, state or local securities law. Nothing herein shall be construed to create or impose on the Venture or any Member an obligation to register any transfer of any Interest or any portion thereof.
(h)    As of the date hereof and at all times during the term of this Agreement: (i) the Capital Contributions contributed by such Member to the Venture were not and are not directly or indirectly derived from activities that may contravene applicable federal, state or international laws and regulations, including anti-money laundering laws and regulations; (ii) to the best of its knowledge, none of (A) such Member, (B) any person Controlling or Controlled by such Member, (C) if such Member is a privately held entity, any person having a beneficial interest in such Member, or (D) any person for whom such Member is acting as agent or nominee in connection with this investment, is a country, territory, individual or entity named on an OFAC list, nor is a person or entity prohibited under the OFAC Programs. As used herein, “OFAC Programs” mean the programs administered by U.S. Treasury Department’s Office of Foreign Assets Control that prohibit dealings with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.
(i)    Such Member is not a “benefit plan investor” (within the meaning of the U.S. Department of Labor Regulation § 2510.3-101).
(j)    As of the date hereof and at all times during the term of this Agreement, each Member will be a United States person for U.S. federal income tax purposes and not a foreign person within the meaning of Section 1445 of the Code and the regulations thereunder.
13.02.    Representations and Warranties by the TFG Member. In addition to the representations and warranties made elsewhere in this Agreement (including Section 13.01), the TFG Member hereby represents and warrants to the NorthStar Member as of the date hereof that the TFG Member satisfies the Control and Ownership Requirement. The TFG Member shall, on the date hereof, disclose to NorthStar Member in writing all of the material terms and conditions relating to the organizational structure and governance of, and equity interests held in, the TFG Member, including providing NorthStar Member with a copy of the operating agreement of (and all side letters with respect to) TFG Member and the direct or indirect entities holding interests therein.

ARTICLE 14.
MISCELLANEOUS PROVISIONS
14.01.    Compliance with LLC Act. Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the Venture under the LLC Act. No Member shall file for, pursue or seek any partition of any Venture Assets.
14.02.    Additional Actions and Documents. Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use commercially reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
14.03.    Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, delivered, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) sent by nationally recognized overnight courier, (c) delivered by hand delivery (including delivery by nationally recognized courier), or (d) sent by emailed Adobe® portable document format (.pdf) document (with a copy contemporaneously delivered by one of the other permitted methods of delivery), addressed as follows:

To TFG Member	c/o The Freshwater Group, Inc. 2020 West Rudasill Road Tucson, Arizona 85704 Attention: Carl Mittendorff Email: carl@thefreshwatergroup.com

with a copy to:	Cox, Castle & Nicholson LLP 2029 Century Park East, 21st Floor Los Angeles, CA 90067 Attention: Kevin S. Kinigstein, Esq. Email: kkinigstein@coxcastle.com

To NorthStar Member:	c/o NorthStar Healthcare Income, Inc. 399 Park Avenue New York, New York 10022 Attention: Doug Bath Email: dbath@nsamgroup.com

with a copy to:	NSAM J-NSHC Ltd c/o NSAM Luxembourg S.à r.l. 6ème étage, 6A route de Trèves L-2633 Senningerberg Grand-Duchy of Luxembourg Attention: General Counsel Email: legal@nsamgroup.com

and a copy to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Attention: Harry R. Silvera, Esq. Email: hsilvera@gibsondunn.com
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, delivered or sent. Each notice, demand, request, or communication which shall be mailed, sent, delivered or transmitted in the manner described above shall be deemed, given, served or delivered at such time as it is received by the addressee upon presentation (or, if received on a day that is not a Business Day or after 5:00 p.m. on a Business Day, on the next succeeding Business Day) or at such times as delivery is attempted in the case of any change in address as to which notice was not given to the other party as required hereunder or in the case of a refusal to accept delivery.
14.04.    Expenses. In the event of any dispute which results in legal proceedings between the Members, all reasonable legal fees, court costs and disbursements incurred in connection with such action by the party prevailing in such legal proceedings after a final nonappealable judgment of a court of competent jurisdiction has been entered shall be paid by the party not prevailing in such action within 10 days after demand therefor.
14.05.    Exculpation. Except as otherwise expressly provided in this Agreement, the NorthStar Member and the TFG Member acknowledge and agree that the obligations of each Member under this Agreement or any other document or instrument executed pursuant to this Agreement are the respective obligations of such Member only, and not any direct or indirect member, manager, partner, shareholder, director, officer, employee or agent of such Member or any of such Member’s Affiliates, or of the Person executing this Agreement on behalf of such Member or any of such Person’s Affiliates (each, an “Exculpated Party”), and each Member shall not bring any action against any such Exculpated Party in respect of the obligations of the other Members under this Agreement.
14.06.    Time of the Essence. Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.
14.07.    Ownership of Venture Assets. The Interest of each Member shall be personal property for all purposes. All real and other property owned by the Venture shall be deemed owned by the Venture as Venture property. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Venture or the Subsidiaries, as applicable.
14.08.    Status Reports. Recognizing that each Member may find it necessary from time to time to establish to third parties, such as accountants, banks, mortgagees, investors, prospective transferees of its Interest, or the like, the then current status of performance of the Venture and the Interests, each Member shall, within a reasonable period of time (but no more than fifteen (15) Business Days) following the written request of either Member (provided, that any such written request is not made more than once in any 12-month period), furnish a written statement on the status of the following: (a) that this Agreement is unmodified (or if there have been modifications, stating the modifications) and, to the certifying Member’s knowledge, is in full force and effect; (b) stating whether or not to its knowledge an Event of Default has occurred; (c) if the Administrative Member is the certifying Member, stating, to the best knowledge of the Administrative Member, the Capital Contributions, Outstanding Capital Contributions and Percentage Interests of the Members; and (d) to the best knowledge of the party making such statement, with respect to any other matters as may be reasonably requested by the other Member. Such statement may be relied upon (and shall state that it may be relied upon) by the other Member, but no such statement shall operate as a waiver as to any default or other matter as to which the Member executing it did not have actual knowledge.
14.09.    Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.
14.10.    Waivers. Neither the waiver by the Venture or either Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of the Venture or either Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder. Each Member hereby waives the right to trial by jury in connection with any legal proceeding between the Members with respect to this Agreement or the Venture.
14.11.    Exercise of Rights. No failure or delay on the part of either Member or the Venture in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the Venture shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which either Member or the Venture would otherwise have at law or in equity or otherwise.
14.12.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of each of the Members and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.

14.13.    Limitation on Benefits of this Agreement. Except for any Indemnitee, to the extent that such Indemnitee is expressly granted certain rights of defense and indemnification in this Agreement, this Agreement shall not confer any rights or remedies upon any party other than the Members (and their respective successors and assigns as permitted hereunder) and the Venture.
14.14.    Severability. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.
14.15.    Amendment Procedure. This Agreement may only be modified or amended by the unanimous written consent of the Members (which may be evidenced by their execution and delivery of the applicable amendment or other modification).
14.16.    Entire Agreement. This Agreement and any other agreements executed contemporaneously herewith contain the entire agreement between the Members with respect to the matters contemplated herein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.
14.17.    Headings. Article, Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
14.18.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (but not including the choice of law rules thereof).
14.19.    Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic email transmission (including via .pdf files) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.
14.20.    Consents and Approvals. No consent or approval requested of either Member shall be effective unless such consent or approval shall be delivered by such Member in a written instrument in advance of the action with respect to which such consent or approval was requested.

14.21.    Indemnification. (a) The Venture shall indemnify and hold harmless each of the Members and their respective Affiliates (each, an “Indemnitee”) including, in the case of the TFG Member in its capacity as Administrative Member, from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments, awards, costs and expenses (including reasonable attorneys’ fees, disbursements and court costs) to the extent the same arise directly or indirectly from the ownership, operation, use, maintenance or management of the Venture Assets or by reason of its acts or omissions which are for or on behalf of the Venture and taken in accordance, or believed in good faith to be in accordance, with such Member’s responsibilities and obligations under this Agreement; provided, that the foregoing indemnity shall not apply to the extent the same arise out of or result from the criminal conduct, fraud, gross negligence or willful misconduct of, or material breach of the terms of this Agreement by, such Indemnitee.
(b)    Except in the case of criminal conduct, fraud, gross negligence or willful misconduct of, or material breach of the terms of this Agreement by, a Member, neither Member shall be liable to the other Members or the Venture for (i) any act or omission performed or omitted in good faith, (ii) such Member’s failure or refusal to perform any act, except those required pursuant to the terms of this Agreement, or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Venture selected, engaged or retained in good faith and with reasonable prudence.
(c)    The Members shall be entitled to rely on the advice of counsel or public accountants experienced in the matter at issue and any act or omission of a Member pursuant to such advice shall in no event subject such Member to liability to the Venture or any other Member.
(d)    Without limiting the foregoing provisions of this Section 14.21, in any action brought against either Member pursuant to the LLC Act, the Member named as a defendant in such suit shall be entitled to be indemnified to the fullest extent permitted under Section 18-108 of the LLC Act or any other applicable law (the “Indemnity Laws”) and, to the fullest extent permitted under the Indemnity Laws, the Venture shall advance any expenses incurred by such defending Member in defending such action, subject to repayment.
14.22.    Business Day Extension. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance hereunder may be made on such Business Day with the same force and effect as if made on such other day.
14.23.    Consent to Jurisdiction. Any legal suit, action or proceeding against either Member arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of New York, County of New York or in the United States federal courts sitting in the Southern District of New York, and each Member hereby accepts for itself, irrevocably and unconditionally, the exclusive jurisdiction of the aforesaid courts with respect thereto. Each Member hereby irrevocably consents to the service of process out of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Member at such Member’s address for notices set forth in Section 14.03. Each Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court and hereby irrevocably waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing contained in this Section 14.23 shall affect the right of either Member to serve process in any other manner permitted by applicable law.
14.24.    No Presumption. This Agreement shall be construed without regard to any presumption against the party causing this Agreement to be drafted.
14.25.    Press Releases; Confidentiality. (a) No Member shall issue any press releases or other announcements regarding the transactions contemplated hereby unless the Members first shall reasonably approve such release or announcement, in writing.
(b)    Each of the Members represents and warrants that prior to the date hereof it and its agents have not, except with the consent of the other Member, disclosed any of the terms, conditions, obligations or matters contained in or relating to this Agreement and the transactions contemplated herein other than to their respective investors and its and their respective counsel, accountants and other advisors. Each of the Members covenants and agrees (and agrees to cause its employees, agents, or Affiliates) not to disclose the terms of this Agreement or any other information relating to this Agreement and the transactions contemplated hereunder which is of a confidential or proprietary nature provided by any Member to any other Member (collectively, the “Confidential Information”), except (i) to any lender providing financing to the Venture, subject to an appropriate confidentiality undertaking being received from such Person, (ii) to such Member’s lenders, accountants and attorneys, subject to an appropriate confidentiality undertaking being received from such Persons, (iii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official binding upon such Member, (iv) to one or more of its potential investors (subject to confidentiality undertakings by such potential investors), (v) pursuant to any applicable laws or governmental requirements (e.g., securities law requirements), or the requirements of any securities exchange, in either case that are binding upon such Member or its direct or indirect constituent investors, (vi) to the extent any such Confidential Information comes into the public domain other than as a result of disclosure by any of the Members or (vii) with the prior written consent of the other Member. In the event that any Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (x) promptly notify the other Member and consult with such other Member regarding the advisability of taking steps to resist or narrow such request, (y) if disclosure is required or deemed advisable, furnish only such portion of the Confidential Information as such Member is advised by counsel is legally required or advisable to be disclosed and (z) if disclosure is required or deemed advisable, reasonably cooperate with the NorthStar Member (at no cost to such Member) in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded such Confidential Information, as the case may be, that is disclosed.
(c)    Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, each Member (and each employee, representative, or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Member’s investment in the Venture and the ownership of an Interest (including the tax treatment and tax structure of any Venture transactions) and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure. For purposes of this Section 14.25(c), “tax structure” means any facts relevant to understanding the purported or claimed federal income tax treatment of a Member’s investment in the Venture and the ownership of an Interest (including the tax treatment and tax structure of any Venture transactions).
14.26.    Cooperation of Administrative Member. In the event of any proposed sale, assignment or other transfer of all or a portion of the Properties or a transfer of an interest in any Member or a Transfer of any Member’s Interest in accordance with the terms hereof, the Administrative Member shall, upon reasonable notice, (a) make available to the prospective transferee at reasonable hours all books of account, correspondence, leases, and all other information related to the Venture, each Subsidiary and each Property and to the management thereof at the request and expense of the requesting Member, or copies thereof; and (b) cause the management personnel involved directly or indirectly in the affairs of the Venture to cooperate fully with the requesting Member and its proposed transferee or designees of either of them and furnish information in their possession as reasonably requested by such persons as to the status of the affairs of the Venture.
14.27.    Subsidiaries. The Venture shall not take any action or fail to take any action that would cause any of the Subsidiaries to violate any of the provisions of their respective operating agreements.
14.28.    Brokerage. Each Member represents and warrants to the other Member that it has not dealt with any broker in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The NorthStar Member shall indemnify the TFG Member and the Venture from any claims asserted against the TFG Member or the Venture by reason of any party claiming to have dealt with the NorthStar Member. The TFG Member shall indemnify the NorthStar Member and the Venture from any claims asserted against the NorthStar Member or the Venture by reason of any party claiming to have dealt with the TFG Member.
14.29.    Usury Savings. With respect to any Priority Contribution, if the fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by applicable usury law, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance, the Venture shall have ever received interest or anything which might be deemed interest under applicable law which would exceed the higher of the maximum interest rate allowed by applicable United States federal, Delaware or New York law (each as amended from time to time and as in effect on the date for which a determination of interest accrued hereunder is made), such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Priority Contribution and not to the payment of interest.
ARTICLE 15.
BUY-SELL
15.01.    Buy/Sell Arrangements. (a) At any time following (xi) the Buy/Sell Lockout End Date with respect to the NorthStar Member or (xii) the occurrence (and continuation) of a TFG Buy/Sell Trigger Event after the Buy/Sell Lockout End Date with respect to the TFG Member, such

Member (the “Offeror Member”) may tender, subject to Section 15.01(f), to the other Member (the “Offeree Member”) a good faith, written offer (a “Buy/Sell Offer Notice”) in which it offers either to sell all of the Interests of the Offeror Member to the Offeree Member or to purchase from the Offeree Member all of the Interests of the Offeree Member; provided, that any such Buy/Sell Offer Notice shall be accompanied by the simultaneous delivery to a national title insurance company which shall be designated by the Offeror Member in the Buy/Sell Notice (the “Buy/Sell Escrow Agent”) a deposit (the “Buy/Sell Deposit”) equal to three percent (3%) of whichever of the NorthStar Interest Amount or the TFG Interest Amount corresponds to the Offeror Member (i.e., three percent (3%) of the amount the Offeror Member would have to pay if the Offeror Member turns out to be the Purchasing Buy/Sell Member). The Buy/Sell Offer Notice shall provide a price (the “Buy/Sell Price”) for which the Offeror Member would be willing to sell the Properties, and the calculation of the amount that would be distributed to (x) the NorthStar Member (the “NorthStar Interest Amount”), and (y) the TFG Member (the “TFG Interest Amount”), if the Properties were sold for the Buy/Sell Price on the date which the Buy/Sell Offer Notice is delivered (or, for purposes of assumptions relating to whether the applicable Mortgage Loan(s) are or are not open to free prepayment at par, on the Buy/Sell Closing Date), all customary transaction costs relating to such a sale were paid and all other liabilities of the Venture were discharged, the Venture was liquidated and all remaining assets of the Venture were distributed in accordance with the provisions of Section 11.03; provided, that in computing the NorthStar Interest Amount and the TFG Interest Amount, (A) there shall be no deduction for any deemed transfer, stamp or similar taxes or the establishment of any reserves under Section 11.03(b), (B) if the then existing applicable Mortgage Loan(s) are assumable by a Qualifying Buyer, then calculation shall assume that such applicable Mortgage Loan(s) would be assumed by a Qualifying Buyer who would pay any applicable loan assumption fees and related costs, and (C) if (1) the NorthStar Member is the Offeror Member, or (2) the TFG Member is the Offeror Member at a time when the Mortgage Loan(s) and the mortgage loan(s) secured by any of the Master Lease Properties with which any of the Mortgage Loan(s) are cross-collateralized or cross-defaulted are open to free prepayment at par, then (x) any required repayment of such mortgage loan(s) secured by any of the Master Lease Properties at par and (y) any required release premium or portion thereof that would otherwise be payable in respect of the applicable Mortgage Loan(s) that would be applied to pay down the mortgage loan(s) secured by any of the Master Lease Properties, in each case shall not be taken into account.
(b)    The Offeree Member shall give written notice (an “Initial Buy/Sell Response Notice”) within thirty (30) days after the receipt of the Buy/Sell Offer Notice (the “Initial Buy/Sell Acceptance Period”) that the Offeree Member will either (i) sell its entire Interest to the Offeror Member for an amount equal to the NorthStar Interest Amount or the TFG Interest Amount, as applicable or (ii) purchase the entire Interest of the Offeror Member for an amount equal to the NorthStar Interest Amount or the TFG Interest Amount, as applicable (either such transaction, a “Buy/Sell Transaction”). Failure to respond within the thirty (30) day period set forth above shall be conclusively deemed to be an election by the Offeree Member to sell its entire Interest.
(i)    If the Offeree Member elects in the Initial Buy/Sell Response Notice to purchase the entire Interest of the Offeror Member, the Offeree Member shall, simultaneously with the delivery of the Initial Buy/Sell Response Notice, deliver to the Buy/Sell Escrow Agent a Buy/Sell Deposit equal to one percent (1.0%) of whichever of the NorthStar Interest Amount or the TFG

Interest Amount is being paid, which amount shall be held in escrow pursuant to an escrow agreement reasonably satisfactory to each of the Members. In such event, the Buy/Sell Deposit originally delivered by the Offeror Member shall be simultaneously returned by the Buy/Sell Escrow Agent to the Offeror Member.
(ii)    If the Offeree Member has delivered an Initial Buy/Sell Response Notice to purchase the entire Interest of the Offeror Member, within a period (the “Second Buy/Sell Acceptance Period”) of ninety (90) days following the delivery of the Initial Buy/Sell Response Notice, the Offeree Member shall have the right to deliver to the Offeror Member a notice (the “Second Buy/Sell Acceptance Notice”) reaffirming its desire to purchase the entire Interest of the Offeror Member; provided, that simultaneously with the giving of the Second Buy/Sell Acceptance Notice such Offeree Member shall deliver to deliver to the Buy/Sell Escrow Agent an additional Buy/Sell Deposit equal to two percent (2.0%) of whichever of the NorthStar Interest Amount or the TFG Interest Amount is being paid, which shall result in an aggregate Buy/Sell Deposit of three percent (3.0%) of whichever of the NorthStar Interest Amount or the TFG Interest Amount is being paid and the entire amount of such Buy/Sell Deposit shall be non-refundable (except in the event that the Offeror Member fails to deliver title to its Interest (other than due to the default of the Offeree Member), in which case such Buy/Sell Deposit shall be returned to the Offeree Member). If the Offeree Member does not timely deliver the Second Buy/Sell Acceptance Notice to the Offeror Member together with the additional Buy/Sell Deposit on or before the expiration of the Second Buy/Sell Acceptance Period (time being of the essence), the Offeree Member shall be deemed to have elected to have elected to be the Selling Buy/Sell Member and any Buy/Sell Deposit made by the Offeree Member shall be returned to the Offeree Member.
(iii)    Failure of the Offeror Member to timely deliver the Buy/Sell Deposit as provided in Section 15.01(a) shall result in an invalid Buy/Sell Offer Notice which is of no force or effect. Failure of the Offeree Member to timely deliver the Buy/Sell Deposit as provided in Section 15.01(b)(i) and 15.01(b)(ii) shall result in the Offeree Member being deemed to have elected to be the Selling Buy/Sell Member.
(iv)    The Buy/Sell Offer Notice and the Buy/Sell Response Notice (or deemed response) shall constitute a binding agreement of purchase and sale between the Offeree Member and the Offeror Member in accordance with the terms hereof.
(c)    The closing of the Buy/Sell Transaction (the “Buy/Sell Closing”) shall occur on a date (the “Buy/Sell Closing Date”) and at a place designated by the purchasing Member (or its designee; provided, that if the purchasing Member is the TFG Member, such designee shall not be the Manager or any subsidiary of the Manager) (as applicable, the “Purchasing Buy/Sell Member”) which is not more than sixty (60) days after the expiration of (A) if the Offeree Member elects in the Initial Buy/Sell Response Notice to be the Selling Buy/Sell Member, the Initial Buy/Sell Election Period or (B) otherwise, the Second Buy/Sell Election Period (such Buy/Sell Closing Date to be determined by the Purchasing Buy/Sell Member on no less than fifteen (15) days prior notice to the Selling Buy/Sell Member (subject to an adjournment of the closing as provided in clause (vii) below), but if the TFG Member is the Offeror Member, the Buy/Sell Closing shall not occur earlier than the date the Mortgage Loan(s) are open to free prepayment at par. On the Buy/Sell Closing Date:
(i)    the Purchasing Buy/Sell Member shall take title to the Interests of the selling Members (collectively, the “Selling Buy/Sell Member”) free and clear of all liens and encumbrances, and, indirectly, the Property in its “as is” physical condition;
(ii)    the Purchasing Buy/Sell Member shall deliver to the Selling Buy/Sell Member, the NorthStar Interest Amount or the TFG Interest Amount, as applicable, less the Buy/Sell Deposit by wire transfer in immediately available funds, and the Buy/Sell Deposit shall be transferred from the Buy/Sell Escrow Agent to the Selling Buy/Sell Member;
(iii)    the Selling Buy/Sell Member shall pay all transfer, stamp or similar taxes due in connection with the conveyance of the Interest of the Selling Buy/Sell Member, as the case may be, or, if no such taxes are due in connection with such conveyance but would otherwise have been due in connection with a sale of all of the Properties, then there shall be deducted from the NorthStar Interest Amount or the TFG Interest Amount, as applicable, an amount equal to the respective share (based on its respective Percentage Interest) of the Selling Buy/Sell Member of such transfer, stamp or similar taxes that would have been due in connection with any such sale of the Properties;
(iv)    (A) the Selling Buy/Sell Member shall deliver to the Purchasing Buy/Sell Member appropriate assignment documents assigning its Interests, without covenants, representations or warranties of any kind (other than that the Selling Buy/Sell Member’s Interest is owned free and clear of all liens and encumbrances) to the Purchasing Buy/Sell Member or its designee(s), which conveyance shall be (except as provided in this clause (iv)(A)) without any representation or warranty by, or recourse against, the Selling Buy/Sell Member and (B) the Purchasing Buy/Sell Member shall have paid all costs and expenses incurred by the Venture in connection with the assumption of the Mortgage Loan(s) and the Releases and Release Indemnities in accordance with Section 12.03;
(v)    to the extent not otherwise taken into account in computing the NorthStar Interest Amount or the TFG Interest Amount, as applicable, Net Ordinary Cash Flow and Net Extraordinary Cash Flow hereunder to the Buy/Sell Closing Date shall be distributed in accordance with the provisions of Section 6.05 and there shall be distributed to the Selling Buy/Sell Member its Percentage Interest of Reserves (if any);
(vi)    the NorthStar Interest Amount or the TFG Interest Amount, as applicable, shall (A) be increased by the aggregate amount of all additional Capital Contributions made by the Selling Buy/Sell Member on account of the Interests of the Selling Buy/Sell Member in the period between the date of the Offer Notice and the Sale Closing Date and (B) be decreased by any Net Extraordinary Cash Flow distributed to the Selling Buy/Sell Member on account of the Interests of the Selling Buy/Sell Member during such period;
(vii)    all Priority Contributions outstanding as of the Buy/Sell Closing Date, together with return then accrued and unpaid thereon, shall be repaid to the applicable Contributing

Member, whether such Priority Contributions were made prior to or after the date of the Buy/Sell Notice (it being acknowledged that any Priority Contributions made by or to the Selling Buy/Sell Member prior to the date of the Buy/Sell Notice, together with accrued and unpaid return through such date, shall be taken into account in computing the NorthStar Interest Amount and the TFG Interest Amount, as applicable);
(viii)    without duplication of any other adjustment item, all items of revenue and expense of the Property or the Venture, as applicable (including the items which are customarily apportioned in the sale of membership interests comparable to the Interests), shall be apportioned between the Selling Buy/Sell Member, and the Purchasing Buy/Sell Member for the current calendar period as of 11:59 p.m. on the day preceding the Buy/Sell Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Property or Venture interests comparable to the Interests;
(ix)    if the Selling Buy/Sell Member is the TFG Member, the Purchasing Buy/Sell Member shall provide Releases or a Release Indemnity in accordance with Section 12.03; and
(x)    the Selling Buy/Sell Member and the Purchasing Buy/Sell Member shall deliver such additional instruments (without representation or warranty by or material liability to the Venture or the Selling Buy/Sell Member) which are customarily delivered by buyers or sellers of properties comparable to the Interests.
(d)    (i)    If (x) the Selling Buy/Sell Member shall default in its obligation to close the sale of its Interest contemplated by this Section 15.01 or (y) the Selling Buy/Sell Member or its Affiliate that is a member of the Operating Venture shall default in its obligation to close the sale of its Interest (as defined in the Operating Venture Agreement) contemplated by Section 15.01 of the Operating Venture Agreement, then (A) the Purchasing Buy/Sell Member may seek specific performance to cause the Selling Buy/Sell Member to sell its Interest for the NorthStar Interest Amount or the TFG Interest Amount, as applicable, with respect to which action the provisions of Section 15.04(b) shall apply, or (B) if the Purchasing Buy/Sell Member does not seek specific performance or does not receive specific performance (I) the Buy/Sell Escrow Agent shall immediately return the Buy/Sell Deposit, if any, to the Purchasing Buy/Sell Member, (II) notwithstanding anything to the contrary contained in this Agreement, the Purchasing Buy/Sell Member shall have the unilateral right to sell the Properties without the consent of the Selling Buy/Sell Member during the following twelve (12) month period, and (III) for a period of twelve (12) months after such default by the Selling Buy/Sell Member under this Section 15.01, the Selling Buy/Sell Member and its Affiliated Members shall not be permitted to invoke the procedures set forth in Section 10.01 or this Section 15.01.
(ii)    If (x) the Purchasing Buy/Sell Member shall default in its obligation to purchase the Interest of the Selling Buy/Sell Member contemplated by this Section 15.01 or (y) the Purchasing Buy/Sell Member or its Affiliate that is a member of the Operating Venture shall default in its obligation to close the purchase of the Interest of the Selling Buy/Sell Member (as each such term is defined in the Operating Venture Agreement) contemplated by Section 15.01 of the Operating Venture Agreement, then the Selling Buy/Sell Member may either (A) seek specific performance against the Purchasing Buy/Sell Member, with respect to which action the provisions of Section

15.04(b) shall apply, or (B) if the Selling Buy/Sell Member does not seek specific performance or does not receive specific performance (I) retain for itself the Buy/Sell Deposit held by the Buy/Sell Escrow Agent as liquidated damages and (II) notwithstanding anything to the contrary contained in this Agreement, the Selling Buy/Sell Member shall have the unilateral right to sell the Properties without the consent of the Purchasing Buy/Sell Member during the following twelve (12) month period. During the twelve (12) month period set forth in the preceding sentence, the Purchasing Buy/Sell Member shall not be permitted to invoke the procedures set forth in Section 10.01 or this Section 15.01.
(iii)    A party may exercise any one or more of the foregoing remedies in clause (i) or clause (ii), but such remedies shall collectively be the sole remedies for default under this Section 15.01(d).
(e)    Each Member shall reasonably cooperate with the other Members and the transferee in consummating the Buy/Sell Transaction contemplated by this Section 15.01, including by executing such additional documents as may reasonably be required in connection therewith (but at no additional cost or liability (other than to a de minimis extent) to the cooperating Member).
(f)    Notwithstanding anything to the contrary contained in Article 10 or this Article 15: (i) once the procedures outlined in this Article 15 are initiated, the procedures under Article 10 shall not be initiated until all of the rights under this Article 15 shall have been exercised, exhausted or extinguished relating to such first initiation; (ii) once the procedures outlined in Article 10 have been initiated, the procedures under this Article 15 shall not be initiated until all of the rights under Article 10 shall have been exercised, exhausted or extinguished; and (iii) any of the procedures or elections followed or made by a Member under this Article 15 (including with respect to the delivery of a Buy/Sell Offer Notice, an Initial Buy/Sell Response Notice or a an Second Buy/Sell Response Notice) shall be simultaneously made with or immediately followed by a like procedure or election by such Member or its Affiliate who is a member of the Operating Venture pursuant to and in accordance with the terms of Article 15 of the Operating Venture Agreement, in order for such procedure or election to be effective hereunder.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

TFG MEMBER:	Watermark Fountains Investments, LLC, a Delaware limited liability company

By:	_/s/ David Freshwater___________________ Name: David Freshwater Title: Authorized Representative

NORTHSTAR MEMBER:	Fountains Property NT-HCI, LLC, a Delaware limited liability company

By:	__/s/ Jenny B. Neslin_________________ Name: Jenny B. Neslin Title: Associate General Counsel and Assistant Secretary

Signature Page to Limited Liability Company Agreement of Watermark Fountains Owner, LLC

TFG RECOURSE PARTY

Solely for purposes of Sections 5.03 and 6.05(d):

_/s/ David J. Freshwater _______________
David J. Freshwater, an individual

The Diana and David Freshwater Living Trust

__/s/ David J. Freshwater ______________
David J. Freshwater, Co-Trustee of The Diana And David Freshwater Living Trust

__/s/ David Barnes _____________
David Barnes, an individual

The Barnes Family Revocable Trust

__/s/ David N. Barnes____________
David N. Barnes, Co-Trustee of The Barnes Family Revocable Trust

Signature Page to Limited Liability Company Agreement of Watermark Fountains Owner, LLC

NORTHSTAR RECOURSE PARTY

Solely for purposes of Section 5.03:

NorthStar Healthcare Income Operating Partnership, LP,
a Delaware limited partnership

By:	NorthStar Healthcare Income, Inc. a Maryland corporation, its general partner

By:	_/s/ Jenny B. Neslin__________________ Name: Jenny B. Neslin Title: Associate General Counsel and Assistant Secretary

Signature Page to Limited Liability Company Agreement of Watermark Fountains Owner, LLC